UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☑	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

W&T Offshore, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

Chairman of the Board,
Chief Executive Officer and President

     , 2023

Dear Shareholder:

It is my pleasure to invite you to the 2023 Annual Meeting of Shareholders of W&T Offshore, Inc. scheduled to be held on      , 2023 at 8:00 a.m., Central Daylight Time. The Annual Meeting will be virtual, conducted exclusively via live webcast at www.virtualshareholdermeeting.com/WTI2023. We believe that using a virtual format for the Annual Meeting provides easier and greater access to the Annual Meeting, which enables participation by the broadest number of shareholders, as well as positive environmental impacts. I hope you will attend the virtual meeting.

Details of the business to be conducted at the Annual Meeting are provided in the attached Notice of Annual Meeting and Proxy Statement. Our Board of Directors has determined that owners of record of our Common Stock at the close of business on      , 2023 are entitled to notice of, and have the right to vote at, the Annual Meeting and any reconvened meeting following any adjournment, postponement or relocation of the meeting.

We have elected to furnish proxy materials to our shareholders on the Internet pursuant to rules adopted by the Securities and Exchange Commission. We believe these rules enable us to provide you with the information you need, while making delivery more efficient, more cost effective and friendlier to the environment. In accordance with these rules, beginning on or about      , 2023, we sent a Notice of Internet Availability of Proxy Materials to our shareholders.

Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the meeting. Therefore, I urge you to promptly vote using the Internet or telephone voting procedures described on the Notice of Internet Availability of Proxy Materials or vote and submit your proxy by signing, dating and returning the enclosed proxy card in the enclosed envelope (if you have requested a paper copy of the proxy materials). If you decide to attend the Annual Meeting, you will be able to vote at the Annual Meeting, even if you have previously submitted your proxy.

On behalf of the Board of Directors and our employees, I would like to express my appreciation for your continued interest in our affairs.

Sincerely,

W&T Offshore, Inc. 5718 Westheimer Road Suite 700 Houston, TX 77057 Phone (713) 626-8525

Tracy W. Krohn Chairman of the Board, Chief Executive Officer and President

Notice of 2023
Annual Meeting of Shareholders

Meeting Information

Meeting Date and Time , 2023 at 8:00 a.m., Central Daylight Time

Virtual Shareholders’ Meeting

Notice is hereby given that the 2023 Annual Meeting of Shareholders of W&T Offshore, Inc., a Texas corporation, will be held virtually at www.virtualshareholdermeeting.com/WTI2023

Meeting Agenda

Proposal	Description	Board Recommendation
1	to elect four directors to hold office until the 2024 Annual Meeting of Shareholders and until their successors are duly elected and qualified;	FOR each nominee
2	to approve, on an advisory basis, the frequency of future advisory votes on compensation of the Company’s named executive officers, pursuant to Item 402 of Regulation S-K;	1 YEAR
3	to approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the accompanying Proxy Statement pursuant to Item 402 of Regulation S-K;	FOR
4	to ratify the appointment of Ernst & Young LLP as our independent registered public accountants for the year ending December 31, 2023;	FOR
5	to amend our Articles of Incorporation to increase our authorized share capital;	FOR
6	to amend our Articles of Incorporation to eliminate supermajority voting requirements;	FOR
7	to amend our Articles of Incorporation to provide shareholders the ability to amend our Bylaws;	FOR
8	to amend our Articles of Incorporation to lower the ownership threshold required for shareholders to call a special shareholder meeting;	FOR
9	to amend our Articles of Incorporation to provide shareholders the ability to act via written consent;	FOR
10	to approve the W&T Offshore, Inc. 2023 Incentive Compensation Plan; and	FOR
11	to transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

Only shareholders of record at the close of business on     , 2023 will be entitled to notice of, and to vote at, the Annual Meeting, or any adjournment or postponement thereof, notwithstanding the transfer of any shares after such date. A list of these shareholders will be open for examination by any shareholder for ten days prior to the Annual Meeting. If you would like to inspect the list of Company shareholders of record, please contact the

Investor Relations department at investorrelations@wtoffshore.com to schedule an appointment or request access. For purposes of attendance at the Annual Meeting, all references in this notice and the accompanying proxy statement to “attend,” “present in person” or “in person” shall refer to a shareholder’s virtual presence at the Annual Meeting.

Voting

Pursuant to rules adopted by the Securities and Exchange Commission, we have elected to provide access to our proxy solicitation materials primarily via the Internet, rather than mailing paper copies of these materials to each shareholder. On or about      , 2023, we will mail to each shareholder a Notice of Internet Availability of Proxy Materials with instructions on how to access the proxy materials, vote or request paper copies. Your vote is important.

Vote by Internet

You may submit a proxy electronically via the Internet, using the website listed on the Notice of Availability. Please have your Notice of Availability, which includes your personal control number, in hand when you log onto the website. Internet voting facilities will close and no longer be available on the date and time specified on the Notice of Availability.

Vote by Telephone

If you request paper copies of the proxy materials by mail, you may submit a proxy by telephone using the toll-free number listed on the proxy card. Please have your proxy card in hand when you call. Telephone voting facilities will close and no longer be available on the date and time specified on the proxy card.

Vote by Mail

If you request paper copies of the proxy materials by mail, you may submit a proxy by signing, dating and returning your proxy card in the pre-addressed envelope provided. If mailed, your completed and signed proxy card must be received by , 2023.

Vote in Person

You may vote in person at the virtual Annual Meeting by completing a ballot as directed during the virtual Annual Meeting; however, attending the meeting without completing a ballot will not count as a vote.

We urge you to review the accompanying Proxy Statement carefully and to submit your proxy as soon as possible so that your shares will be represented at the meeting.

By Order of the Board of Directors,

Jonathan Curth
Executive Vice President, General Counsel and Corporate Secretary

Houston, Texas

      , 2023

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDERS
MEETING TO BE HELD ON      , 2023

This Notice of Annual Meeting and Proxy Statement and our Annual Report to Shareholders are available at www.proxyvote.com.

W&T Offshore, Inc. | NYSE: WTI	i

ii	2023 Proxy Statement

W&T Offshore, Inc. | NYSE: WTI	iii

Proxy
Summary

This summary highlights information contained elsewhere in this proxy statement and in our other public filings. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

About Us

Founded in 1983, W&T Offshore, Inc. (“W&T” or the “Company”) is an independent oil and natural gas producer, active in the exploration, development and acquisition of oil and natural gas properties in the Gulf of Mexico. As of December 31, 2022, the Company holds working interests in 47 offshore producing fields in federal and state waters (45 fields producing and 2 fields capable of producing, which include 39 fields in federal waters and 8 in state waters). The Company currently has under lease approximately 625,000 gross acres (457,000 net acres) spanning across the outer continental shelf off the coasts of Louisiana, Texas, Mississippi and Alabama, with approximately 8,000 gross acres in Alabama State waters, 458,000 gross acres on the conventional shelf and approximately 159,000 gross acres in the deepwater. A majority of the Company’s daily production is derived from wells it operates.

Business Highlights

In 2022, we completed one of the most successful years in our long history. We continued to execute on the strategy that has guided our success for the past four decades, which is focused on maximizing cash flow generation, operating efficiently, improving the profitability of our assets, and opportunistically capitalizing on accretive acquisition opportunities. Some material highlights from 2022 are:

40.1 MBoe/d (49% liquids)	47	$563.7 MM	$376.4 MM	$253.0 MM

Production	Total Fields	Adjusted EBITDA(1)	Free Cash Flow(1)	Net Debt Reduction(1)

(1)	Please see Annex C to this proxy statement for definitions of, and additional information about, the non-GAAP financial measures listed on this page.

Results of Shareholder Outreach Program: Changes for 2023

Compensation Changes

Based on numerous meetings we held with shareholders in 2022, last year we changed our compensation program to reflect their highest concerns. First, we adopted a three-year performance period in our long-term incentive plan. With the consent of Mr. Krohn, we eliminated tax gross-up payments provided for in his employment agreement. Further, we followed our shareholders’ advice and described the metrics of our bonus

W&T Offshore, Inc. | NYSE: WTI	1

plans with greater particularly in our 2022 proxy statement. This year, we engaged with shareholders again, and we are making substantial changes to our compensation programs based on additional feedback from our shareholders, intended to better align practices with our peer group and confirm our commitment to pay and performance alignment over the long-term.

These changes include:

   Reduction of cash compensation for NEOs and shift to higher percentage of equity-based compensation

   Equity-grants to be awarded with 60% performance-based restricted stock units and 40% time-based restricted stock units

   Amendment to Mr. Krohn’s employment agreement to remove single trigger change in control payment, among other things

   Removal of individual multiplier for target bonuses for NEOs

   Maximum annual bonus limited to 200% of target for NEOs

   Reduced CEO annual base salary from $1,150,000 to $800,000 and increased equity-based compensation target from 275% to 400% of base salary

   Eliminated perquisite compensation related to Mr. Krohn’s personal aircraft use effective in the second quarter of fiscal year 2023

   Removal of single trigger vesting of equity awards in connection with a change of control

   Reducing cash retainer for non-employee directors from $110,000 to $85,000

   Eliminated non-employee director compesnation for the execution of consents, membership on committees and meeting fees

   Increasing equity compensation to non-employee directors from $70,000 to $150,000

   No special bonuses in 2022

For more detail on shareholder communications and Company responses to certain compensation issues raised in resultant discussions, please see “—Shareholder Votes on Executive Compensation and Company Responses” and “—Compensation Changes for 2023” in the Compensation Discussion and Analysis Section of this proxy statement.

2	2023 Proxy Statement

Shareholder Rights and Governance Changes

We have also proposed substantial changes to our shareholder rights and governance practices based on feedback from our shareholders. The changes enacted by the Board include the establishment of an ESG Committee, which will assist in setting the Company’s general strategy relating to ESG matters and in developing, implementing, and monitoring initiatives and policies based on that strategy.

The Board has also proposed for shareholder approval the following changes to the Company’s charter:

   Proposal 5 – to increase the Company’s authorized share capital

   Proposal 6 – to eliminate supermajority voting requirements

   Proposal 7 – to permit holders of a majority of outstanding shares to amend the Bylaws, which is currently prohibited under the Articles of Incorporation

Proposal 8 – to lower the ownership threshold required for shareholders to call a special meeting Proposal 9 – to provide shareholders with the ability to act via written consent

Mr. Tracy W. Krohn, our Chairman of the Board, Chief Executive Officer and President, and who is our largest shareholder, controlling approximately 32.9% of the voting power entitled to vote at the Annual Meeting, is committed to voting “FOR” these changes.

W&T Offshore, Inc. | NYSE: WTI	3

ESG Highlights

We also continued our ESG journey in 2022, affirming our commitment to environmental stewardship, sound corporate governance, and contributing positively to our employees and the communities where we work and operate. These values have been cornerstones of our culture since we founded the Company nearly 40 years ago.

ENVIRONMENT

●
Committed to protecting and preserving the environment
●
Formed a new ESG Committee of the Board to assist in development of ESG strategies and initiatives
●
Added additional environmental policies and trainings to existing robust program
●
Focused on implementing best practices and strategies to help reduce emissions
o
Spill Ratio: WTI’s ratio in 2022 was 0.057 compared to 1.83 GOM average in 2021

SOCIAL

●
Strengthened ties with our people, investors, business partners and local communities
●
Focused on safety, open communication, and trust to continue building a strong culture
●
Continued to develop our workforce through professional and safety trainings
●
57.1% of our executive officers and board members are women or minorities
●
Required diversity training throughout organization

GOVERNANCE

●
Strong Board oversight responsible for strategy, governance and creating long-term value
●
Incentivized ESG performance, with a portion of employee and executive compensation tied to ESG performance metrics
●
Focused on being a responsible corporate citizen with policies and procedures creating highest legal and ethical standards
●
Continued commitment to shareholder outreach to solicit feedback and respond to shareholder concerns

4	2023 Proxy Statement

Insider Ownership

Our insider ownership is, and has consistently been, one of the highest among our peers. We believe this ownership helps align the interests of our executive management team with those of our shareholders.

W&T Offshore, Inc. | NYSE: WTI	5

2022 Executive Compensation Highlights

The primary objectives of our compensation program are to attract, as needed, and retain the best possible executive talent, to stimulate management’s efforts on our behalf in a way that supports our financial performance objectives and business strategy, and to align their incentives with enhancement of long-term shareholder value.

Compensation Component	Purpose
Base Salary	Base salary is primarily designed to reward current and past performance and may be adjusted from time to time to realign salaries with market levels.
Annual Cash Incentive Compensation

Annual cash incentive awards are granted to incentivize our Named Executive Officers largely to assist us in achieving our annual performance goals, as well as, to a lesser degree, to achieve their individual performance goals.

Long-Term Incentive Compensation

The long-term incentive award is designed with two main goals in mind:

●
to align the interests of Named Executive Officers and shareholders by creating a mechanism through which the executives are reasonably likely to build a substantial equity oriented financial interest in the Company; and
●
retention.

Our Executives’ 2022 target Pay Mix

6	2023 Proxy Statement

Governance Highlights

Shareholder Rights	board practices

Annual election of Directors Plurality voting for all Directors in uncontested elections Proxy access One share – one vote No poison pill	Executive Sessions Board Evaluations Regular succession planning Continuing education for Directors and orientating new Directors

BOARD NOMINEES OVERVIEW

Director Name Age Director Since	Notable Experiences	Key Skills	Independent	Committee Memberships
Tracy W. Krohn 68 Director since 2004	Founder, Chief Executive Officer and President of the Company and Chairman of the Board of Directors	Executive Leadership Industry Experience M&A and Strategic Planning		None.
Virginia Boulet 69 Director since 2005	Adjunct Professor at Loyola Law School Managing Director of Legacy Capital, LLC Partner at Phelps Dunbar, LLP	Other Board Experience Executive Leadership Human Resources		Nominating & Corporate Governance (Chair), Compensation and ESG (Chair)
Daniel O. Conwill IV 62 Director since 2021

Owner and Operator of Felix’s Restaurant Group

Co-Chief Executive Officer and Head of Investment Banking at Seaport Global Securities

Executive Vice President and Co-Director of Corporate Finance at Jefferies & Company, Inc.

		Financial Oversight and Accounting Executive Leadership M&A and Strategic Planning		Compensation (Chair), Nominating & Corporate Governance and Audit
B. Frank Stanley 68 Director since 2009	Co-Chief Executive Officer and Chief Financial Officer of Retail Concepts, Inc. Chief Financial Officer of Southpoint Porsche Audi WGW Ltd. Chief Financial Officer of Design Research, Inc.	Financial Oversight and Accounting Industry Experience Executive Leadership		Audit (Chair), Compensation, Nominating & Corporate Governance and ESG

W&T Offshore, Inc. | NYSE: WTI	7

Independence	Key Board Committee Independence	Gender Diversity

Cautionary Note Regarding Forward-Looking Statements

This proxy statement includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding our ESG goals, commitments, and strategies and other ESG related information. When used in this proxy statement, the words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” “forecast,” “may,” “objective,” “plan,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These statements involve risks and uncertainties. Actual results could differ materially from any future results expressed or implied by the forward-looking statements for a variety of reasons, including due to the risks and uncertainties that are discussed in our most recently filed Annual Report on Form 10-K and other filings we make with the SEC. We assume no obligation to update any forward-looking statements or information, which speak as of their respective dates.

8	2023 Proxy Statement

The Annual
Meeting

This proxy statement is solicited by and on behalf of the Board of Directors (the “Board” or the “Board of Directors”) of W&T Offshore, Inc. (the “Company”) for use at the 2023 Annual Meeting of Shareholders (the “Annual Meeting”) scheduled to be held on      , 2023 virtually at www.virtualshareholdermeeting.com/WTI2023 at 8:00 a.m., Central Daylight Time, or at any adjournments, postponements or relocations thereof. Unless the context requires otherwise, references in this proxy statement to “we,” “us,” “our” and the “Company” refer to W&T Offshore, Inc. The solicitation of proxies by the Board will be conducted primarily electronically, or by mail for those shareholders requesting paper copies of proxy materials. Officers, directors and employees of the Company may also solicit proxies personally or by telephone, e-mail or other forms of wire or facsimile communication. These officers, directors and employees will not receive any extra compensation for these services. The Company will reimburse brokers, custodians, nominees and fiduciaries for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of common stock of the Company (the “Common Stock”). The costs of the solicitation will be borne by the Company. The Company has retained Georgeson Inc. (“Georgeson”) to assist in the solicitation of proxies. On or before      , 2023, we will begin mailing a Notice of Internet Availability of Proxy Materials (the “Notice of Availability”) containing instructions on how to access the proxy materials and vote online. We will make these proxy materials available to you over the Internet or, upon your request, will deliver paper copies of these materials to you by mail, in connection with the solicitation of proxies by the Board for the Annual Meeting.

The Annual Meeting will be virtual, conducted exclusively via live webcast at www.virtualshareholdermeeting.com/WTI2023. We believe that using a virtual format for the Annual Meeting provides easier and greater access to the Annual Meeting, which enables participation by the broadest number of shareholders, as well as positive environmental impacts. You will not be able to attend the Annual Meeting physically in person.

Purposes of the 2023 Annual Meeting

The purposes of the Annual Meeting are to: (1) elect four directors to hold office until the 2024 Annual Meeting of Shareholders and until their successors are duly elected and qualified; (2) to approve, on an advisory basis, the frequency of future advisory votes on compensation of the Company’s named executive officers, pursuant to Item 402 of Regulation S-K; (3)  approve, on an advisory basis, the compensation of the Company’s named executive officers, pursuant to Item 402 of Regulation S-K; (4) ratify the appointment of Ernst & Young LLP as our independent registered public accountants for the year ending December 31, 2023; (5) amend the Company’s amended and restated articles of incorporation (the “Articles of Incorporation”) to increase the Company’s authorized share capital; (6) amend the Articles of Incorporation to eliminate supermajority voting requirements; (7) amend the Articles of Incorporation to provide shareholders the ability to amend the Company’s Bylaws; (8) amend the Articles of Incorporation to lower the ownership threshold required for shareholders to call a special shareholder meeting; (9) amend the Articles of Incorporation to provide shareholders the ability to act via written consent; (10) approve the W&T Offshore, Inc. 2023 Incentive Compensation Plan; and (11) transact such

W&T Offshore, Inc. | NYSE: WTI	9

other business as may properly come before the meeting and any adjournment, postponement or relocation thereof. Although the Board does not anticipate that any other matters will come before the Annual Meeting, your executed proxy gives the official proxies the right to vote your shares at their discretion on any other matter properly brought before the Annual Meeting.

Voting Rights and Solicitation

Only shareholders of record at the close of business on      , 2023 (the “Record Date”) will be entitled to notice of and to vote at the Annual Meeting. As of the Record Date, there were shares of Common Stock outstanding, each of which is entitled to one vote on any matter to come before the meeting. Common Stock is the only class of outstanding equity securities of the Company. The holders of issued and outstanding shares of Common Stock representing at least a majority of the outstanding shares of Common Stock, present in person or represented by proxy at the Annual Meeting, will constitute a quorum necessary to hold a valid meeting. The person who is appointed by the chairman of the meeting to be the inspector of election will treat the holders of all shares of Common Stock represented by a returned, properly executed proxy, including shares that abstain from voting, as present for purposes of determining the existence of a quorum at the Annual Meeting. Each share of common stock present or represented at the Annual Meeting will be entitled to one vote on any matter to come before the shareholders. If you hold your shares in “street name,” you will receive instructions from your broker or other nominee describing how to vote your shares. If you do not instruct your broker or nominee how to vote your shares, they may vote your shares as they decide as to each matter for which they have discretionary authority under the rules of the New York Stock Exchange (“NYSE”). For Proposal 4 (Ratification of the Appointment of Independent Accountants) to be voted on at the Annual Meeting, brokers and other nominees will have discretionary authority in the absence of timely instructions from you.

There are also non-discretionary matters for which brokers and other nominees do not have discretionary authority to vote unless they receive timely instructions from you. For Proposal 1 (Election of Directors), Proposal 2 (Frequency of Future Advisory Votes to Approve the Compensation of Named Executive Officers), Proposal 3 (Advisory Vote on Executive Compensation), Proposal 5 (Amendment to the Articles of Incorporation to Increase the Company’s Authorized Share Capital), Proposal 6 (Amendment to the Articles of Incorporation to Eliminate Supermajority Voting Requirements), Proposal 7 (Amendment to the Articles of Incorporation to Provide Shareholders the Ability to Amend the Bylaws), Proposal 8 (Amendment to the Articles of Incorporation to Lower the Ownership Threshold Required for Shareholders to Call a Special Shareholder Meeting), Proposal 9 (Amendment to the Articles of Incorporation to Provide Shareholders the Ability to Act via Written Consent) and Proposal 10 (Approval of the W&T Offshore, Inc. 2023 Incentive Compensation Plan) to be voted on at the Annual Meeting, you must provide timely instructions on how the broker or other nominee should vote your shares. When a broker or other nominee does not have discretion to vote on a particular matter, you have not given timely instructions on how the broker or other nominee should vote your shares and the broker or other nominee indicates it does not have authority to vote such shares on its proxy, a “broker non-vote” results. Although any broker non-vote would be counted as present at the meeting for purposes of determining a quorum, it would be treated as not entitled to vote with respect to non-discretionary matters.

Abstentions occur when shareholders are present at the Annual Meeting but fail to vote or voluntarily withhold their vote for any of the matters upon which the shareholders are voting.

10	2023 Proxy Statement

The following is a summary of the vote required to approve each proposal, as well as the effect of broker non-votes and abstentions.

●	Proposal 1 (Election of Directors): To be elected, each nominee for election as a director must receive the affirmative vote of a plurality of the shares present in person or represented by proxy and entitled to vote on the election of directors. This means that director nominees with the most votes are elected. Votes may be cast in favor of or withheld from the election of each nominee. Votes that are withheld from a director’s election will be counted toward a quorum, but will not affect the outcome of the vote on the election of a director. Broker non-votes will not be taken into account in determining the outcome of the election.
●	Proposal 2 (Frequency of Future Advisory Votes to Approve the Compensation of Named Executive Officers): The affirmative vote of a majority of the shares present at the meeting in person or represented by proxy and entitled to vote on the proposal is required to approve, on an advisory basis, the frequency of future advisory votes on the compensation of the Company’s named executive officers to occur every three years, every two years or every year. Because this proposal has three possible substantive responses (every three years, every two years or every one year), if none of the frequency alternatives receives the vote of the holders of a majority of the shares present at the meeting in person or represented by proxy and entitled to vote on the proposal, then we will consider shareholders to have approved the frequency selected by holders of a plurality of the votes cast. An abstention has the same effect as a vote “AGAINST” the proposal and broker non-votes have no effect on the outcome of the vote.
●	Proposal 3 (Advisory Vote to Approve the Compensation of Named Executive Officers): The affirmative vote of a majority of the shares present at the meeting in person or represented by proxy and entitled to vote on the proposal is required to approve, by non-binding vote, executive compensation. An abstention has the same effect as a vote “AGAINST” the proposal and broker non-votes have no effect on the outcome of the vote. If more votes are cast “AGAINST” this proposal than “FOR”, the Board and the Compensation Committee will carefully consider the outcome of the vote when making future compensation decisions for executive officers, but the Board and the Compensation Committee are not bound by the outcome of such vote.
●	Proposal 4 (Ratification of the Appointment of Independent Accountants): The affirmative vote of a majority of the shares present at the meeting in person or represented by proxy and entitled to vote on the proposal is required to ratify the appointment of our independent registered public accounting firm. An abstention has the same effect as voting “AGAINST” the proposal. Brokers have discretionary authority in the absence of timely instructions from their customers to vote on this proposal. As a result, there may be no broker non-votes with respect to this proposal. If more votes are cast “AGAINST” this proposal than “FOR”, the Board will take such decision into consideration in selecting independent auditors for the Company, but the Board is not bound by the outcome of such vote.
●	Proposal 5 (Amendment to the Articles of Incorporation to Increase the Company’s Authorized Share Capital): The affirmative vote of holders of at least two-thirds of the outstanding shares of Common Stock is required to approve the amendment to the Articles of Incorporation to increase the Company’s authorized share capital. An abstention and a broker non-vote each have the same effect as voting “AGAINST” the proposal.

W&T Offshore, Inc. | NYSE: WTI	11

●	Proposal 6 (Amendment to the Articles of Incorporation to Eliminate Supermajority Voting Requirements): The affirmative vote of holders of at least two-thirds of the outstanding shares of Common Stock is required to approve the amendment to the Articles of Incorporation to eliminate supermajority voting requirements. An abstention and a broker non-vote each have the same effect as voting “AGAINST” the proposal.
●	Proposal 7 (Amendment to the Articles of Incorporation to Provide Shareholders the Ability to Amend the Bylaws): The affirmative vote of holders of at least two-thirds of the outstanding shares of Common Stock is required to approve the amendment to the Articles of Incorporation to provide shareholders the ability to amend the Bylaws. An abstention and a broker non-vote each have the same effect as voting “AGAINST” the proposal.
●	Proposal 8 (Amendment to the Articles of Incorporation to Lower the Ownership Threshold Required for Shareholders to Call a Special Shareholder Meeting): The affirmative vote of holders of at least two-thirds of the outstanding shares of Common Stock is required to approve the amendment to the Articles of Incorporation to lower the ownership threshold required for shareholders to call a special shareholder meeting. An abstention and a broker non-vote each have the same effect as voting “AGAINST” the proposal.
●	Proposal 9 (Amendment to the Articles of Incorporation to Provide Shareholders the Ability to Act via Written Consent): The affirmative vote of holders of at least two-thirds of the outstanding shares of Common Stock is required to approve the amendment to the Articles of Incorporation to provide shareholders the ability to act via written consent. An abstention and a broker non-vote each have the same effect as voting “AGAINST” the proposal.
●	Proposal 10 (Approval of the W&T Offshore, Inc. 2023 Incentive Compensation Plan): The affirmative vote of a majority of the shares present at the meeting in person or represented by proxy and entitled to vote on the proposal is required to approve the 2023 Plan Proposal. An abstention has the same effect as voting “AGAINST” the proposal. Broker non-votes have no effect on the outcome of the vote.

As of March 31, 2023, Mr. Tracy W. Krohn, our Chairman of the Board, Chief Executive Officer and President, and who is our largest shareholder, controlling approximately 32.9% of the voting power entitled to vote at the Annual Meeting, intends to vote all of his shares of Common Stock in accordance with the Board’s recommendations set forth herein.

The Board has retained Georgeson to act as a proxy solicitor in conjunction with the Annual Meeting. We have agreed to pay Georgeson a fee of approximately $11,000, plus reasonable expenses, costs and disbursements for proxy solicitation services.

Voting Procedures

If you are a registered shareholder, you may vote your shares or submit a proxy to have your shares voted by one of the following methods:

●	By Internet. You may submit a proxy electronically via the Internet, using the website listed on the Notice of Availability. Please have your Notice of Availability, which includes your personal control number, in

12	2023 Proxy Statement

hand when you log onto the website. Internet voting facilities will close and no longer be available on the date and time specified on the Notice of Availability.
●	By Telephone. If you request paper copies of the proxy materials by mail, you may submit a proxy by telephone using the toll-free number listed on the proxy card. Please have your proxy card in hand when you call. Telephone voting facilities will close and no longer be available on the date and time specified on the proxy card.
●	By Mail. If you request paper copies of the proxy materials by mail, you may submit a proxy by signing, dating and returning your proxy card in the pre-addressed envelope provided. If mailed, your completed and signed proxy card must be received by , 2023.
●	In Person. You may vote in person at the virtual Annual Meeting by completing a ballot as directed during the virtual Annual Meeting; however, attending the meeting without completing a ballot will not count as a vote.

Revoking Your Proxy

You may revoke your proxy in writing at any time before it is exercised at the Annual Meeting by: (i) delivering to the Corporate Secretary of the Company a written notice of the revocation; (ii) signing, dating and delivering to the Corporate Secretary of the Company a proxy with a later date; or (iii) attending the Annual Meeting virtually and voting your shares in person. Your attendance at the Annual Meeting will not revoke your proxy unless you give written notice of revocation to the Corporate Secretary of the Company before your proxy is exercised or unless you vote your shares in person at the virtual Annual Meeting before your proxy is exercised.

Copies of the Annual Report

Upon written request, we will provide any shareholder, without charge, a copy of our annual report on Form 10-K for the year ended December 31, 2022 (the “Form 10-K”), but without exhibits. Shareholders should direct requests to W&T Offshore, Inc., Attn: Corporate Secretary, 5718 Westheimer Road, Suite 700, Houston, TX 77057. The Form 10-K and the exhibits filed with it are available on our website, www.wtoffshore.com in the “Investors—SEC Filings” section. These materials do not constitute a part of the proxy solicitation material.

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Proposal 1
Election of Directors

Currently, the Company’s Board is composed of the following four directors: Ms. Virginia Boulet and Messrs. Daniel O. Conwill IV, Tracy W. Krohn, and B. Frank Stanley. At the Annual Meeting, four directors are to be elected, each of whom will serve until the 2024 Annual Meeting and until his or her successor is duly elected and qualified.

Each nominee has consented to be nominated and to serve if elected. If any nominee is unable to serve as a director, the shares represented by the proxies will be voted, in the absence of contrary indication, for any substitute nominee that the Board may designate or the size of the Board may be reduced. We know of no reason why any nominee would be unable to serve.

Recommendation of the Board

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF THE FOUR NOMINEES LISTED ABOVE.

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Information about the Nominees

Virginia Boulet, 69		SKILLS:
DIRECTOR SINCE: March 2005	COMMITTEES: Compensation ESG Nominating and Corporate Governance (Chair)	M&A and Strategic Planning

Virginia Boulet, age 69, has served on the Board since March 2005. She is currently Chair of the Nominating and Corporate Governance Committee and a member of the Compensation Committee and ESG Committee. From 2004 through 2018, Ms. Boulet was an adjunct professor of law at Loyola University Law School. From April 2014 to 2021, she was employed as Managing Director of Legacy Capital, LLC. From 2002 to March 2014, Ms. Boulet was employed as Special Counsel to Adams and Reese, LLP, a law firm. Prior to 2002, Ms. Boulet was a partner at the New Orleans law firms of Phelps Dunbar, LLP and Jones Walker LLP. Ms. Boulet has over 30 years of experience in mergers and acquisitions, equity securities offerings, general business matters and counseling clients regarding compliance with federal securities laws and regulations. Ms. Boulet currently serves on the board of directors of Ouster, Inc. (NYSE: OUST) (“Ouster”), where she is the chair of the Nominating and Governance Committee. She also previously served on the board of directors of Velodyne Lidar, Inc. (NYSE: VLDR), a lidar technology company, from October 2021 until its merger with Ouster in February 2023, where she served as chair of the nominating and corporate governance committee, as well as a member of the board’s compensation committee. She has also served on the board of directors of Lumen Technologies, Inc. (NYSE: LUMN), a telecommunications company, from May 1995 through May 2021. Service on the various boards of directors and committees, along with her long career in corporate, securities and banking law, as well as her academic experience, has provided her with the background and experience of board processes, function, exercise of diligence and oversight of management. In the past, she served as President and Chief Operating Officer of IMDiversity, Inc., an on-line recruiting company. Ms. Boulet received a B.A. in Medieval History from Yale University, and a J.D., cum laude, from Tulane University Law School.

With her public company board experience and recruiting experience as president of a recruiting company, we believe Ms. Boulet is well suited as a member of our Board, the Compensation Committee, the Audit Committee, the ESG Committee and to the Nominating and Corporate Governance Committee functions of identifying and evaluating individuals qualified to become board members and evaluating our corporate governance policies. Her legal background also provides her with a high level of technical expertise in reviewing transactions and agreements and addressing legal issues presented to the Board.

Financial Oversight and Accounting
Industry Experience
Executive Leadership
Other Outside Board Experience
Cyber Security
Diversity

W&T Offshore, Inc. | NYSE: WTI	15

Daniel O. Conwill IV, 62		SKILLS:
DIRECTOR SINCE: May 2021	COMMITTEES: Audit Compensation (Chair) ESG	M&A and Strategic Planning

Daniel O. Conwill IV, age 62, has served on the Board since May 2021. He is currently the Chair of the Compensation Committee and a member of the Audit Committee and the ESG Committee. Mr. Conwill is currently the owner and operator of Felix’s Restaurant Group, which owns and operates seafood restaurants in New Orleans and along the Gulf Coast and which he purchased in 2012. From July 2019 until June 2022, Mr. Conwill was the Chief Financial Officer of Durfort Holdings, SRL, an international conglomerate engaged in the manufacture and sale of cigars and other tobacco products. From 2014 until April 2019, Mr. Conwill served as Co-Chief Executive Officer and Head of Investment Banking at Seaport Global Securities (“Seaport”). Prior to joining Seaport, Mr. Conwill was the Founder, Chairman of the board of directors and Chief Executive Officer and manager of the Investment Banking Group at Global Hunter Securities (“Global Hunter”), which he started in 2005 and where he served in such roles until its merger with Seaport in 2013. Prior to forming Global Hunter, Mr. Conwill was Executive Vice President and Co-Director of Corporate Finance at Jefferies & Company, Inc. (“Jefferies & Co”). While at Jefferies & Co, Mr. Conwill founded its oil and gas investment banking group in 1993 and managed that group until his departure in 2005. Prior to joining Jefferies & Co in 1993, Mr. Conwill was a Managing Director in Corporate Finance at Howard, Weil, Labouisse, Friedrichs, Inc. Mr. Conwill’s professional career started in the tax department with Arthur Andersen & Co. Mr. Conwill received his Bachelor’s and Master’s Degrees in Accounting from the University of Mississippi and has a law degree from the University of Mississippi’s School of Law.

Mr. Conwill brings valuable leadership and management skills as a result of his roles as the Chairman of the board of directors and Chief Executive Officer of Global Hunter and Co-Chief Executive Officer of Seaport. We believe that this experience, as well as the financial and advisory and capital markets experience that he has gained through his over 30 years in investment banking and in particular his experience in advising oil and gas companies, make him a valuable part of our Board and member of our Audit, Compensation, Nominating and Corporate Governance and ESG Committees.

Financial Oversight and Accounting
Industry Experience
Executive Leadership
Environmental/ Sustainability
Other Outside Board Experience
Cyber Security

16	2023 Proxy Statement

Tracy W. Krohn, 68		SKILLS:
DIRECTOR SINCE: 2004	COMMITTEES: None	M&A and Strategic Planning

Tracy W. Krohn, age 68, has served as Chief Executive Officer since he founded the Company in 1983 and as Chairman of the Board since 2004. He has also served in various other roles during his time with the Company, including as Treasurer from 1997 until 2006, and as President from its founding until September 2008 and again from March 2017 to present day. During 1996 to 1997, Mr. Krohn was Chairman and Chief Executive Officer of Aviara Energy Corporation. Mr. Krohn has been actively involved in the oil and gas business since graduating with a B.S. in Petroleum Engineering from Louisiana State University in 1978. He began his career as a petroleum engineer and offshore drilling supervisor with Mobil Oil Corporation. Prior to founding the Company, from 1981 to 1983, Mr. Krohn was Senior Engineer with Taylor Energy Company. In 2013, Mr. Krohn was appointed to serve on the board of directors of the American Petroleum Institute.

As founder of the Company, Mr. Krohn is one of the driving forces behind the Company and its success to date. Over the course of the Company’s history, Mr. Krohn has successfully grown the Company through his exceptional leadership skills and acute business judgment. We believe Mr. Krohn is well-qualified to serve as a director because of his significant experience as our founder and as a significant shareholder, as well as his substantial and broad executive and technical experience in the energy sector.

Financial Oversight and Accounting
Industry Experience
Executive Leadership
Environmental/ Sustainability
Other Outside Board Experience
Cyber Security

W&T Offshore, Inc. | NYSE: WTI	17

B. Frank Stanley, 68		SKILLS:
DIRECTOR SINCE: May 2009	COMMITTEES: Audit (Chair) Compensation ESG Nominating and Corporate Governance Committee	M&A and Strategic Planning

B. Frank Stanley, age 68, has served on the Board since May 2009. Mr. Stanley is currently the Chair of the Audit Committee and a member of the Compensation Committee, the Nominating and Corporate Governance Committee and the ESG Committee. He is currently Co-Chief Executive Officer and Chief Financial Officer of Retail Concepts, Inc., a privately-held retail chain of 32 stores in 13 states with over seven hundred employees, where he has served in such roles since December 2012. Prior to joining Retail Concepts, Inc. in 1988, he was Chief Financial Officer of Southpoint Porsche Audi WGW Ltd. from 1987 to 1988. From 1985 to 1987, he was employed by KPMG Peat Marwick, holding the position of Manager, Audit in 1987. From 1983 to 1984, he was Chief Financial Officer of Design Research, Inc., a manufacturer of housing for offshore drilling platforms. From 1980 to 1982, he was Chief Financial Officer of Tiger Oilfield Rental Co., Inc. and, from 1977 to 1979, he was an accountant with Trunkline Gas Co. Mr. Stanley holds a B.B.A. in Accounting from Texas A&M University and is a certified public accountant.

Mr. Stanley has an extensive background in accounting and financial matters, which we believe qualify him for service as a member of our Board, the Chair of the Audit Committee, and a member of the Compensation, Nominating and Corporate Governance, and ESG Committees.

Financial Oversight and Accounting
Industry Experience
Executive Leadership
Environmental/ Sustainability
Other Outside Board Experience
Cyber Security

Required Vote

To be elected, each nominee for election as a director must receive the affirmative vote of a plurality of the shares present in person or represented by proxy and entitled to vote on the election of directors. Broker non-votes and abstentions will have no effect on the outcome of the election.

As of March 31, 2023, Mr. Tracy W. Krohn, our Chairman of the Board, Chief Executive Officer and President, and who is our largest shareholder, controlling approximately 32.9% of the voting power entitled to vote at the Annual Meeting, intends to vote all of his shares of Common Stock in accordance with the Board’s recommendations set forth herein.

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Proposal 2
Frequency of Future Advisory Votes to
Approve the Compensation of
Named Executive Officers

Recommendation of the Board

THE BOARD RECOMMENDS YOU VOTE FOR AN ADVISORY VOTE ON THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS SET FORTH IN THE COMPANY’S PROXY STATEMENT TO OCCUR EVERY “1 YEAR”.

Introduction

As described in Proposal 3 below, the Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act") affords shareholders an advisory vote to approve the Company’s executive compensation program. The advisory vote on executive compensation is often referred to as a “say-on-pay vote.” As required by the Dodd-Frank Act, this Proposal 2 affords shareholders an advisory vote on the frequency of future say-on-pay votes. The advisory vote on the frequency of the say-on-pay vote is a non-binding vote as to how often future say-on-pay votes should occur: every year, every two years, or every three years. In addition, shareholders may abstain from voting on this Proposal 2. The Dodd-Frank Act requires the Company to hold the advisory vote on the frequency of the say-on-pay vote at least once every six years and, therefore, the Company expects to hold the next such vote at the 2029 annual meeting of shareholders. The Company last held such vote in 2017, and, at that time, the shareholders voted in favor of conducting an advisory vote on executive compensation every year, which the Company has previously done.

The Board believes that conducting an advisory vote on executive compensation every year will best enable shareholders to timely express their views on the Company’s executive compensation program. The Company’s executive compensation programs are designed to promote a long-term connection between pay and performance and holding an advisory vote on executive compensation every year provides the Company with direct and timely feedback on our compensation programs. Conducting an advisory vote on executive compensation every year also aligns with the feedback that we received from our larger shareholders as part of our shareholder outreach program and is consistent with the policies of proxy advisory firms such as Institutional Shareholder Services and Glass Lewis.

Shareholders should note, however, that because the advisory vote on executive compensation occurs well after the beginning of the compensation year, and because the different elements of our executive compensation programs are designed to operate in an integrated manner and to complement one another, in many cases it may

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not be appropriate or feasible to change our executive compensation programs in consideration of any one year’s advisory vote on executive compensation by the time of the following year’s annual meeting of shareholders.

Shareholders are being asked to vote among the following frequency options (not solely for or against the recommendation of the Board):

Choice 1—every year;

Choice 2—every two years;

Choice 3—every three years; or

Choice 4—abstain from voting.

This advisory vote on the frequency of future say-on-pay votes is not binding on the Company or the Board. However, the Board will consider the outcome of the vote when determining the frequency of future say-on-pay votes.

Required Vote

The affirmative vote of a majority of the shares present at the meeting in person or represented by proxy and entitled to vote on the proposal is required to approve, on an advisory basis, the frequency of future advisory votes on the compensation of the Company’s named executive officers to occur every three years, every two years or every year. If none of the frequency alternatives receives the vote of the holders of a majority of the shares present at the meeting in person or represented by proxy and entitled to vote on the proposal, then we will consider shareholders to have approved the frequency selected by holders of a plurality of the votes cast. Broker non-votes and abstentions have no effect on the outcome of the vote.

As of March 31, 2023, Mr. Tracy W. Krohn, our Chairman of the Board, Chief Executive Officer and President, and who is our largest shareholder, controlling approximately 32.9% of the voting power entitled to vote at the Annual Meeting, intends to vote all of his shares of Common Stock in accordance with the Board's recommendations set forth herein.

20	2023 Proxy Statement

Proposal 3
Advisory Vote on
Executive Compensation

Recommendation of the Board

THE BOARD RECOMMENDS YOU VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS.

Introduction

We are asking that our shareholders provide advisory, non-binding approval of the compensation paid to our Named Executive Officers, as described in the “Compensation Discussion and Analysis” (“CD&A”) section of this proxy statement. The Board recognizes that executive compensation is an important matter for our shareholders. As described in detail in the CD&A section of this proxy statement, the Compensation Committee is tasked with the implementation of our executive compensation philosophy, and the core of that philosophy has been and continues to be to pay our executive officers based on the Company’s performance. In particular, the Compensation Committee strives to attract, as needed, and retain the best possible executive talent, to incentivize the Named Executive Officers’ efforts on our behalf in a way that supports our financial performance objectives and business strategy, and to align their incentives with enhancement of shareholder value. To do so, the Compensation Committee typically uses a combination of short- and long-term incentive compensation to reward near-term excellent performance and to encourage executives’ commitment to our long-range, strategic business goals. It is always the intention of the Compensation Committee that our executive officers be compensated competitively and consistently with our strategy, sound corporate governance principles, and shareholder interests and concerns, and we believe that the 2022 decisions regarding incentive compensation were consistent with these principles.

As described in the CD&A section of this proxy statement, we believe our historical compensation program is effective, appropriate and strongly aligned with the long-term interests of our shareholders and that the total compensation packages provided to the Named Executive Officers (including potential payouts upon a termination or change of control) are reasonable and not excessive. As you consider this Proposal 3, we urge you to read the CD&A section of this proxy statement for additional details on executive compensation, including more detailed information about our compensation philosophy and objectives and the past compensation of our Named Executive Officers, and to review the tabular disclosures regarding compensation of our Named Executive Officers together with the accompanying narrative disclosures in the “Executive Compensation and Related Information” section of this proxy statement.

In connection with the shareholder outreach program discussed in this proxy statement, we have also conducted a comprehensive review of our compensation practices, and we have proposed changes to our 2023 compensation

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program to more closely align our practices with our peer group and affirm the Company’s commitment to pay and performance alignment over the long-term. Those changes are not the subject of the advisory approval of the shareholders in this proxy statement, although we encourage you to see “Compensation Discussion and Analysis— Compensation Changes for 2023” for more information on such comprehensive changes to our compensation programs. These changes are not reflected in the historical 2022 compensation information presented in this proxy statement. We believe it is important for shareholders, in deciding how they will vote on this matter, to consider not just the historical 2022 compensation information, but also the substantial changes to our compensation practices driven by the recent amendment to Mr. Krohn’s employment agreement and other changes adopted by our Compensation Committee.

We believe that the shareholders, by voting for directors individually as described in Proposal 1, have always had a clear ability to express their approval or disapproval of the performance of our directors and, specifically the directors serving on the Compensation Committee; however, in 2010, Congress enacted the Dodd-Frank Act, which requires, among other things, a non-binding advisory “say-on-pay” vote and gives our shareholders the additional opportunity to express their views on our Named Executive Officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies and practices described in this proxy statement.

As an advisory vote, Proposal 3 is not binding on the Board or the Compensation Committee, will not overrule any decisions made by the Board or the Compensation Committee, or require the Board or the Compensation Committee to take any action. Although the vote is non-binding, the Board and the Compensation Committee values the opinions of our shareholders and will carefully consider the outcome of the vote when making future compensation decisions for executive officers. In particular, to the extent there is any significant vote against the compensation of our Named Executive Officers as disclosed in this proxy statement, we will consider our shareholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

Text of the Resolution to be Adopted

We are asking shareholders to vote “FOR” the following resolution:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2023 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2022 Summary Compensation Table and the other related tables and disclosure.”

Required Vote

The affirmative vote of a majority of the shares present at the meeting in person or represented by proxy and entitled to vote on the proposal is required to approve, by non-binding vote, executive compensation. Abstentions and broker non-votes have no effect on the outcome of the vote.

As of March 31, 2023, Mr. Tracy W. Krohn, our Chairman of the Board, Chief Executive Officer and President, and who is our largest shareholder, controlling approximately 32.9% of the voting power entitled to vote at the Annual

22	2023 Proxy Statement

Meeting, intends to vote all of his shares of Common Stock in accordance with the Board’s recommendations set forth herein.

W&T Offshore, Inc. | NYSE: WTI	23

Proposal 4
Ratification of Appointment of
Independent Accountants

Recommendation of the Board

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF EY AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS.

The Audit Committee of the Board (the “Audit Committee”) appointed Ernst & Young LLP (“EY”), independent registered public accountants, to audit our consolidated financial statements as of and for the year ending December 31, 2023. We are advised that no member of EY has any direct or material indirect financial interest in our Company or, during the past three years, has had any connection with us in the capacity of promoter, underwriter, voting trustee, director, officer or employee.

If the appointment is not ratified, the Audit Committee will consider the appointment of other independent registered public accountants. A representative of EY is expected to be present at the Annual Meeting, will be offered the opportunity to make a statement if the representative desires to do so and will be available to respond to appropriate questions.

Required Vote

The affirmative vote of a majority of the shares present at the meeting in person or represented by proxy and entitled to vote on the proposal is required to ratify the appointment of our independent registered public accounting firm. An abstention has the same effect as voting “AGAINST” the proposal. Brokers have discretionary authority in the absence of timely instructions from their customers to vote on this proposal. As a result, there may be no broker non-votes with respect to this proposal.

As of March 31, 2023, Mr. Tracy W. Krohn, our Chairman of the Board, Chief Executive Officer and President, and who is our largest shareholder, controlling approximately 32.9% of the voting power entitled to vote at the Annual Meeting, intends to vote all of his shares of Common Stock in accordance with the Board’s recommendations set forth herein.

24	2023 Proxy Statement

Proposal 5
Amendment to the Articles of
Incorporation to Increase the
Company’s Authorized Share Capital

Recommendation of the Board

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE “FOR” THE APPROVAL OF THE AMENDMENT TO THE COMPANY’S ARTICLES OF INCORPORATION TO INCREASE THE AUTHORIZED SHARES OF COMMON STOCK TO 400,000,000 SHARES.

The Proposal

The Board is asking shareholders to consider and vote upon an amendment to Article IV of the Articles of Incorporation to increase the Company’s authorized capital stock (the “Authorized Capital Amendment”). Article IV of the Articles of Incorporation currently authorizes 200,000,000 shares of Common Stock, par value $0.00001 per share, and 20,000,000 shares of preferred stock, par value $0.00001 per share. The Authorized Capital Amendment would increase the authorized shares of Common Stock to 400,000,000 shares, representing a 100% increase. The authorized shares of preferred stock would remain at 20,000,000. The Authorized Capital Amendment would increase the authorized number of shares of Common Stock by deleting the stricken text in red font from and adding the double underlined text in blue font to Article IV as follows:

The aggregate number of shares of capital stock which the Corporation shall have authority to issue is four hundred and twenty million ~~220,000,000~~(420,000,000) shares, of which ~~two hundred~~ four hundred million (~~200~~400,000,000) shares shall be designated as Common Stock, par value $0.00001 per share, and twenty million (20,000,000) shares shall be designated as Preferred Stock, par value $0.00001 per share.

The additional shares of Common Stock authorized by the Authorized Capital Amendment would become a part of the existing class of the Company’s Common Stock and, if and when issued, would have the same rights and privileges as the shares of Common Stock currently authorized and outstanding. The Authorized Capital Amendment will not affect the par value of the Common Stock, which will remain at $0.00001 per share. The newly authorized shares of Common Stock would not (and the shares of Common Stock presently outstanding do not) entitle the holders thereof to preemptive rights to purchase shares of Common Stock or other securities or to cumulative voting rights. In addition, under Texas law, our shareholders are not entitled to dissenters’ or appraisal rights in connection with the proposed increase in the number of shares of Common Stock authorized for issuance.

W&T Offshore, Inc. | NYSE: WTI	25

Purpose and Effect of the Authorized Capital Amendment

As of March 31, 2022, 146,460,902 shares of Common Stock were outstanding and an additional 33,893,263 shares of Common Stock were reserved for issuance for future purposes, representing usage of 90.2%. The purpose of the Authorized Capital Amendment is to provide the Company with sufficient common share capacity to issue shares of Common Stock for general corporate purposes, including for purposes of raising capital to fund the growth of the Company’s business and to repay the Company’s outstanding indebtedness, without the further approval of the Company’s shareholders and the expense and delay of another shareholders’ meeting. The Board believes that this additional flexibility is warranted.

The Company does not propose the Authorized Capital Amendment with the intention of using the additional shares for anti-takeover purposes, although the Company could theoretically use the additional shares to make more difficult or to discourage an attempt to acquire control of the Company. The Board is not aware of any pending or threatened efforts to acquire control of the Company.

Required Vote

The affirmative vote of the holders of at least two-thirds of the outstanding shares of Common Stock is required to approve the Authorized Capital Amendment. An abstention and a broker non-vote each have the same effect as voting “AGAINST” the Authorized Capital Amendment.

As of March 31, 2023, Mr. Tracy W. Krohn, our Chairman of the Board, Chief Executive Officer and President, and who is our largest shareholder, controlling approximately 32.9% of the voting power entitled to vote at the Annual Meeting, intends to vote all of his shares of Common Stock in accordance with the Board’s recommendations set forth herein.

Description of Other Immaterial Changes

If the Authorized Capital Amendment is approved, and assuming all other proposed amendments to the Articles of Incorporation described in this proxy statement are also approved, we intend to file with the Secretary of State of the State of Texas the Second Amended and Restated Certificate of Incorporation in the form attached hereto as Annex A, which includes certain other minor, immaterial changes to streamline and modernize the Articles of Incorporation. Such changes, which do not substantively affect shareholder rights, include (i) adding the date of incorporation of the Company in Texas, (ii) updating references to the Texas Business Organizations Code and (iii) the adoption of gender-neutral terms when referring to particular positions, offices or title holders (the “Immaterial Changes”). The Second Amended and Restated Certificate of Incorporation that we will file with the Secretary of State of the State of Texas will reflect only the proposed amendments that are approved and the Immaterial Changes.

26	2023 Proxy Statement

Proposal 6
Amendment to the Articles of
Incorporation to Eliminate
Supermajority Voting Requirements

Recommendation of the Board

THE BOARD RECOMMENDS YOU VOTE “FOR” THE APPROVAL OF THE SIXTY-SIX AND TWO-THIRDS PERCENT VOTING AMENDMENT TO ELIMINATE SUPERMAJORITY VOTING REQUIREMENTS.

The Proposal

The Board is asking shareholders to consider and vote upon a proposal to approve an amendment (the “Sixty-Six and Two-Thirds Percent Voting Amendment”) to the Articles of Incorporation to provide shareholders more opportunity to participate in governance by eliminating all supermajority voting requirements under Texas and other applicable law. Among other supermajority voting requirements, the Texas Business Organizations Code provides that, unless otherwise provided by the certificate of formation, approval of the following actions, subject to certain exceptions, requires the affirmative vote of at least two-thirds of the outstanding shares entitled to vote thereon:

1.	Amendments to the certificate of formation;
2.	A voluntary winding up or a cancellation or revocation of a winding up;
3.	A merger, conversion, exchange, or sale of all or substantially all of a corporation’s assets; and
4.	A business combination with an affiliated shareholder.

Because the Articles of Incorporation do not provide otherwise, approval of the foregoing actions requires a two-thirds vote of the Company’s shareholders. The Board proposes to lower the vote required to approve such actions to a simple majority vote by adding a new article to the Articles of Incorporation as follows:

Notwithstanding any provision of law requiring the affirmative vote of a greater percentage or proportion than a majority of the outstanding shares of all classes or of any class of stock of the Corporation entitled to vote to take or authorize any action, including without limitation (1) any amendment of these Articles of Incorporation, (2) any disposition or sale of all or substantially all of the Corporation’s assets, (3) any dissolution of the Corporation and (4) any plan of merger, consolidation or exchange, such action may be taken or authorized upon the affirmative vote of a majority of the outstanding shares of all classes or of any class of stock of the Corporation entitled to vote thereon, except as may be otherwise provided in these Articles of Incorporation or in the bylaws.

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Purpose and Effect of the Sixty-Six and Two-Thirds Percent Voting Amendment

Approval of the Sixty-Six and Two-Thirds Percent Voting Amendment proposal would lower the requisite vote to approve fundamental actions that would otherwise require a two-thirds vote under Texas or other law to a simple majority.

As part of its ongoing review of corporate governance matters and in deciding to approve the Sixty-Six and Two-Thirds Percent Voting Amendment proposal and to recommend that the shareholders vote to adopt the Sixty-Six and Two-Thirds Percent Voting Amendment proposal, the Board considered the existing supermajority voting requirement, including the enhanced benefit of providing shareholders an opportunity to participate in corporate governance. In addition, the Board considered the views and opinions of the Company’s largest shareholders that engaged in the Company’s shareholder outreach program, shareholder voting guidelines of proxy advisory firms such as Institutional Shareholder Services and Glass Lewis and the opinions of various advisors on corporate governance.

Therefore, following careful consideration of the matter, and due to its belief that a majority of the outstanding voting shares standard provides more accountability to shareholders and promotes stronger corporate governance, the Board has adopted resolutions to approve the Sixty-Six and Two-Thirds Percent Voting Amendment proposal, to declare the Sixty-Six and Two-Thirds Percent Voting Amendment proposal advisable and in the best interests of the Company and its shareholders and to submit the Sixty-Six and Two-Thirds Percent Voting Amendment proposal to its shareholders for consideration.

Required Vote

The affirmative vote of the holders of at least two-thirds of the outstanding shares of Common Stock is required to approve the Sixty-Six and Two-Thirds Percent Voting Amendment. An abstention and a broker non-vote each have the same effect as voting “AGAINST” the Sixty-Six and Two-Thirds Percent Voting Amendment.

As of March 31, 2023, Mr. Tracy W. Krohn, our Chairman of the Board, Chief Executive Officer and President, and who is our largest shareholder, controlling approximately 32.9% of the voting power entitled to vote at the Annual Meeting, intends to vote all of his shares of Common Stock in accordance with the Board’s recommendations set forth herein.

Description of Other Immaterial Changes

If the Sixty-Six and Two-Thirds Percent Voting Amendment is approved, and assuming all other proposed amendments to the Articles of Incorporation described in this proxy statement are also approved, we intend to file with the Secretary of State of the State of Texas the Second Amended and Restated Certificate of Incorporation in the form attached hereto as Annex A, which includes the Immaterial Changes. The Second Amended and Restated Certificate of Incorporation that we will file with the Secretary of State of the State of Texas will reflect only the proposed amendments that are approved and the Immaterial Changes.

28	2023 Proxy Statement

Proposal 7
Amendment to the Articles of
Incorporation to Provide Shareholders the
Ability to Amend the Bylaws

Recommendation of the Board

THE BOARD RECOMMENDS YOU VOTE “FOR” THE APPROVAL OF THE SHAREHOLDER BYLAW AMENDMENT TO PROVIDE SHAREHOLDERS ABILITY TO AMEND THE BYLAWS.

The Proposal

The Board is asking shareholders to consider and vote upon a proposal to approve an amendment (the “Shareholder Bylaw Amendment”) to the Articles of Incorporation to provide shareholders the ability to amend the Bylaws. Article XIII of the Articles of Incorporation currently provides that the Company’s shareholders are expressly prohibited from amending or repealing the Bylaws. The Shareholder Bylaw Amendment would delete the stricken text in red font from Article XIII as follows:

The Board of Directors is expressly authorized to adopt, amend and repeal the bylaws. The corporation’s shareholders are hereby expressly ~~prohibited from~~authorized to adopt, amend~~ing or~~and repeal~~ing~~ the bylaws.

Purpose and Effect of the Shareholder Bylaw Amendment

The effect of the Shareholder Bylaw Amendment is to provide shareholders the ability to amend the Bylaws pursuant to Section 21.058 of the Texas Business Organizations Code, which provides that unless the certificate of formation or a bylaw adopted by the shareholders provides otherwise as to all or a part of a corporation’s bylaws, a corporation’s shareholders may amend, repeal, or adopt the corporation’s bylaws.

As part of its ongoing review of corporate governance matters, the Board considered the advantages and disadvantages of maintaining the Company’s position that reserves the exclusive right to amend the Bylaws to the Board. The Board believes in the importance of maintaining shareholder confidence by demonstrating that it is responsive and accountable to shareholders and committed to strong corporate governance. This requires the Board to carefully balance sometimes competing interests. In this regard, the Board considered shareholder feedback supporting the ability of shareholders to amend the Bylaws, as well as the fact that under certain circumstances, allowing the Bylaws to be amended by shareholders could not be in the best long-term interests of the Company because of the potential risk of abuse by a single shareholder or special interest group of shareholders with no fiduciary duties to other shareholders. Lastly, the Board considered the views and opinions of the Company’s largest shareholders that engaged in the Company’s shareholder outreach program, shareholder

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voting guidelines of proxy advisory firms such as Institutional Shareholder Services and Glass Lewis and the opinions of various advisors on corporate governance. After balancing these interests, the Board decided to submit the Shareholder Bylaw Amendment to a shareholder vote.

Required Vote

The affirmative vote of the holders of at least two-thirds of the outstanding shares of Common Stock entitled to vote is required to approve the adoption of the Shareholder Bylaw Amendment. An abstention and a broker non-vote each have the same effect as voting “AGAINST” the Shareholder Bylaw Amendment.

As of March 31, 2023, Mr. Tracy W. Krohn, our Chairman of the Board, Chief Executive Officer and President, and who is our largest shareholder, controlling approximately 32.9% of the voting power entitled to vote at the Annual Meeting, intends to vote all of his shares of Common Stock in accordance with the Board’s recommendations set forth herein.

Description of Other Immaterial Changes

If the Shareholder Bylaw Amendment is approved, and assuming all other proposed amendments to the Articles of Incorporation described in this proxy statement are also approved, we intend to file with the Secretary of State of the State of Texas the Second Amended and Restated Certificate of Incorporation in the form attached hereto as Annex A, which includes the Immaterial Changes. The Second Amended and Restated Certificate of Incorporation that we will file with the Secretary of State of the State of Texas will reflect only the proposed amendments that are approved and the Immaterial Changes.

30	2023 Proxy Statement

Proposal 8
Amendment to the Articles of
Incorporation to Lower the Ownership
Threshold Required for Shareholders to
Call a Special Shareholder Meeting

Recommendation of the Board

THE BOARD RECOMMENDS YOU VOTE “FOR” THE APPROVAL OF THE SPECIAL MEETING AMENDMENT TO REDUCE THE OWNERSHIP THRESHOLD REQUIRED FOR SHAREHOLDERS TO CALL A SPECIAL SHAREHOLDER MEETING.

The Proposal

The Board is asking shareholders to consider and vote upon a proposal to approve an amendment (the “Special Meeting Amendment”) to the Articles of Incorporation to lower the threshold ownership required for shareholders to call a special meeting from 30% to 25%. The Special Meeting Amendment would amend Article VI of the Articles of Incorporation by deleting the stricken text in red font and adding the double underlined text in blue font as follows:

An annual meeting of the shareholders shall be held at such times as may be stated or fixed in accordance with the bylaws. Special meetings may only be called (1) by the Chairman of the Board (if any), the President, the Board of Directors, or such other person or persons as may be authorized in the articles of incorporation or the bylaws or (2) by the holders of not less than ~~thirty~~twenty-five percent (~~30~~25%) ~~percent~~ of all the shares entitled to vote at the proposed special meeting. No action of the stockholders may be taken by written consent or consents of stockholders.

Purpose and Effect of the Special Meeting Amendment

The Special Meeting Amendment would permit shareholders who own at least 25% of our outstanding common stock in the aggregate to call a special meeting of shareholders. The current minimum stock ownership requirement set forth in our Articles of Incorporation to call a special meeting is 30% of our outstanding common stock.

The Board is committed to high standards of corporate governance, including taking steps to achieve greater transparency and accountability to our shareholders. As part of its regular and ongoing review of the Company’s corporate governance practices, the Board carefully reviewed the appropriate threshold for shareholders to be

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able to request a special meeting. The Board considered the views and opinions of the Company’s largest shareholders that engaged in the Company’s shareholder outreach program, shareholder voting guidelines of proxy advisory firms such as Institutional Shareholder Services and Glass Lewis and the opinions of various advisors on corporate governance.

In considering the appropriate threshold, the Board also evaluated the Company’s strong corporate governance policies and practices, including the many ways shareholders can contact the Board and senior management on important matters outside of the annual meeting cycle. The Board believes that a 25% threshold strikes an appropriate balance between addressing shareholder concerns, enhancing shareholder access and minimizing the potential harms associated with allowing a small number of shareholders to call special meetings.

Required Vote

The affirmative vote of the holders of at least two-thirds of the outstanding shares of Common Stock is required to approve the Special Meeting Amendment. An abstention and a broker non-vote each have the same effect as voting “AGAINST” the Special Meeting Amendment.

As of March 31, 2023, Mr. Tracy W. Krohn, our Chairman of the Board, Chief Executive Officer and President, and who is our largest shareholder, controlling approximately 32.9% of the voting power entitled to vote at the Annual Meeting, intends to vote all of his shares of Common Stock in accordance with the Board’s recommendations set forth herein.

Description of Other Immaterial Changes

If the Special Meeting Amendment is approved, and assuming all other proposed amendments to the Articles of Incorporation described in this proxy statement are also approved, we intend to file with the Secretary of State of the State of Texas the Second Amended and Restated Certificate of Incorporation in the form attached hereto as Annex A, which includes the Immaterial Changes. The Second Amended and Restated Certificate of Incorporation that we will file with the Secretary of State of the State of Texas will reflect only the proposed amendments that are approved and the Immaterial Changes.

32	2023 Proxy Statement

Proposal 9
Amendment to the Articles of
Incorporation to Provide Shareholders the
Ability to Act Via Written Consent

Recommendation of the Board

THE BOARD RECOMMENDS YOU VOTE “FOR” THE APPROVAL OF THE WRITTEN CONSENT AMENDMENT TO PROVIDE SHAREHOLDERS THE ABILITY TO ACT VIA WRITTEN CONSENT.

The Proposal

The Board is asking shareholders to consider and vote upon a proposal to approve an amendment (the “Written Consent Amendment”) to the Articles of Incorporation to provide shareholders the ability to act via written consent. The Written Consent Amendment would amend Article VI of the Articles of Incorporation by deleting the stricken text in red font as follows:

An annual meeting of the shareholders shall be held at such times as may be stated or fixed in accordance with the bylaws. Special meetings may only be called (1) by the Chairman of the Board (if any), the President, the Board of Directors, or such other person or persons as may be authorized in the articles of incorporation or the bylaws or (2) by the holders of not less than thirty (30) percent of all the shares entitled to vote at the proposed special meeting. ~~No action of the stockholders may be taken by written consent or consents of stockholders.~~

The Written Consent Amendment would also add a new article to the Articles of Incorporation as follows:

Any action required by the Texas Business Organizations Code, as presently in effect and as hereafter amended, to be taken at any annual or special meeting of shareholders, or any action which may be taken at any annual or special meeting of shareholders, may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holder or holders of shares having not less than the minimum number of votes that would be necessary to take such action at a meeting at which the holders of all shares entitled to vote on the action were present and voted.

Purpose and Effect of the Written Consent Amendment

The Board is committed to strong corporate governance and responsiveness to shareholders and believes in maintaining policies and practices that serve the best interests of all shareholders. The Board recognizes that the

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right of shareholders to act by written consent may provide an effective balance between ensuring the Board’s accountability to shareholders and enabling the Board and management to operate in an effective manner and may provide a complementary mechanism for shareholders to raise matters between annual meetings. The Board also considered the views and opinions of the Company’s largest shareholders that engaged in the Company’s shareholder outreach program, shareholder voting guidelines of proxy advisory firms such as Institutional Shareholder Services and Glass Lewis and the opinions of various advisors on corporate governance.

In addition, the Texas Business Organizations Code includes important procedural safeguards that the Board believes are sufficient to prevent abuse while also making the written consent process available to shareholders under appropriate circumstances. Accordingly, after balancing the foregoing interests and considerations, the Board believes that it would be appropriate to allow shareholders to act by written consent.

Required Vote

The affirmative vote of the holders of at least two-thirds of the outstanding shares of Common Stock is required to approve the Written Consent Amendment. An abstention and a broker non-vote each have the same effect as voting “AGAINST” the Written Consent Amendment.

As of March 31, 2023, Mr. Tracy W. Krohn, our Chairman of the Board, Chief Executive Officer and President, and who is our largest shareholder, controlling approximately 32.9% of the voting power entitled to vote at the Annual Meeting, intends to vote all of his shares of Common Stock in accordance with the Board’s recommendations set forth herein.

Description of Other Immaterial Changes

If the Written Consent Amendment is approved, and assuming all other proposed amendments to the Articles of Incorporation described in this proxy statement are also approved, we intend to file with the Secretary of State of the State of Texas the Second Amended and Restated Certificate of Incorporation in the form attached hereto as Annex A, which includes the Immaterial Changes. The Second Amended and Restated Certificate of Incorporation that we will file with the Secretary of State of the State of Texas will reflect only the proposed amendments that are approved and the Immaterial Changes.

34	2023 Proxy Statement

Proposal 10
The W&T Offshore, Inc.
2023 Incentive Compensation Plan
Proposal

Recommendation of the Board

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE W&T OFFSHORE, INC. 2023 INCENTIVE COMPENSATION PLAN PROPOSAL.

The Proposal

The Board believes that stock-based or incentive awards, including restricted stock units and performance awards, can play an important role in the success of the Company by encouraging and enabling our employees, officers, non-employee directors, and consultants, upon whose judgment, initiative, and efforts we largely depend for the success of our business, to acquire a proprietary interest in the Company. The Board anticipates that providing such persons with a direct stake in the Company will assure a closer alignment of the interests of such individuals with those of the Company and its shareholders, thereby stimulating their efforts on the Company’s behalf and strengthening their desire to remain with the Company.

On April 20, 2023, the Board approved the W&T Offshore, Inc. 2023 Incentive Compensation Plan, or the “2023 Plan”, subject to approval by the shareholders, primarily for the purpose of providing sufficient reserves of shares of our Common Stock to ensure our ability to continue to provide new hires, employees and management with equity incentives. If approved, the number of shares reserved and available for issuance under the 2023 Plan would be 10,000,000 shares.

Background and Rationale for Replacing the Prior Plans

The W&T Offshore, Inc. Amended and Restated Incentive Compensation Plan, as amended, and the 2004 Directors Compensation Plan of the Company, as amended on March 4, 2020 (referred to herein as the “Prior Plans”), authorize awards to be granted covering up to 19,834,210 shares of our Common Stock, subject to adjustment in accordance with the terms of the Prior Plans upon certain changes in capitalization and similar events. As of March 31, 2023, there were 6,125,546 shares of our common stock remaining available for new awards under the Prior Plans, after counting outstanding performance-based awards at the maximum payout level. The Company has not granted any awards under the Prior Plans since March 15, 2023, and will not grant any future awards under the Prior Plans after May 2023 if the 2023 Plan is approved by our shareholders at the Annual Meeting. Any awards granted after May 2023 will reduce the 2023 Plan reserve, assuming shareholder approval.

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If the 2023 Plan is approved by our shareholders, 10,000,000 shares of our Common Stock will be authorized for issuance thereunder, subject to the share recycling and adjustment provisions of the 2023 Plan described below. As of March 31, 2023 the Company has 146,460,902 common shares outstanding. Assuming approval of the 2023 Plan, the potential dilution and overhang would be as follows:

Assuming Approval
of the 2023 Plan
Options Outstanding as of March 31, 2023	0
Weighted Average Exercise Price of Options Outstanding	N/A
Weighted Average Remaining Term of Options Outstanding	N/A
Restricted Stock Unit Awards Outstanding as of March 31, 2023	728,713
Restricted Stock Awards Outstanding as of March 31, 2023	42,426
Performance Stock Unit Awards Outstanding as of March 31, 2023, Assuming Maximum Performance	2,781,857
Total Equity Awards Outstanding as of March 31, 2023 (Including Restricted Stock Units, Restricted Stock, Performance Stock Units and Performance Shares)	3,552,996
Common Shares Outstanding as of March 31, 2023	146,460,902
Overhang as of March 31, 2023(1)	2.5%
Total Shares Available for Future Grant under the 2023 Incentive Plan(2)	10,000,000
Dilution under the 2023 Incentive Plan, as a Percentage of Common Stock Outstanding as of March 31, 2023(3)	9.3%

(1)	Overhang consists of the number of shares subject to equity awards outstanding as of March 31, 2023, divided by the number of common shares outstanding, including unvested restricted stock awards, as of March 31, 2023.
(2)	There were 6,125,546 shares available for issuance under the Prior Plans. As of the date of this proxy statement, we estimate that after expected 2023 annual equity awards expected to be granted in May 2023, 2,616,403 shares will remain unissued under Prior Pans, which shares will be frozen and no longer available upon approval of the 2023 Plan.
(3)	Dilution consists of the number of shares subject to equity awards outstanding as of March 31, 2023, plus the number of shares available for future grant under the 2023 Plan (assuming approval of this Proposal), divided by the number of common shares outstanding as of March 31, 2023.

We believe that aligning the interests of employees and other service providers with those of long-term shareholders is a key element of compensation at the Company; accordingly, it is essential that the Company maintain the flexibility and sufficient share reserve to appropriately incentivize employees and other service providers. The 2023 Plan is intended to replace the Prior Plans and is needed to continue our equity compensation program, which is an important element in our ability to remain competitive in attracting and retaining experienced talent. We believe that our ability to recruit, retain and incentivize top talent will be adversely affected if the 2023 Plan Proposal is not approved.

2023 Plan Best Practices

The 2023 Plan includes several features that are consistent with the interests of shareholders and corporate governance best practices, including the following:

●	No new awards will be granted under the Prior Plans following the approval of the 2023 Plan by our shareholders;

36	2023 Proxy Statement

●	Minimum vesting period of one year, limited to certain exceptions that (a) up to five percent of the shares of Common Stock reserved for issuance under the 2023 Plan as of the effective date of the 2023 Plan may be issued pursuant to awards that do not comply with such minimum one year vesting period and (b) an award granted to a non-employee director may vest on the earlier of (i) the date that is one year following the date on which such award is granted or (ii) the first annual meeting of the Company’s shareholders that occurs following the date such award is granted, provided that such vesting period may not be less than 50 weeks following the date such award is granted;
●	No automatic award grants are promised to any eligible individual;
●	Shares of Common Stock that are subject to options or stock appreciation rights under the 2023 Plan or the Prior Plans will not again be available for issuance if such shares of Common Stock are (a) tendered, withheld or surrendered in payment of the exercise or purchase price of such options or stock appreciation rights or taxes relating to such options or stock appreciation rights, (b) not issued or delivered as a result of the net settlement or net exercise of such options or stock appreciation rights or (c) repurchased on the open market with the proceeds of an option’s exercise price;
●	Awards assumed by a successor in connection with a change in control will not vest solely as a result of the change in control (unless specifically provided otherwise in an award agreement or any applicable employment agreement or similar agreement);
●	No tax gross-ups under the 2023 Plan;
●	No evergreen for the 2023 Plan share reserve;
●	No repricing, replacement or re-granting of options, stock appreciation rights or other stock awards without shareholder approval (except in the event of certain equitable adjustments or a change in control, as further described below);
●	Awards, including time-based awards, are subject to potential reduction, cancellation or recoupment pursuant to the Company’s clawback policy, as discussed in more detail below, see “―Clawback”;
●	Awards are generally nontransferable;
●	Meaningful annual limits on total director compensation; and
●	Dividend and dividend equivalents will not be paid on options or stock appreciation rights, but will only be payable in respect of restricted stock unit awards, and are subject to restrictions and risk of forfeiture to the same extent as the award with respect to which such dividends or dividend equivalents are accrued and will not be paid unless and until such award has vested.

Summary of the 2023 Plan

The 2023 Plan will provide for the grant of both incentive stock options (“ISOs”), which are intended to qualify for favorable tax treatment under Section 422 of the Code, and nonqualified stock options, as well as the grant of stock appreciation rights, restricted stock, restricted stock units, performance awards, stock awards, dividend equivalents, other stock-based awards, cash awards and substitute awards intended to align the interests of our service providers with those of our shareholders. This section summarizes material features of the 2023 Plan. The

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summary is qualified in its entirety by reference to the complete text of the 2023 Plan, which is attached as Annex B to this proxy statement.

Securities to be Offered

The aggregate number of shares of common stock that may be issued or used for reference purposes or with respect to which awards may be granted under the 2023 Plan is 10,000,000 shares (the “Share Reserve”). The aggregate number of shares that may be issued or used under the 2023 Plan pursuant to ISOs shall not exceed an amount equal to the Share Reserve. Shares of Common Stock subject to an award under the 2023 Plan or the Prior Plans that expires or is canceled, forfeited or otherwise terminated without delivery of shares will again be available for delivery pursuant to other awards under the 2023 Plan, but shares tendered in payment of an option, shares covered by a stock-settled stock appreciation right (“SAR”) that were not issued upon settlement, and shares delivered or withheld to satisfy any tax withholding obligations with respect to options and SARs will not be available for delivery pursuant to other awards under the 2023 Plan. The number of shares of Common Stock available for issuance under the 2023 Plan will not be reduced by shares issued pursuant to awards issued or assumed in connection with a merger or acquisition as contemplated by applicable stock exchange rules.

Administration

The 2023 Plan is administered by the Compensation Committee. The Compensation Committee has full power to select, from among the individuals eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to participants, and to determine the specific terms and conditions of each award, subject to the provisions of the 2023 Plan. The Compensation Committee may delegate to an officer of the Company the authority to grant awards to employees who are not subject to the reporting and other provisions of Section 16 of the Exchange Act, subject to certain limitations and guidelines.

Eligibility

Employees, consultants and non-employee directors of our company and its affiliates and subsidiaries will be eligible to receive awards under the 2023 Plan. As stated above, the basis for participation in the 2023 Plan is the Compensation Committee’s decision to select, in its sole discretion, participants from among those eligible. As of March 31, 2023, approximately 350 employees, 320 consultants and 3 non-employee directors will be eligible to participate in the 2023 Plan.

Non-Employee Director Compensation Limits

The fair value of any awards granted under the 2023 Plan to a non-employee director as compensation for services on the Board, during any one fiscal year, taken together with any cash fees paid to such non-employee director during such period in respect of the non-employee director’s services as a member of the Board during such year, may not exceed $550,000, provided that the Board can make exceptions to this limit so long as the applicable non-employee director does not participate in the decision and for any calendar year in which a non-employee director (a) first commences service on the Board, (b) serves on a special committee of the Board, or (c) serves as lead director or non-executive chair of the Board, such limit shall be increased to $750,000, provided, that the limit shall be applied without regard to awards or other compensation, if any, provided to a non-employee director during any period in which such individual was an employee of the Company or any affiliate or was otherwise providing services to the Company or to any affiliate other than in the capacity as a non-employee director.

38	2023 Proxy Statement

Types of Awards

Options

The 2023 Plan provides for the grant of both ISOs intended to qualify under Section 422 of the Code and nonstatutory stock options (“NSOs”).We may grant options to eligible persons, except that ISOs may only be granted to persons who are our employees or employees of one of our parents or subsidiaries, in accordance with Section 422 of the Code. The exercise price of an option cannot be less than 100% of the fair market value of a share of common stock on the date on which the option is granted and the option must not be exercisable for longer than ten years following the date of grant. However, in the case of an ISO granted to an individual who owns (or is deemed to own) at least 10% of the total combined voting power of all classes of our equity securities, the exercise price of the option must be at least 110% of the fair market value of a share of common stock on the date of grant and the option must not be exercisable more than five years from the date of grant.

Options granted under the 2023 Plan generally must be exercised by the optionee before the earlier of the expiration of such option or at such time or times as shall be determined by the Committee at the time of grant. Each option award agreement will set forth the extent to which the optionee will have the right to exercise the option following the termination of the optionee’s service with us, and the right to exercise the option of any executors or administrators of the optionee’s estate or any person who has acquired such options directly from the optionee by bequest or inheritance.

Payment of the exercise price may be made in a manner approved by the Compensation Committee, which may include (a) immediately available funds in U.S. dollars, (b) delivery of common stock having a value equal to the exercise price, (c) a broker assisted cashless exercise, or (d) any other means approved by the Compensation Committee.

SARs

A SAR is the right to receive an amount equal to the excess of the fair market value of one share of common stock on the date of exercise over the grant price of the SAR. SARs entitle the recipient to shares of common stock, or cash, equal to the value of the appreciation in the stock price over the exercise price. The grant price of a SAR cannot be less than 100% of the fair market value of a share of common stock on the date on which the SAR is granted. The term of a SAR may not exceed ten years. The Committee has the discretion to determine other terms and conditions of a SAR award.

Restricted Stock Awards

A restricted stock award is a grant of shares of common stock subject to the restrictions on transferability and risk of forfeiture imposed by the Compensation Committee. Unless otherwise determined by the Compensation Committee and specified in the applicable award agreement, the holder of a restricted stock award has rights as a shareholder, including the right to vote the shares of common stock subject to the restricted stock award or to receive dividends on the shares of common stock subject to the restricted stock award during the restriction period. Dividends distributed prior to vesting may be subject to the same restrictions and risk of forfeiture as the restricted shares with respect to which the distribution was made.

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Restricted Stock Units

A restricted stock unit is a right to receive cash, shares of common stock or a combination of cash and shares of common stock at the end of a specified period equal to the fair market value of one share of common stock on the date of vesting. Restricted stock units may be subject to the restrictions, including a risk of forfeiture, imposed by the Compensation Committee. The Compensation Committee may determine that a grant of restricted stock units will provide a participant a right to receive dividend equivalents, which entitles the participant to receive the equivalent value (in cash or shares of common stock) of dividends paid on the underlying shares of common stock. Dividend equivalent rights may be paid currently or credited to an account, settled in cash or shares, and may be subject to the same restrictions as the restricted stock units with respect to which the dividend equivalent rights are granted.

Performance Awards

A performance award is an award that vests and/or becomes exercisable or distributable subject to the achievement of certain performance goals during a specified performance period, as established by the Compensation Committee. Performance awards may be granted alone or in addition to other awards under the 2023 Plan, and may be paid in cash, shares of common stock, other property or any combination thereof, in the sole discretion of the Compensation Committee.

Other Stock-Based Awards

Other stock-based awards are awards denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, the value of shares of common stock.

Cash Awards

Cash awards may be granted on a free-standing basis or as an element of, a supplement to, or in lieu of any other award.

Substitute Awards

Awards may be granted under the 2023 Plan in substitution for similar awards held for individuals who become participants as a result of a merger, consolidation or acquisition of another entity by or with the Company or one of its affiliates; provided, however, that options and SARs may not be repriced without shareholder approval.

Dividend Equivalents Rights

Dividend equivalent rights may be granted at the discretion of the Compensation Committee, and represent the right to receive the value of dividends, if any, paid by in respect of the number of shares of common stock underlying an award. Dividend equivalent rights will be subject to the same vesting or performance conditions as the underlying award and will be paid only when the underlying award has become fully vested and will be forfeited if the related award becomes forfeited. Dividend equivalent rights may be settled in cash, shares or other property, or a combination thereof as determined by the Compensation Committee. Dividend equivalent rights may not be granted in respect of awards of options or SARs.

40	2023 Proxy Statement

Minimum Vesting

Awards under the 2023 Plan will be subject to a minimum one year vesting period provided that (i) up to five percent of the shares of Common Stock reserved for issuance under the 2023 Plan as of the effective date of the 2023 Plan may be issued pursuant to awards that do not comply with such minimum one year vesting period and (ii) an award granted to a non-employee director may vest on the earlier of (a) the date that is one year following the date on which such award is granted or (b) the first annual meeting of the Company’s shareholders that occurs following the date such award is granted, provided that such vesting period may not be less than 50 weeks following the date such award is granted.

Certain Transactions

If any change is made to our capitalization, such as a stock split, stock combination, stock dividend, exchange of stock or other recapitalization, merger or otherwise, which results in an increase or decrease in the number of outstanding shares of common stock, appropriate adjustments will be made by the Compensation Committee in the shares subject to an award under the 2023 Plan. The Compensation Committee will also have the discretion to make certain adjustments to awards in the event of a change in control of the Company, such as the assumption or substitution of outstanding awards, the purchase of any outstanding awards in cash based on the applicable change in control price, the ability for participants to exercise any outstanding stock options, SARs or other stock-based awards upon the change in control (and if not exercised such awards will be terminated), and the acceleration of vesting or exercisability of any outstanding awards.

Clawback

All awards granted under the 2023 Plan are subject to reduction, cancelation or recoupment under our clawback policy.

Plan Amendment and Termination

The Compensation Committee may amend or terminate any award, award agreement or the 2023 Plan at any time, provided that the rights of a participant granted an award prior to such amendment or termination may not be impaired without such participant’s consent. In addition, shareholder approval will be required for any amendment to the extent necessary to comply with applicable law or exchange listing standards. The Compensation Committee will not have the authority, without the approval of shareholders, to amend any outstanding option or share appreciation right to reduce its exercise price per share, or to otherwise replace such award in a manner that constitutes a repricing of such award. The 2023 Plan will remain in effect for a period of ten years (unless earlier terminated by the Board).

Material U.S. Federal Income Tax Consequences

The following is a general summary under current law of the principal U.S. federal income tax consequences related to awards under the 2023 Plan. This summary describes the general federal income tax principles that apply, as based on current law and interpretational authorities which are subject to change at any time, and is provided only for general information. This summary does not purport to be complete discussion of all potential tax effects relevant to recipients of awards under the 2023 Plan. No attempt has been made to discuss any potential non-U.S., state, or local tax consequences. This summary is not intended as tax advice to participants, who should consult their own tax advisors.

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Tax Consequences to Participants under the 2023 Plan

Non-Qualified Stock Options and Stock Appreciation Rights

If a participant is granted a NSO or SAR under the 2023 Plan, the participant should not have taxable income on the grant of the NSO or SAR. Upon the exercise of a NSO or SAR, a participant will recognize ordinary compensation income, subject to withholding obligations for an employee, in an amount equal to the fair market value of the shares acquired on the date of exercise, less the exercise price paid for the shares. The participant’s basis in the common stock received upon the exercise of a NSO or SAR for purposes of determining gain or loss on a subsequent sale or disposition of such shares generally will be the fair market value of our common stock on the date the participant exercises such option or SAR. When a participant sells the common stock acquired as a result of the exercise of a NSO or SAR, any appreciation or depreciation in the value of the common stock after the exercise date will be taxable as a long-term or short-term capital gain or loss for federal income tax purposes, depending on the holding period. The common stock must be held for more than twelve (12) months to qualify for long-term capital gain treatment. Subject to the discussion under “— Tax Consequences to the Company” below, the Company and its subsidiaries or affiliates generally should be entitled to a federal income tax deduction at the time and for the same amount as the participant recognizes ordinary income.

Incentive Stock Options

A participant receiving ISOs should not recognize taxable income upon grant. Additionally, if applicable holding period requirements are met, the participant should not recognize taxable income at the time of exercise. However, the excess of the fair market value of the shares of our common stock received over the option exercise price is an item of tax preference income potentially subject to the alternative minimum tax. If stock acquired upon exercise of an ISO is held for a minimum of two years from the date of grant and one year from the date of exercise and otherwise satisfies the ISO requirements, the gain or loss (in an amount equal to the difference between the fair market value on the date of disposition and the exercise price) upon disposition of the stock will be treated as a long-term capital gain or loss, and we will not be entitled to any deduction. If the holding period requirements are not met, the ISO will be treated as one that does not meet the requirements of the Code for ISOs and the participant will recognize ordinary income at the time of the disposition equal to the excess of the amount realized over the exercise price, but not more than the excess of the fair market value of the shares on the date the ISO is exercised over the exercise price, with any remaining gain or loss being treated as capital gain or capital loss. The Company and its subsidiaries or affiliates generally are not entitled to a federal income tax deduction upon either the exercise of an ISO or upon disposition of the shares acquired pursuant to such exercise, except to the extent that the participant recognizes ordinary income on disposition of the shares.

Other Awards

A participant will recognize ordinary compensation income upon receipt of cash pursuant to a cash award or, if earlier, at the time the cash is otherwise made available for the participant to draw upon. Individuals will not have taxable income at the time of grant of a restricted stock unit (an “RSU”), but rather, will generally recognize ordinary compensation income at the time he or she receives cash or a share of common stock in settlement of the RSU, as applicable, in an amount equal to the cash or the fair market value of the common stock received. The current federal income tax consequences of other awards authorized under the 2023 Plan generally follow certain basic patterns: nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid, if any, only at the time the restrictions

42	2023 Proxy Statement

lapse (unless, with respect to grants of restricted stock, the recipient elects to accelerate recognition as of the date of grant through a Section 83(b) election); dividend equivalents and other stock or cash based awards are generally subject to tax at the time of payment. We or our subsidiaries or affiliates generally should be entitled to a federal income tax deduction at the time and for the same amount as the award recipient recognizes ordinary income.

A participant who is an employee will be subject to withholding for federal, and generally for state and local, income taxes at the time he or she recognizes income under the rules described above. The tax basis in the common stock received by a participant will equal the amount recognized by the participant as compensation income under the rules described in the preceding paragraph, and the participant’s capital gains holding period in those shares will commence on the later of the date the shares are received or the restrictions lapse. Subject to the discussion below under “Tax Consequences to the Company,” we will be entitled to a deduction for federal income tax purposes that corresponds as to timing and amount with the compensation income recognized by a participant under the foregoing rules.

Tax Consequences to the Company

Reasonable Compensation

In order for the amounts described above to be deductible by the Company, such amounts must constitute reasonable compensation for services rendered or to be rendered and must be ordinary and necessary business expenses.

Golden Parachute Payments

The Company’s ability (or the ability of one of our subsidiaries) to obtain a deduction for future payments under the 2023 Plan could also be limited by the golden parachute rules of Section 280G of the Code, which prevent the deductibility of certain excess parachute payments made in connection with a change in control of a corporation.

Compensation of Covered Employees

Our ability to obtain a deduction for amounts paid under the 2023 Plan could be limited by Section 162(m) of the Code. Section 162(m) of the Code limits our ability to deduct compensation, for federal income tax purposes, paid during any year to a “covered employee” (within the meaning of Section 162(m) of the Code) in excess of $1,000,000.

New Plan Benefits

Grants under the 2023 Plan will be made at the discretion of the Compensation Committee. No benefits or amounts have been granted, awarded or received under the 2023 Plan that were subject to shareholder approval. In addition, the Compensation Committee will determine the number and types of awards that will be granted under the 2023 Plan. Thus, it is not possible to determine the benefits that will be received by eligible participants if the 2023 Plan is approved by our shareholders and therefore, the benefits or number of shares subject to awards that may be granted in the future to our executive officers, employees and directors is not currently determinable. Therefore, a New Plan Benefits Table is not provided.

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Securities Authorized for Issuance under Equity Compensation Plans

See “Equity Compensation Plan Information - Securities Authorized for Issuance Under Equity Compensation Plans”.

Required Vote

The affirmative vote of a majority of the shares present at the meeting in person or represented by proxy and entitled to vote on the proposal is required to approve the 2023 Plan Proposal. An abstention has the same effect as voting “AGAINST” the proposal. Broker non-votes have no effect on the outcome of the vote.

As of March 31, 2023, Mr. Tracy W. Krohn, our Chairman of the Board, Chief Executive Officer and President, and who is our largest shareholder, controlling approximately 32.9% of the voting power entitled to vote at the Annual Meeting, intends to vote all of his shares of Common Stock in accordance with the Board’s recommendations set forth herein.

44	2023 Proxy Statement

Corporate
Governance

Corporate Governance Guidelines; Code of Business Conduct and Ethics

A complete copy of the Company’s corporate governance guidelines, which the Board reviews at least annually, is posted under the “Investors—Governance—Governance Documents” section of the Company’s website at www.wtoffshore.com and is available in print to any shareholder without charge upon written request to our Corporate Secretary at 5718 Westheimer Road, Suite 700, Houston, TX 77057. The Board has adopted a Code of Business Conduct and Ethics that applies to all employees, officers and directors. A complete updated version copy of the Code of Business Conduct and Ethics is posted on the Company’s website at www.wtoffshore.com and is available in print to any shareholder without charge upon written request to our Corporate Secretary at 5718 Westheimer Road, Suite 700, Houston, TX 77057. Any amendments to the Code of Business Conduct and Ethics will be posted on the Company’s website at www.wtoffshore.com under the “Investors—Governance—Governance Documents” section.

Independence

After reviewing the qualifications of our current directors and nominees, and any relationships they may have with the Company that might affect their independence, the Board has determined that each director and nominee, other than Mr. Krohn, is “independent” as that concept is defined by the NYSE’s Listed Company Manual, the SEC’s rules and regulations governing “independence” of members of the Audit Committee, and the applicable Texas law. In making the determinations of director independence, the Board considered the relationship described below.

Board Leadership Structure

Tracy W. Krohn serves as the Company’s Chairman, Chief Executive Officer and President and is our largest shareholder controlling approximately 32.9% of the outstanding shares of Common Stock as of March 31, 2023. The Board believes its leadership structure is justified by the efficiencies of having the Chief Executive Officer and President also serve in the role of Chairman of the Board, as well as due to Mr. Krohn’s role in founding the Company and his significant ownership interest in the Company. Frank Stanley is the independent director who was elected to serve as the Presiding Director of the Board in 2022. If all of the director nominees are elected at the Annual Meeting, Mr. Stanley will continue as Presiding Director of the Board.

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Standing Committees of the Board

The Board has four standing committees—the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the ESG Committee. Each of the Board’s standing committees is comprised solely of independent directors.

AUDIT COMMITTEE

MEMBERS:	MEETINGS IN 2022: 5

Ms. Boulet	Mr. Stanley (Chair)	Mr. Conwill

If all of the director nominees are elected at the Annual Meeting, Messrs. Conwill and Stanley and Ms. Boulet will serve as members of the Audit Committee of the Board with Mr. Stanley serving as the Chair of the Audit Committee. The Board has determined that each of Messrs. Stanley and Conwill and Ms. Boulet are “independent” under the standards of both the NYSE and Section 10A of the Exchange Act and are financially literate and Mr. Stanley has been designated as the “audit committee financial expert,” as defined under Item 407 of Regulation S-K promulgated under the Exchange Act.

The Audit Committee establishes the scope of and oversees the annual audit, including recommending the independent registered public accountants that audit the Company’s financial statements and approving any other services provided by the independent registered public accountants. The Audit Committee also assists the Board in fulfilling its oversight responsibilities by (1) overseeing the Company’s system of financial reporting, auditing, controls and legal compliance, (2) overseeing the operation of such system and the integrity of the Company’s financial statements, overseeing the qualifications, independence and performance of the outside auditors and any internal auditors who the Company may engage, and (3) periodically reporting to the Board concerning the activities of the Audit Committee. In performing its obligations, it is the responsibility of the Audit Committee to maintain free and open communication between it, the Company’s independent auditors, the internal audit function and the management of the Company.

The Audit Committee’s functions are further described under the heading “Audit Committee and Independent Registered Public Accounting Firm—Audit Committee Report.” A copy of the Audit Committee’s Charter is posted under the “Investors—Governance—Governance Documents” section of the Company’s website at www.wtoffshore.com and is available in print to any shareholder without charge upon written request to our Corporate Secretary at 5718 Westheimer Road, Suite 700, Houston, TX 77057.

46	2023 Proxy Statement

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

MEMBERS:	MEETINGS IN 2022: 6

Ms. Boulet (Chair)	Mr. Stanley	Mr. Conwill

If all of the director nominees are elected at the Annual Meeting, Ms. Boulet, Mr. Stanley and Mr. Conwill will serve as members of the Nominating and Corporate Governance Committee of the Board (the “Nominating and Corporate Governance Committee”) with Ms. Boulet serving as the Chair of the Nominating and Corporate Governance Committee. All of these individuals qualify as (i) independent under NYSE listing standards, Section 10C of the Exchange Act, and the Company’s corporate governance guidelines, (ii) “non-employee directors” under Rule 16b-3 promulgated under the Exchange Act and (iii) “outside directors” under Section 162(m). The purpose of the Nominating and Corporate Governance Committee is to nominate candidates to serve on the Board and to recommend director compensation. Once the Nominating and Corporate Governance Committee has recommended director compensation, the Board accepts or rejects the recommendation. The factors and processes used to select potential nominees are more fully described in the section entitled “—Identifying and Evaluating Nominees for Directors.” The Nominating and Corporate Governance Committee is also responsible for assisting the Board in developing, implementing and complying with its corporate governance guidelines, overseeing the evaluation of the Board and management, recommending members of the Board to serve on committees of the Board and evaluating the functions and performance of such committees, overseeing and approving the management continuity planning process, and otherwise taking a leadership role in regulating the corporate governance of the Company. A copy of the Nominating and Corporate Governance Committee’s Charter is posted under the “Investors—Governance—Governance Documents” section of the Company’s website at www.wtoffshore.com and is available in print to any shareholder without charge upon written request to our Corporate Secretary at 5718 Westheimer Road, Suite 700, Houston, TX 77057.

COMPENSATION COMMITTEE

MEMBERS:	MEETINGS IN 2022: 6

Mr. Conwill (Chair)	Mr. Stanley	Ms. Boulet

If all of the director nominees are elected at the Annual Meeting, Ms. Boulet and Messrs. Conwill and Stanley will serve as members of the Compensation Committee of the Board (the “Compensation Committee”) with

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Mr. Conwill serving as the Chair of the Compensation Committee. All of these individuals qualify as (i) independent under NYSE listing standards, Section 10C-1 of the Exchange Act and in accordance with the Company’s corporate governance guidelines and (ii) “non-employee directors” under Rule 16b-3 promulgated under the Exchange Act.

The Compensation Committee performs an annual review of the compensation and benefits of the executive officers and senior management, establishes and reviews general policies related to employee compensation and benefits and administers Company equity-based incentive plans, including the W&T Offshore, Inc. Amended and Restated Incentive Compensation Plan, as amended (the “Incentive Compensation Plan”) and the 2004 Directors Compensation Plan of the Company, as amended on March 4, 2020 (and as amended from time to time, the “Directors Compensation Plan”). Under the terms of its charter, the Compensation Committee also determines the compensation for Mr. Krohn, the Chief Executive Officer and President of the Company. As part of its duties, the Compensation Committee also recommended the adoption of substantial revisions to the Company’s compensation practices to better align with the practices of the Company’s peer group and reaffirm the Company’s commitment to pay and performance alignment over the long-term. Please see “Compensation Discussion and Analysis—Compensation Changes for 2023”. The Compensation Committee has the power to delegate some or all of its power and authority in administering the Incentive Compensation Plan of the Company to the Chief Executive Officer, other senior members of management, as the Committee deems appropriate; however, the Compensation Committee may not delegate its authority to an individual with regard to any matter or action under the Incentive Compensation Plan for an officer that is subject to Section 16 of the Exchange Act.

The Compensation Committee also (i) establishes and monitors compliance with stock ownership guidelines; (ii) reviews and approves or recommends any contracts or transactions with current or former directors and executive officers, including any consulting agreements, severance arrangements or loans made or guaranteed by the Company; (iii) considers risks related to the Company’s compensation policies; (iv) assesses the results of the most recent stockholder advisory vote on executive compensation; and (v) oversees compliance with SEC rules regarding shareholder approval of certain executive compensation matters.

If you would like additional information on the responsibilities of the Compensation Committee, please refer to its charter, which is available on our website at www.wtoffshore.com under the “Investors—Governance—Governance Documents” section of our website and is available in print to any shareholder without charge upon written request to our Corporate Secretary at 5718 Westheimer Road, Suite 700, Houston, TX 77057.

ESG COMMITTEE

Ms. Boulet (Chair)	Mr. Stanley	Mr. Conwill

48	2023 Proxy Statement

If all of the director nominees are elected at the Annual Meeting, Messrs. Conwill and Stanley and Ms. Boulet will serve as members of the ESG Committee of the Board (the “ESG Committee”) with Ms. Boulet serving as Chair of the ESG Committee.

The ESG Committee was created in April 2023 to assist the Company with its responsibilities relating to oversight of the Company’s environmental, health, safety and governance practices and to monitor management’s efforts in creating a culture of safety and environmental protection and provide oversight for the ESG aspects of the Company’s operations. In carrying out these responsibilities, the ESG Committee, among other things, (i) provides oversight for the Company’s ESG practices; (ii) monitors management’s efforts in creating a culture of continuous improvement in the Company’s safety and environmental protection practices; (iii) reviews and approves the Company’s ESG goals; (iv) reviews the management of current and emerging ESG-related issues; (v) reviews any significant safety or environmental incidents or material regulatory compliance violations; and (vi) provides oversight regarding the Company’s support of charitable organizations and community affairs. The ESG Committee is also responsible for the oversight of the Company’s preparation of its ESG Report.

Risk Oversight

Our Board oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance shareholder value. A fundamental part of risk management is not only understanding the risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the Company. The involvement of the full Board in setting the Company’s business strategy is a key part of its assessment of management’s tolerance for risk and also a determination of what constitutes an appropriate level of risk for the Company.

While the Board has the ultimate oversight responsibility for the risk management process, various committees of the Board also have responsibility for risk management. In particular, the Audit Committee focuses on financial risk, including internal controls, and receives an annual risk assessment report from the Company’s internal auditors. The Audit Committee, in the course of its oversight activities, also conducts periodic reviews of the Company’s cybersecurity policies, procedures and risks. In addition, in setting compensation, the Compensation Committee strives to create incentives that encourage a level of risk-taking behavior consistent with the Company’s business strategy. Lastly, the newly-formed ESG Committee will enhance the Company’s focus on environmental, social and governance risk management by focusing on climate risks, health and safety risks, and legislative and regulatory risks associated with climate change.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee are set forth above. The Compensation Committee is comprised entirely of independent directors. In addition, none of the Company’s executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our Board or Compensation Committee.

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Consulting Fees and Services and Conflicts of Interest

The Compensation Committee selects our compensation consultants and other Compensation Committee advisors taking into consideration the factors identified by the rules and regulations of the Securities and Exchange Commission (“SEC”) and the NYSE listing standards. At the May 3, 2022 meeting of the Compensation Committee, the Compensation Committee elected to continue to utilize Meridian Compensation Partners, LLC (“Meridian”), an independent consulting firm experienced in executive and overall compensation practices and policies, as the Company’s executive compensation consultant for 2022. Other than services involving only broad-based non-discriminatory plans or providing survey information, our current compensation consultant did not provide non-executive compensation consulting services to the Company in an amount in excess of $120,000 in 2022. The Compensation Committee has concluded that the work of our compensation consultants has not raised any conflict of interest. Please read “Compensation Discussion and Analysis—Role of the Compensation Committee, its Consultants and Management” for more information about the role of our compensation consultant in our executive compensation programs.

Meetings of the Board and the Committees of the Board

During 2022, the Board held seven meetings, the Compensation Committee held six meetings, the Nominating and Corporate Governance Committee held one meeting and the Audit Committee held five meetings. The ESG Committee was formed in 2023 and, as a result, did not have any meetings in 2022. All of the directors attended all meetings of the Board and all meetings of the committees on which they served during 2022.

The Company’s directors are expected to attend the Annual Meeting absent unusual circumstances. All directors were present at the Annual Meeting held in 2022.

Legal Proceedings

Currently, no director or executive officer, to our knowledge, is a party to any material legal proceeding adverse to the interests of the Company. Additionally, to our knowledge no director or executive officer has a material interest in a material proceeding adverse to the Company.

Director Nomination Process

The Nominating and Corporate Governance Committee will consider all properly submitted shareholder recommendations of candidates for election to the Board. Pursuant to Section 12 of the Bylaws, any shareholder may nominate candidates for election to the Board by giving timely notice of the nomination to the Corporate Secretary of the Company. The Bylaws require that any such shareholder must be a shareholder of record at the time it gives notice of the nomination. To be considered a timely nomination, the shareholder’s notice must be delivered to the Corporate Secretary at the Company’s principal office no later than 90 days prior to the first anniversary of the preceding year’s Annual Meeting and no earlier than 120 days prior to the first anniversary of the preceding year’s Annual Meeting. In evaluating the recommendations of the shareholders for director nominees, as with all other possible director nominees, the Nominating and Corporate Governance Committee will address the criteria set forth below under the heading “—Identifying and Evaluating Nominees for Directors.”

50	2023 Proxy Statement

Any shareholder recommendations for director nominees should include the candidate’s name, qualifications and written consent to being named in the proxy statement and to serving on the Board if elected. The shareholder must also include any other business that the shareholder proposes to bring before the meeting, the reasons for conducting such business at the meeting, any material interest in such business of such shareholder and the beneficial owner, if any, on whose behalf the proposal is made. Additionally, the shareholder must provide his name and address, the name and address of any beneficial owner on whose behalf the shareholder is acting and the number of shares of Common Stock beneficially owned by the shareholder and any beneficial owner for whom the shareholder is acting. Such written notice should be sent to:

Jonathan Curth

Corporate Secretary

W&T Offshore, Inc.

5718 Westheimer Road, Suite 700

Houston, TX 77057

Identifying and Evaluating Nominees for Directors

The Nominating and Corporate Governance Committee is responsible for leading the search for individuals qualified to serve as directors. The Nominating and Corporate Governance Committee evaluates candidates for nomination to the Board, including those recommended by shareholders, and conducts appropriate inquiries into the backgrounds and qualifications of possible candidates. The Nominating and Corporate Governance Committee then recommends nominees to the Board to be presented for election as directors at meetings of the shareholders or of the Board. As indicated above, shareholders may recommend possible director nominees for consideration to the Nominating and Corporate Governance Committee.

In evaluating nominees to serve as directors on the Board and in accordance with the Company’s Corporate Governance Guidelines, the Nominating and Corporate Governance Committee selects candidates with the appropriate skills and characteristics required of Board members. Pertinent to this inquiry is the following non-exhaustive list of factors: candidate’s business or professional experience; integrity and judgment; records of public service; ability to devote sufficient time to the affairs of the Company; diversity of professional and cultural experience; gender and ethnic background; age; skills; occupation; and understanding of financial statements and financial reporting systems. In addition, our Nominating and Corporate Governance Committee has adopted a policy, referred to generally as the “Rooney Rule” of interviewing and considering in good faith at least one ethnically or gender diverse candidate for each open position as a nominee for our Board of Directors and any senior executive position at the Company. These factors, together with the director qualifications criteria noted in the Governance section of this proxy statement, are considered by the Nominating and Corporate Governance Committee in assessing potential new directors.

The Nominating and Corporate Governance Committee will also consider and weigh these factors in light of the current composition and needs of the Board.

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Director Skills Matrix

Currently, our Board embodies a diverse set of experiences, qualifications, attributes and skills as shown below, and 25% of our board members are women:

	M&A and Strategic Planning	Financial Oversight and Accounting	Industry Experience	Executive Leadership	Environmental/ Sustainability	Other Outside Board Experience	Cyber- security	Diversity
Virginia Boulet
Daniel O. Conwill IV
Tracy W. Krohn
B. Frank Stanley

Director Compensation

Directors who are also employees of the Company receive no additional compensation for serving as directors or committee members. Mr. Krohn did not receive compensation for his services on the Board and information regarding his compensation as of December 31, 2022, is set forth in the section titled “Executive Compensation and Related Information — Summary Compensation Table”. The Board and shareholders previously adopted the Directors Compensation Plan, which provides that the Compensation Committee may grant stock options or restricted or unrestricted stock to non-employee directors. A total of 666,917 shares of Common Stock were initially reserved for issuance under the Directors Compensation Plan. In 2020, the Directors Compensation Plan was amended to increase the number of shares by 500,000 shares of Common Stock, and as of December 31, 2022, a total of 368,316 shares remained available for issuance under the Directors Compensation Plan.

For fiscal year 2022, we provided each of the non-employee directors of the Company the following cash compensation:

(i)	an annual retainer of $110,000, payable in equal quarterly installments;
(ii)	compensation of $1,500 for each meeting of the Board or any Board committee meeting attended;
(iii)	compensation of $1,000 for each Board unanimous written consent executed;
(iv)	compensation of $1,500 for each day that a Board member attends a seminar (up to two seminars a year) concentrating on matters relating to responsibilities of Board members;
(v)	compensation of $5,000 each year for serving on any committee of the Board (except Chair of the Audit Committee);

52	2023 Proxy Statement

(vi)	compensation of $5,000 each year for serving as chair of any committee of the Board (except Chair of the Audit Committee);
(vii)	compensation of a one-time fee of $10,000 for serving on any Special Committee of the Board that may be formed; and
(viii)	compensation of $15,000 each year for serving as Chair of the Audit Committee.

Additionally, we provide each of the non-employee directors of the Company at each annual meeting of shareholders, a restricted stock grant pursuant to the Directors Compensation Plan covering shares of Common Stock of the Company having a fair market value (calculated as of the close of trading on the NYSE on the date of the annual meeting of shareholders) equal to approximately $70,000;

The restriction on the restricted stock grants pursuant to the Directors Compensation Plan lapse with respect to all of the shares subject to the restricted stock grant on the first anniversary date of the date of grant. Vesting of awards accelerates upon a change of control (as defined in the Directors Compensation Plan). Restricted shares are subject to forfeiture until vested and cannot be sold, transferred or otherwise disposed of during the restriction period. The director generally will have the same rights of a shareholder with respect to such shares, including the right to vote and receive dividends or other distributions paid with respect to the shares. The director must remain in service on the Board during the restriction period to retain the shares. If the director leaves prior to expiration of the restriction period, then the award will be forfeited unless otherwise affirmatively determined by the Board.

The following table sets forth a summary of the compensation amounts for our non-employee directors for fiscal year 2022 as well as additional material information in connection with such amounts:

2022 Director Compensation Table

			Stock Awards
Name	Fees Earned ($)		($) (1)(2)	Total ($)
Virginia Boulet	157,000		70,003	227,003
Daniel O. Conwill IV	160,609	(3)	70,003	230,612
B. Frank Stanley	163,694		70,003	233,697

(1)	The amounts reflect the grant date fair value of the restricted stock grants awarded to non-employee directors on May 3, 2022, calculated in accordance with Financial Accounting Standards Board’s Accounting Standards Codification Topic 718 (“ASC Topic 718”), except that the amounts shown assume that there will be no service-based forfeitures of awards. The discussion of the assumptions used in calculating these values can be found in Note 11 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC. The restricted stock grants will vest on May 3, 2023.
(2)	As of December 31, 2022, each director has the following aggregate number of outstanding shares of restricted stock: Virginia Boulet—14,142 shares; Daniel O. Conwill IV—14,142; and B. Frank Stanley—14,142 shares.
(3)	This amount includes $5,303 of personal aircraft use by Mr. Conwill’s spouse.

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Our director compensation practices were also revised in connection with our shareholder outreach program and after giving consideration to shareholder voting guidelines of proxy advisory firms to make our practices consistent with those of our peer group.

In 2023, non-employee director compensation annual cash retainer compensation will be decreased from $110,000 to $85,000, non-employee directors will no longer receive additional cash compensation for the execution of consents, membership on committees or meeting fees, non-employee directors will receive a greater amount of cash compensation as a chair of a committee ($25,000 for the chair of the Audit Committee and $20,000 for the chair of any other committee) and annual equity awards for each non-employee director will be increased from $70,000 to $150,000. The Director Policy requiring a retention of an aggregate value of at least $500,000 of shares of Common Stock, which places the director stock retention guidelines (the “Director Policy”) in the upper quartile of the requirements amongst the Company’s peer group, will remain in place. We have worked with Meridian to align our director compensation more closely with our peer groups, Company performance and shareholder goals.

Additionally, all equity-based incentive awards granted to non-employee directors in 2023 or later will no longer provide for single trigger vesting in the event of a change in control and instead will be subject to double trigger vesting under the 2023 Incentive Compensation Plan. See “Compensation Discussion and Analysis—Compensation Changes for 2023”. Additionally, in accordance with the Company’s aircraft use policy that will be effective in 2023, non-employee directors and their spouses will reimburse the Company for incremental costs associated with their personal use of the Company’s aircraft.

Director Stock Ownership Guidelines. Effective as of January 1, 2011, our Board adopted amendments to the Director Policy, which applies to each of our non-employee directors. Under the Director Policy, no such director may sell or transfer any shares of Common Stock that such director beneficially owns (e.g., by a spouse or other immediate family member residing in the same household or a trust for the benefit of the director or his or her family) until he or she beneficially owns a number of shares of Common Stock, having an aggregate value of at least $500,000, which places the retention guidelines in the Director Policy in the upper quartile of the requirements amongst the Company’s peer group. As of December 31, 2022, each of our Board members was in compliance with the Director Policy.

Communications with the Board

At each regular meeting of the Board, the non-employee directors meet in scheduled executive sessions without management. Mr. Stanley has served as Presiding Director of the Board. If all of the director nominees are elected at the Annual Meeting, Mr. Stanley will continue as Presiding Director of the Board.

Interested parties who would like to contact Mr. Stanley on a confidential basis may do so by sending an email to Presiding_Director@wtoffshore.com or by mailing a written communication to Presiding Director, W&T Offshore, Inc., 5718 Westheimer Road, Suite 700, Houston, TX 77057.

54	2023 Proxy Statement

Corporate
Responsibility

Our 2022 ESG Report

In 2022, we released our second annual Corporate Environmental, Social, and Governance Report (“2022 ESG Report”) which can be found under the “Corporate Responsibility” tab of the Company’s website at www.wtoffshore.com and is available in print to any shareholder who requests it. Our 2022 ESG Report provides detailed information about W&T Offshore, Inc.’s ESG initiatives and related key performance indicators, including information concerning our Safety and Environmental Management Systems. The information on our website, including our 2022 ESG Report, is not incorporated into, and does not form part of, this proxy statement.

The 2022 ESG Report covers the three-year period of January 1, 2019 through December 31, 2021, unless otherwise noted. In the creation of our 2022 ESG Report, we consulted the Sustainability Accounting Standards Board’s Oil and Gas Exploration and Production Sustainability Accounting Standard, the recommendations of the Task Force on Climate-related Financial Disclosures, the Sustainability Development Goals promulgated by the United Nations and other reporting guidance from industry frameworks and standards. The Company intends to release a third annual ESG Report covering the three-year period from January 1, 2020, through December 31, 2022, in the second quarter of 2023.

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Oversight of ESG Issues

ESG Committee

The Company recognizes that a significant concern of many shareholders of publicly traded companies is a commitment by boards of directors to addressing oversight of ESG-related issues. The Board of Directors has assigned oversight of ESG-related matters to a newly-formed ESG Committee of the Board of Directors, comprised of Messrs. Conwill and Stanley and Ms. Boulet. The ESG Committee assists senior management in setting the Company’s general strategy relating to ESG matters and in developing, implementing and monitoring initiatives and policies based on that strategy.

In addition to the work of the ESG Committee, the Board of Directors has a long-standing practice of reviewing certain ESG-related issues that are critical to fulfilling the Company’s environmental responsibilities and to the safety and well-being of our employees at each quarterly meeting of the Board. Those matters include the number and extent of any oil spills from the platforms we operate in the Gulf of Mexico and the number and extent of any injuries that our employees or employees of our contractors suffer while working on our platforms. The Board not only discusses such accidents or incidents, but also reviews the Company’s environmental and safety performances versus the average performances of our competitors in the Gulf of Mexico. Also, on a quarterly basis, the Board discusses with the appropriate officers of the Company any issues that have arisen in the course of the quarter involving the Company’s obligations under all other governmental laws and regulations involving the Company’s operations in the Gulf of Mexico.

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ESG Task Force

To assist in the implementation of the ESG Committee’s ESG objectives, we have also established a managerial ESG Task Force composed of cross-functional management-level employees, with a goal of mitigating risks while benefiting our shareholders and the regions where we operate. These employees represent multiple business units and corporate functions, including:

Operations	HSE&R	Legal	Human Resources	Investor Relations	Finance

This task force is responsible for overseeing and managing our ESG reporting initiatives and suggesting areas of focus to our executive management. Executive management in turn reports on those activities to the ESG Committee and the Board of Directors.

Shareholder Engagement and Company Responses

Following the 2022 Annual Meeting of Shareholders of the Company, the Board of Directors continued its efforts to be more involved in direct communication with larger shareholders of the Company with respect to executive compensation and other ESG issues. Accordingly, the independent members of the Board worked with Company’s management to invite representatives of the Company’s 25 largest shareholders (other than Mr. Krohn) to discuss executive compensation and any other ESG issues. We held conference calls with representatives of each shareholder expressing an interest to engage in an open-ended conversation about these issues, in which representatives of the Company (other than the Company’s executive officers, including Mr. Krohn) and each of the independent members of the Board of Directors participated.

As a result of those telephonic discussions with larger shareholder representatives and giving consideration to voting guidelines of proxy advisory firms such as Institutional Shareholder Services and Glass Lewis and voting policies of certain large institutional investors, our Board of Directors took various matters under advisement resulting, in part, in the following:

●	Effective for compensation to be paid for 2023, the Board of Directors has adopted a substantial revision of the Company’s compensation practices to better align practices with the Company’s peer group and confirm the Company’s commitment to pay and performance alignment over the long-term, including a reduction in cash compensation and shift to focus on a higher percentage of equity-based compensation, among other things. Our compensation changes for 2023 are outlined further in “Compensation Discussion and Analysis—Shareholder Votes on Executive Compensation and Company Responses” and “Compensation Discussion and Analysis—Compensation Changes for 2023.”
●	The Board of Directors established the ESG Committee, which will assist in setting the Company’s general strategy relating to ESG matters and in developing, implementing and monitoring initiatives and policies based on that strategy.

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●	The chairpersons of the Nominating and Governance Committee and the Audit Committee, with advice from counsel recently evaluated possible amendments to the Articles of Incorporation to, among other things, (i) permit holders of a majority of outstanding shares to amend the Bylaws, which is currently prohibited under the Articles of Incorporation, and (ii) lower the percentage of holders of outstanding shares required to approve certain fundamental actions and transactions under the Texas Business Organizations Code from the statutory default requiring approval of holders of two-thirds of outstanding voting shares to a simple majority of such shares required for certain fundamental actions and transactions by the Company, including mergers, sale of substantially all of the assets and, with limited amendments to the Articles of Incorporation.

Security Ownership of Certain
Beneficial Owners And Management

The following table sets forth certain information regarding beneficial ownership of Common Stock as of March 31, 2023, based on the 146,460,902 shares of Common Stock outstanding on that date, of (i) the Company’s named executive officers, directors and director nominees, (ii) all executive officers and directors of the Company as a group, and (iii) each person who beneficially owns more than 5% of the Company’s Common Stock. Unless otherwise indicated, each of the persons below has sole voting and investment power with respect to the shares beneficially owned by such person. To the knowledge of the Company, no person or entity holds more than 5% of the outstanding shares of Common Stock, except as set forth in the following table.

	Shares of Common Stock	Percent of Outstanding
Name of Beneficial Owner	Beneficially Owned (1)	Common Stock
Five Percent Holders:
Tracy W. Krohn	48,123,477	32.9%
State Street Corporation (2)	11,807,814	8.1%
The Vanguard Group (3)	10,012,085	6.8%
Directors and Named Executive Officers:
Tracy W. Krohn	48,123,477	32.9%
Virginia Boulet	331,497	*
Daniel O. Conwill IV	34,976	*
B. Frank Stanley	280,973	*
Jonathan Curth	3,229	*
William J. Williford	142,326	*
Janet Yang	85,899	*
Stephen L. Schroeder (4)	427,637	*
Directors and Executive Officers as a Group (7 persons)	49,002,377	33.5%

*	Less than one percent.
(1)	Under the regulations of the SEC, shares are deemed to be “beneficially owned” by a person if he directly or indirectly has or shares the power to vote or dispose of, or to direct the voting of or disposition of, such shares, whether or not he has any pecuniary interest in such shares, or if he has the power to acquire such power through the exercise of any option, warrant or right, which is presently exercisable or convertible or will be within 60 days of the measurement date.

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(2)	The information is based on a Schedule 13G Amendment filed with the SEC on February 9, 2023, reporting ownership of shares of Common Stock as of December 30, 2022. Consists of (i) 11,807,814 shares of Common Stock held by State Street Corporation and (ii) 10,057,750 shares of Common Stock held by SSGA Funds Management, Inc (together with State Street Corporation, the “State Street Entities”). Elizabeth Schaefer is the Senior Vice President and Deputy Controller of State Street Corporation. Jaclyn Collier is the Chief Compliance Officer of SSGA Funds Management, Inc. The address for the State Street Entities is 1 Lincoln Street, Boston, MA 02111. The State Street Entities have shared voting power and shared dispositive power over such shares of Common Stock.
(3)	The information is based on a Schedule 13G filed with the SEC on February 9, 2023, reporting ownership of shares of Common Stock as of December 30, 2022. Consists of (i) 278,967 shares of Common Stock over which The Vanguard Group holds shared voting power, (ii) 9,651,862 shares of Common Stock over which The Vanguard Group holds sole dispositive power, and (iii) 360,223 shares of Common Stock over which The Vanguard Group holds shared dispositive power. Ashley Grim is the Head of Global Fund Administration of The Vanguard Group. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.
(4)	The number of shares reported as beneficially owned by Mr. Schroeder is as of his June 1, 2022, retirement from his position.

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Executive
Officers

The following persons serve as our executive officers as of the date of this proxy statement in the indicated positions:

Name	Age (1)	Position
Tracy W. Krohn	68	Chairman, Chief Executive Officer and President
Janet Yang (2)	42	Executive Vice President and Chief Financial Officer
William J. Williford	50	Executive Vice President and Chief Operating Officer
Jonathan Curth	40	Executive Vice President, General Counsel and Corporate Secretary

(1)	Ages as of March 31, 2023.
(2)	On April 3, 2023, Ms. Yang delivered notice to the Company that she will resign from her position, effective May 11, 2023, and disclosed that for family reasons, she and her family will be relocating to another city.

Mr. Krohn’s biographical information can be found in this proxy statement in the section entitled “Proposal No. 1 – Election of Directors” under the subsection “Information Concerning Director Nominees.”

Janet Yang joined the Company in 2008 and was named Executive Vice President and Chief Financial Officer in November 2018. Previously, she served as Acting Chief Financial Officer from August 2018 to November 2018, Vice President of Corporate and Business Development from March 2017 to November 2018, Director of Strategic Planning and Analysis from June 2012 to March 2017 and Finance Manager from December 2008 to June 2012. Prior to joining the Company, Ms. Yang held positions in research and investment analysis at BlackGold Capital Management, investment banking at Raymond James and energy trading at Allegheny Energy. Ms. Yang earned a Bachelor of Arts degree in Economics from Rice University and a Master of Business Administration degree from The University of Chicago Booth School of Business.

William J. Williford joined the Company in 2006 and was named Executive Vice President and Chief Operating Officer in March 2022. Since joining the Company in 2006, he has served as Reservoir Engineer, Exploration Project Manager, General Manager Deepwater of Gulf of Mexico, Vice President and General Manager of Gulf of Mexico Shelf and Deepwater, and most recently, Executive Vice President and General Manager of Gulf of Mexico. Mr. Williford has over 25 years of oil and gas technical experience with large independents in the Gulf of Mexico and Domestic Onshore. Prior to joining the Company, Mr. Williford held positions in reservoir, production, operations and strategic planning at Kerr-McGee and Oryx Energy. Mr. Williford earned a Bachelor of Science degree in Petroleum Engineering from Mississippi State University.

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Jonathan C. Curth joined the Company in June 2022 as Executive Vice President, General Counsel and Corporate Secretary and manages legal and other various business functions. Mr. Curth has served in numerous commercial and legal positions at other energy companies, including most recently serving as Executive Vice President, General Counsel, Compliance Officer and Corporate Secretary for Vine Energy, Inc. (now a subsidiary of Chesapeake Energy Corp.) from November 2020 to December 2021. His prior experience also includes Interim President and Chief Executive Officer, General Counsel, Chief Compliance Officer and Corporate Secretary of Vanguard Natural Resources, Inc. (now Grizzly Energy, LLC) from December 2017 to December 2019, where he was responsible for multiple commercial functions and all legal matters, and Assistant General Counsel at Newfield Exploration Company (now Ovintiv Inc.) from August 2013 to December 2017. He also previously worked at Willkie Farr and Gallagher LLP and at Baker and McKenzie LLP. Mr. Curth is Board Certified in Oil, Gas and Mineral Law by the Texas Board of Legal Specialization and has over 15 years of commercial and legal experience in the energy industry. Mr. Curth received a B.A. degree from Baylor University and a J.D. degree from The University of Texas School of Law at Austin.

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Equity Compensation Plan
Information

Securities Authorized for Issuance Under Equity Compensation Plans

The following table sets forth information with respect to the equity compensation plans available to directors, officers, certain employees and certain consultants of the Company in effect as of December 31, 2022.

Number of securities
remaining available for
	Number of securities to be		future issuance under equity
	issued upon exercise of	Weighted-average exercise	compensation plans,
	outstanding options,	price of outstanding options,	(excluding securities
	warrants and rights	warrants and rights	reflected in column (a))
Plan category (1)	(a) (2)	(b) (3)	(c) (4)
Equity compensation plans approved by security holders	2,723,995	N/A	7,240,002
Equity compensation plans not approved by security holders	—	—	—
Total	2,723,995	N/A	7,240,002

(1)	Our equity compensation plans are the Incentive Compensation Plan and the Directors Compensation Plan.
(2)	Represents the number of underlying shares of Common Stock associated with the restricted stock units and performance-based restricted stock units (assuming the target number of performance-based restricted stock units will be earned) outstanding under each of the Incentive Compensation Plan and the Directors Compensation Plan.
(3)	The securities granted under the Incentive Compensation Plan and the Directors Compensation Plan are restricted stock, restricted stock units and performance-based restricted stock units, which do not have an exercise price.
(4)	Represents the number of shares of Common Stock available for issuance under both of the Incentive Compensation Plan and the Directors Compensation Plan excluding the amounts in column (a).

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Compensation Discussion and
Analysis

Introduction

This Compensation Discussion and Analysis provides a general description of our compensation program and specific information about its various components, which are largely base salaries, short- and long-term incentive and retention programs, retirement plans and health and welfare benefits. This Compensation Discussion and Analysis also provides information about the following individuals who are our “Named Executive Officers” for fiscal year 2022, identified in our Summary Compensation Table provided below:

Tracy W. Krohn	Janet Yang	William J. Williford	Jonathan Curth	Stephen L. Schroeder
Chairman, Chief Executive Officer and President	Executive Vice President and Chief Financial Officer	Executive Vice President and Chief Operating Officer	Executive Vice President, General Counsel and Corporate Secretary	Former Senior Vice President and Chief Technical Officer

Compensation Philosophy and Objectives

The primary objectives of our compensation program for the Named Executive Officers are to attract, as needed, and retain the best possible executive talent, to stimulate the Named Executive Officers’ efforts on our behalf in a way that supports our financial performance objectives and business strategy, and to align their incentives with enhancement of long-term shareholder value. In particular, our compensation program for Named Executive Officers is designed to reward superior job performance and individual initiative to help increase our profitability, oil and gas reserves, production rates, Adjusted EBITDA (as defined below), and Adjusted EBITDA Margin (as defined below), to appropriately manage lease operating expenses (“LOE”) and general and administrative (“G&A”) expense and various other key operational and ESG metrics. In determining compensation, the Compensation Committee has also evaluated the execution of long-term strategic objectives for the Company, such as the reduction of the Company’s Net Debt (as defined below). We define “Adjusted EBITDA” as net income (loss) plus income tax expense (benefit), net interest expense, and depreciation, depletion, amortization and accretion, excluding the unrealized commodity derivative gain or loss, and the effects of derivative premium payments, allowance for credit losses, write-off of debt issuance costs, non-cash incentive compensation, non-recurring IT transition costs, release of restricted funds, non-ARO plugging and abandonment (“P&A”) costs, and other miscellaneous costs that are appropriate adjustments to reflect normalized results. “Adjusted EBITDA Margin” is defined as Adjusted EBITDA divided by revenues for the applicable period. We define “Net Debt” as the Company’s total debt, less the Company’s cash and cash equivalents.

To achieve these objectives the Compensation Committee, as set forth under its charter, sets the compensation of our Chief Executive Officer, reviews and approves with the Chief Executive Officer the evaluation process and the compensation of our other Named Executive Officers, and evaluates the performance of the Company’s executive

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officers and senior management. The Compensation Committee has approved metrics by which each Named Executive Officer’s cash incentives and stock-related incentives will be awarded through our Incentive Compensation Plan.

Appropriately setting compensation metrics, goals and objectives in the oil and gas exploration industry, in the view of the Compensation Committee, presents certain unusual challenges because the operational and financial results of the Company are heavily influenced by changes in commodity prices over which the Named Executive Officers have no direct influence. The Compensation Committee recognizes, however, that the influence of changes in commodity prices can be ameliorated somewhat by entering into commodity derivatives contracts (which, in certain circumstances, creates another set of risks). Accordingly, Adjusted EBITDA, accounts for this by including the impact of the realized commodity derivative contracts or cash, but excluding unrealized gains or losses on those contracts, which are calculated based on contract prices and future prices quoted with in the futures markets and can swing significantly in value with an undetermined total cash impact.

As a result of changing commodity prices, the Compensation Committee reviews the goals utilized to incentivize management annually. For example, an Adjusted EBITDA margin metric may be significantly higher or lower in one year compared to the prior year’s target and yet be a meaningful goal, the obtaining of which is in the shareholders’ best interest. The Compensation Committee believes that rigidly retaining an Adjusted EBITDA margin target set for a prior year during periods of substantially higher commodity prices could act as a significant management disincentive. Conversely, an Adjusted EBITDA margin target may be set significantly higher than the prior year in light of commodity price increases which in the context of many other businesses would represent an unrealistic increase in a fundamental financial metric. On the other hand, the Compensation Committee is aware, after conversations with our larger shareholders who accepted our invitation to discuss these matters, that our shareholders expect our long-term compensation plan to include at least one three-year metric that focuses management on the need to create long-term shareholder value. Accordingly, in 2022 we changed our long-term compensation plan metrics to include a three-year relative total shareholder return (“TSR”) metric.

The Compensation Committee has historically applied the following compensation strategies in connection with its deliberations:

  To compensate the Named Executive Officers so that their aggregate compensation compares favorably with the total compensation of executives at peer group companies as well as companies with similar areas of operations and/or revenues in the oil and gas industry.

  To provide a significant component of the total target compensation of the Named Executive Officers in the form of equity-based incentive compensation awarded as a function of our performance in an effort to encourage retention and so that over time our Named Executive Officers have and maintain a meaningful financial interest which is aligned with our shareholders’ interests.

  To provide incentive compensation (both short and long-term) awards that are subject to well-defined performance-based targets.

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In addition to the primary components of executive compensation described further below, our executive compensation program includes other features that we believe are consistent with strong governance practices, including:

WHAT WE DO

      Transparent Compensation Program: We strive to maintain a transparent executive compensation program that is easily understandable both to shareholders and employees

      Independent Compensation Consultant: Engagement by the Compensation Committee of an independent compensation consultant to assist with the Compensation Committee’s regular review of our executive compensation program

      Award Mix of Long Term Equity Incentives: Long term equity incentive grants include PSUs and RSUs. Effective in 2023 long term equity incentive grants will be granted as a mix of 60% PSUs and 40% RSUs, which is in line with market approach

      Business Judgment: In addition to our formulaic incentive programs, we maintain the ability to incentivize and retain our executives in a manner that reflects our strategic environment in real-time conditions, and compensate our executives in a manner that will strengthen our business goals and aligns with our peers

      Mitigation of Undue Risk: We conduct a risk assessment annually to carefully consider whether any of our compensation programs could lead to excessive or unnecessary risk-taking behavior in our employees

      Annual Bonus Metrics: We regularly review annual bonus metrics for our executives to ensure they are consistent with our peer group

      Significant At-Risk, Variable Compensation Aligned with Company Performance and Shareholder Interests: A significant percentage of target compensation awards are at-risk, variable and performance-based

      Multi-Year Equity Vesting: Multiple-year vesting for all executive equity awards, with increased performance periods for equity awards

      Stock Ownership Guidelines and Retention Policy: Requires our executives and directors to hold a minimum amount of our Common Stock having a value equal to, for officers, a multiple of their base salary depending on their position and for directors, $500,000

      Clawback Policy: All incentive-based compensation awards are subject to recoupment in the event of certain financial restatements, or the miscalculation of a performance metric or goal that is the basis of payment of incentive-based compensation

      Anti-Hedging Policy: We have a policy that prevents executives and directors from engaging in short-term trading, pledging or hedging transactions involving our Common Stock

      Alignment of Executive Incentives: Our executives own a significant stake in the Company (above all peers), ensuring alignment between our strategic objectives and those of our executive management

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WHAT WE DO NOT DO

     No Tax Gross-Ups or Excessive Perquisites: We do not provide tax gross-up payments to the NEOs for any reason. We eliminated perquisites related to personal use of the Company chartered aircraft as of the second quarter of fiscal year 2023

     No Guaranteed Payments: We do not provide any guaranteed bonus awards.

     Dividend Payments: No current dividend payments on unvested equity awards

     No Benefits to Former Executives: We do not maintain benefits for former executives, other than our broad-based 401(k) plan

     Limited Employment Agreements: We are party to an employment agreement with our founder, largest shareholder and Chief Executive Officer, but all other NEOs are at-will employees

     Effective for 2023, No “Single Trigger” Executive Employment Agreements or Equity Awards: We have entered into a new employment agreement with our Chief Executive Officer that no longer provides for a “single trigger” payout in the event of a change in control. In addition, the Board has adopted a policy that, effective with our annual equity awards granted after calendar year 2022, equity awards granted to employees and non-employee directors will not include any “single trigger” benefits that vest upon a change of control

     No Excess Benefit Plans: We do not maintain pension, supplemental executive retirement plans or other excessive benefit plans for executives

Shareholder Votes on Executive Compensation and Company Responses

The Board believes it is advisable and in the best interest of the Company and its shareholders to hold an advisory vote on executive compensation on an annual basis. In 2022, the Company held a shareholder advisory vote on the compensation paid to our Named Executive Officers in 2021, which resulted in only 56% of votes cast approving such compensation. The Company is holding another vote in connection with the Annual Meeting.

Following the last advisory vote in 2022, the Compensation Committee considered many factors in evaluating our executive compensation programs as discussed in this Compensation Discussion and Analysis, including the Compensation Committee’s assessment of the interaction of our compensation programs with our corporate business objectives and review of data of our peer group, each of which is evaluated in the context of the Compensation Committee’s duty to act as the directors determined to be in all shareholders’ best interests. As a result of the disappointing outcome of the 2022 “say on pay” advisory vote, the Company reached out to the 25 largest shareholders for feedback, and based on the conversations we had with some of our larger shareholders’ representatives and after a review of the policies of proxy advisory firms such as Institutional Shareholder Services

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and Glass Lewis, we have made significant changes to our compensation policies and executive compensation program for 2023 to address shareholders’ expressed concerns, including:

   Reduction of cash compensation for NEOs and shift to higher percentage of equity-based compensation

   Equity-grants to be awarded with 60% performance-based restricted stock units and 40% time-based restricted stock units

   Amendment to Mr. Krohn’s employment agreement to remove single trigger change in control payment, among other things

   Removal of individual multiplier for target bonuses for NEOs

   Maximum annual bonus limited to 200% of target for NEOs

   Reduced CEO annual base salary from $1,150,000 to $800,000 and increased equity-based compensation target from 275% to 400% of base salary

   Eliminated perquisite compensation related to Mr. Krohn’s personal aircraft use effective in the second quarter of fiscal year 2023

   Removal of single trigger vesting of equity awards in connection with a change of control

   Reducing cash retainer for non-employee directors from $110,000 to $85,000

   Eliminated non-employee director compesnation for the execution of consents, membership on committees and meeting fees

   Increasing equity compensation to non-employee directors from $70,000 to $150,000

   No special bonuses in 2022

The Company intends to make a continued concerted effort to provide our shareholders with additional insight regarding our incentive compensation programs, our peer group analysis, and our general compensation philosophy disclosures within this CD&A. For more detail on shareholder communications and Company responses to certain compensation issues raised in resultant discussions, see “—Compensation Changes for 2023” below, and “Shareholder Engagement and Company Responses” under the “Corporate Responsibility” section of this proxy statement.

Compensation Changes for 2023

With respect to fiscal year 2023, we have made substantial changes to our compensation programs based on feedback from our shareholders. We have amended and restated Mr. Krohn’s employment agreement and made changes to his cash compensation for 2023, revised the terms of our go-forward grants of equity-based incentive awards, made changes to our cash based incentive program, removed the individual multiplier for our Named Executive Officers to align closer to our peer group, made changes to our director compensation program to align compensation more closely with Company performance and shareholder goals, revised severance payment arrangements for Named Executive Officers to align more closely with the market approach and are adopting a new incentive plan subject to shareholder approval, as proposed herein.

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In 2023 the Company, with Mr. Krohn’s concurrence, amended his employment agreement to provide for: (i) double trigger vesting requirements in the event of a change in control, see “Executive Compensation and Related Information—Potential Payments Upon Termination or a Change in Control”, (ii) a reduction in base salary from $1,150,000 to $800,000 to be more reflective of annual base salary compensation for Chief Executive Officers at members of our peer group and shift more of his total compensation to long-term equity-based compensation (increasing his equity-based compensation target from 275% to 400% of base salary), (iii) annual bonus will no longer include an individual multiplier and his performance metrics will be revised to conform with our peer group with the assistance of Meridian to calibrate the form and amount of executive compensation for his target annual bonus going forward, (iv) reimbursement to the Company by Mr. Krohn for incremental costs associated with his personal use of the Company’s aircraft starting in the second quarter of fiscal year 2023, (v) an increase to the non-compete and non-solicitation period, (vi) inclusion of annual bonus and equity grant eligibility to be consistent with market practices and (vii) employment terms will be revised for consistency with current market practices including updates to the definition of “Good Reason” and inclusion of a formal clawback provision and pre-negotiated form of release.

All equity-based incentive awards for all employees and non-employee directors granted in 2023 or later will no longer provide for single trigger vesting in the event of a change in control and will instead provide for double trigger vesting, see “Executive Compensation and Related Information—Potential Payments Upon Termination or a Change in Control”. The mix of equity-based incentive awards will be shifted to 60% PSUs and 40% RSUs.

For annual target bonuses in fiscal year 2023 and going forward, the individual performance multiplier will be removed for each Named Executive Officer, meaning the maximum annual bonus payout will not exceed 200% of the executive’s target, rather than 380% under the prior formulation.

In our discussions with our larger shareholders, we were told that our compensation system seemed to disproportionally reward our Chief Executive Officer as compared to other members of our management team. We believe that, with the changes outlined above, the relative difference in compensation between our Chief Executive Officer, on the one hand, and the other members of our management team, on the other hand, will be substantially reduced in 2023 and going forward.

Please see Proposal No. 10—W&T Offshore, Inc. 2023 Incentive Compensation Plan Proposal for a summary of our proposed new incentive plan.

Role of the Compensation Committee, its Consultants and Management

Our Board has entrusted the Compensation Committee to carry out its overall responsibility relating to the compensation of our officers and senior management, including our Named Executive Officers. The Compensation Committee meets outside the presence of all of our executive officers, including our Named Executive Officers, to consider appropriate compensation for our Chief Executive Officer. For all other Named Executive Officers, the Compensation Committee meets outside the presence of all executive officers except our Chief Executive Officer. During 2022, our Chief Executive Officer played an important role in the executive compensation process by overseeing the performance and dynamics of the executive team and generally keeping the Compensation Committee informed. All final approvals regarding our Named Executive Officers’ compensation remain with the

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Compensation Committee. The Compensation Committee has the authority to engage the services of outside advisors, experts and others to assist in performing its responsibilities. It selects our compensation consultants and other advisors taking into consideration the factors identified by the SEC rules and regulations and the NYSE listing standards, as described in greater detail within the Corporate Governance section above. The Compensation Committee retained Meridian, an independent consulting firm experienced in executive and overall compensation practices and policies, to assist in calibrating the form and amount of executive compensation for the 2022 compensation program by providing market data, and continued to engage Meridian with respect to current 2023 compensation decisions. Prior to the start of the 2022 year, and then throughout the 2022 year, the Compensation Committee consulted with Meridian in order to either set target compensation values, or to receive assistance in determining the satisfaction of applicable Performance Metrics (as defined below) for 2022 compensation awards, as applicable.

Using the independence factors established by the SEC and the NYSE, the Compensation Committee determined that Meridian’s work did not raise any conflicts of interest, and they are considered an independent consulting firm.

The Compensation Committee typically works with our Chief Executive Officer to implement and promote our executive compensation strategy. The most significant aspects of management’s involvement in this process are:

●	preparing meeting agendas and materials in advance of Compensation Committee meetings for review by the Compensation Committee members;
●	evaluating employee performance (other than the Chief Executive Officer);
●	meeting with compensation consultants, legal counsel or other advisors as directed by the Compensation Committee;
●	recommending our business goals, subject to approval by the Compensation Committee;
●	providing background information regarding our business goals; and
●	recommending the compensation arrangements and components for our employees, including Named Executive Officers (other than the Chief Executive Officer).

The Compensation Committee, together with the assistance and recommendation of our Chief Executive Officer, compensation consultants and any legal counsel or other advisors deemed appropriate by the Compensation Committee, typically reviews and discusses each particular executive compensation component presented and approves the compensation of the Named Executive Officers other than our Chief Executive Officer. In the case of our Chief Executive Officer, the Compensation Committee reviews and discusses each compensation component, together with compensation consultants and any legal counsel, other advisors or members of management deemed appropriate by the Compensation Committee. The Compensation Committee considers the statistical comparisons to our peer group as provided by the compensation consultant as only one factor in setting compensation of our Named Executive Officers, as actual compensation decisions are the result of the Compensation Committee’s subjective analysis of a number of factors. Following this review, the Compensation Committee, meeting without management in attendance, sets the annual base salary and other compensation of our Chief Executive Officer.

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Market Analysis

When making compensation decisions, the Compensation Committee typically considers comparative compensation information of select peer and industry companies as one reference point in its review and approval of compensation for our Named Executive Officers. This review is done with respect to both the structure of our executive compensation program as well as the targeted amount of compensation.

The Compensation Committee retained Meridian to act as an independent compensation consultant to provide competitive executive compensation analysis and establish the 2022 compensation programs. Meridian provided the Compensation Committee a competitive compensation analysis based on publicly available information for a select group of peer companies approved by the Compensation Committee. The peer companies chosen included E&P companies with similar offshore operations to the Company or E&P companies of comparable size to the Company, and considered which companies that we regularly compete with for executive and management talent. The list of peers that were identified for purposes of analyzing our 2022 executive compensation program were originally set as follows:

● Berry Corporation ● Centennial Resource Development, Inc. ● Earthstone Energy, Inc. ● Gran Tierra Energy Inc. ● Gulfport Energy Corporation ● Kosmos Energy Ltd.	● Laredo Petroleum, Inc. ● Northern Oil and Gas, Inc. ● Ranger Oil Corporation ● Ring Energy, Inc. ● SilverBow Resources, Inc. ● Talos Energy Inc.

There were various mergers and acquisitions involving the peer companies above during the 2022 year, but this list is intended to reflect the status of our peer company group at the time that 2022 compensation decisions were originally determined.

The Compensation Committee examined data at the 25th, 50th and 75th percentiles for each executive position and for each pay component. Using this market data, the Compensation Committee set total compensation by generally targeting the 50th percentile for our executive team other than Mr. Krohn, who had a general target compensation level near the 75th percentile, while also recognizing that compensation for any specific employee is not purely a mechanical equation.

The statistical competitive compensation information is just one of the inputs used in setting executive compensation, as the Compensation Committee has discretion in determining the nature and extent of its use. When exercising its discretion, the Compensation Committee may consider factors such as the nature of an officer’s duties and responsibilities as compared to the corresponding position in the survey and peer group. For example, Mr. Krohn, as the Company’s founder and as the Company’s largest shareholder, provides additional services and benefits to the Company that a traditional chief executive officer at one of the Company’s peers may not, including providing a line of credit to the Company when commercial banks withdrew from the Gulf of Mexico oil and gas market. The experience and value the officer brings to the role, the officer’s performance results, demonstrated success in meeting key financial and other business objectives and the amount of the

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officer’s pay relative to the pay of his or her peers within our Company are also important factors that the Compensation Committee considers.

Risk Assessment Related to our Compensation Structure

We believe that our executive compensation plans are appropriately structured and are not reasonably likely to result in material risk to W&T Offshore, Inc. We believe our approach to goal setting, setting of targets with payouts at multiple levels of performance, and evaluation of performance results assist in mitigating excessive risk-taking that could harm our value or reward poor judgment by our executives. Several features of our programs reflect sound risk management practices. We set performance goals that we believe are reasonable in light of past performance and market conditions. We also believe we have allocated our compensation among base salary and short- and long-term compensation target opportunities in such a way as to not encourage excessive risk-taking. Further, with respect to our incentive compensation programs, the metrics that determine initial payouts for our employees are Company-wide metrics, and any individual performance adjustments are discretionary and not guaranteed, and we updated our practices in fiscal year 2023 as described above to reflect market practice, advice from our compensation consultant, Meridian, and to address comments received from several of our largest shareholders. This is based on our belief that applying Company-wide metrics mitigates risk by encouraging decision-making that is in the best long-term interests of W&T Offshore, Inc. and our shareholders as a whole. We use restricted stock units rather than stock options for equity awards because restricted stock units retain value even in a depressed market so that employees are less likely to take unreasonable risks to get, or keep, options “in-the-money.” Finally, the time-based vesting over a multi-year period for our long-term incentive awards ensures that our employees’ interests align with those of our shareholders for the long-term performance of our Company.

Elements and Purpose of Executive Compensation

Our Named Executive Officers’ compensation has historically had three primary components—base salary, annual cash incentive compensation and long-term incentive compensation. Pursuant to the Incentive Compensation Plan, we may grant annual cash incentive awards (the “Cash Incentive Awards”), stock-based awards or a combination of both. Each component of the compensation program is designed to serve a particular purpose, as set forth in the table below:

Element of Compensation	Purpose of Compensation Element
Base Salary	Base salary is primarily designed to reward current and past performance and may be adjusted from time to time to realign salaries with market levels.
Annual Cash Incentive Compensation

Annual cash incentive awards are granted to incentivize our Named Executive Officers largely to assist us in achieving our annual performance goals, as well as, to a lesser degree, to achieve their individual performance goals.

Long-Term Incentive Compensation

The long-term incentive award is designed with two main goals in mind:

●       to align the interests of Named Executive Officers and shareholders by creating a mechanism through which the executives are reasonably likely to build a substantial equity oriented financial interest in the Company; and

●       retention.

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With respect to our equity-based compensation awards, the Compensation Committee believes that by personally owning a significant equity interest in the Company, the executives’ interests are better aligned with the shareholders. In designing our 2022 long-term incentive compensation plan, the Compensation Committee took note of the fact that the Chief Executive Officer owns a significant equity interest in the Company. Accordingly, in the judgment of the Compensation Committee there could not have been a better alignment between the most senior officer’s interests and those of the shareholders regarding his pursuit of development of projects with appropriate long-term risk/reward and the best potential for long-term value creation for the shareholders. This overarching alignment between the interests of the Chief Executive Officer and the shareholders allowed the Compensation Committee the flexibility to design a hybrid long-term incentive plan.

In addition, there is a retention element in the design of our 2022 program because the long-term awards vest over a three-year period. While a portion of the long-term awards granted in each year are subject to performance criteria, the targets for such criteria were chosen to ensure that the criteria are reasonably obtainable during the year to which the grant relates, but they are not intended to be “stretch targets.” The Compensation Committee has historically designed the long-term awards in this manner in order to make the achievement of the award more demanding than a purely retention-oriented grant, yet less demanding than some long-term equity incentive plans because of the belief that it helps align the executives’ interest with those of the shareholders if they personally own a significant amount of equity interest in the Company.

In addition, our Named Executive Officers participate in the benefit plans and programs that are generally available to all employees of the Company and receive perquisites and other personal benefits, all of which are intended to be part of a competitive overall compensation program.

BASE SALARY

Base salaries for our Named Executive Officers are established based on their role within the Company and the scope of their responsibilities, taking into account the market compensation paid by the peer group and survey companies described above. Their base salaries are reviewed annually and adjusted from time to time to realign salaries with those market levels after taking into account changes in individual responsibilities, performance, experience and/or cost of living. Base salaries are designed to provide our Named Executive Officers with steady cash flow during the course of the fiscal year that is not contingent on short-term variations in our corporate performance.

ANNUAL CASH INCENTIVE COMPENSATION

With respect to the 2022 year, the Cash Incentive Awards were structured as formulaic annual incentive awards, granted pursuant to the Incentive Compensation Plan. The Cash Incentive Awards for the 2022 year rewarded our Named Executive Officers based on the achievement of very detailed and clear Company objectives (the “Performance Metrics”).

The Cash Incentive Awards are designed to align with metrics that we believe directly impact the Company’s operational performance and profitability and help the Company achieve its long-term strategic objectives (for example, the reduction of Net Debt in recent years). We strive thereby to increase accountability at the project level, significantly emphasize the importance of safe operations and creating more individual reward potential for employees to encourage entrepreneurial and results-driven thinking and behavior (as opposed to a purely

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mechanical approach). The Performance Metrics applicable to the 2022 Cash Incentive Award included metrics focused on production, reserves, LOE, G&A and Adjusted EBITDA margin, each measured on a corporate level. We also included a corporate level ESG Score metric as well as another operational metric related to project-level capital expenditures. The Performance Metrics are also designed to incentivize and encourage the achievement of long-term strategic objectives that, while not specifically accounted for as a Performance Metrics, are vital to the Company’s long-term performance. For example, the Company has viewed the reduction of Net Debt to be important to further strengthening the Company’s balance sheet, and existing shareholders and potential investors regularly communicated to the Company in recent years that the looming maturity of the Company’s $552.5 million of Senior Second Lien Notes due November 2023 was viewed to be the most significant near-term risk of the Company and a substantial limiting factor for the Company’s total shareholder return performance. As a result, Performance Metrics that support the reduction in Net Debt, such as meeting or exceeding Target production, reserves, Adjusted EBITDA margin and cost control goals, are integral to the Company’s compensation program.

The Performance Metrics we established for the 2022 year are detailed below. The awards also include an individual performance multiplier (“Individual Performance Multiplier”) that gives greater weight to individual performance and contribution.

Generally, Named Executive Officers receive an individual performance score for the year based on a scale of 1 to 5, expressed in increments of tenths, which correspond to an Individual Performance Multiplier scale from 0 to 1.9 as follows:

Individual Performance Score:	1.0	2.0	2.1	3.0	4.0	5.0
Individual Performance Multiplier:	0.0	0.0	0.10	0.53	1.0	1.9

The 2022 Cash Incentive Award program provides for an annual cash payment equal to an established target cash incentive amount (annual base salary multiplied by a target percentage identified in the table below for each executive), multiplied by a total performance score for the Company (between 0% and 200% using straight-line interpolation) as determined by a set of pre-defined Performance Metrics, multiplied by an Individual Performance Multiplier (between 0 and 1.9). If the individual performance score was 2 or less, or the Performance Metrics have, in the aggregate, resulted in less than the threshold levels for the year, no award was to become payable for the year.

The Compensation Committee has designed the 2022 Cash Incentive Awards program with an additional overall financial metric that works in combination with the 2022 Performance Metrics as follows: In summary, once we determine the amount that each Named Executive Officer has earned (based on the 2022 Performance Metrics and the Individual Performance Multiplier) we will generally be required to make the payment only if and when we achieve an annual Adjusted EBITDA in an amount exceeding $200 million as of the end of the quarter before the bonus is paid, plus the three consecutive preceding fiscal quarters, as reported in our Earnings Release (the “Additional Metric”). This overriding Adjusted EBITDA metric must be met on or before December 31, 2023, in order for any payments pursuant to the 2022 Cash Incentive Award to be made. The Compensation Committee added this condition to the payment of the Cash Incentive Awards in recognition of the fact that significant and rapid changes in commodity prices can present extremely difficult conditions and the Company needs to protect its liquidity while such conditions persist. This formulation of the Additional Metric for the 2022 Cash Incentive Award allows the executives to retain the possibility to benefit from their accomplishments if and when the

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industry and the Company recover from such dislocation. This overall financial metric was met during the 2022 year.

The Individual Performance Multiplier was to be determined for every employee who received a 2022 Cash Incentive Award at year-end in conjunction with an end-of-year performance assessment.

For the Named Executive Officers, the fiscal year 2022 target cash incentive amounts as a percent of base salary were as follows:

Eligible 2022
Incentive Cash
Award as a % of
Named Executive Officer (1)	Base Salary
Tracy W. Krohn	100%
Janet Yang	80%
William J. Williford	80%
Jonathan Curth	80%

(1)	Mr. Schroeder retired from the Company on June 1, 2022, so he did not receive a 2022 Cash Incentive Award.

The 2022 award was contingent upon our attainment of the following Performance Metrics, provided, however, the 2022 Incentive Cash Award was subject to the Additional Metric that must be achieved on or before December 31, 2023, as described above, as well as the Individual Performance Multiplier.

Performance Metrics for 2022 Cash Incentive Compensation

	Threshold	Threshold	Target	Target	Maximum	Maximum
Business Criteria	Objective	Weighting	Objective	Weighting	Objective	Weighting
Production (1)	13.7 MMBoe	12.5%	14.4 MMBoe	25.0%	15.2 MMBoe	50.0%
Proved Reserves (2)	Proven reserves of 145.9 MMBoe at 2022 year-end	9.4%	Proven reserves of 153.6 MMBoe at 2022 year-end	18.8%	Proven reserves of 161.3 MMBoe at 2022 year-end	37.5%
LOE and G&A (3)	$20.57 per Boe	6.3%	$18.70 per Boe	12.5%	$16.83 per Boe	25.0%
ESG Score (4)	4.0 pts	6.3%	8.0 pts	12.5%	12.0 pts	25.0%
Cost Control on Capex Spent on Wells and P&A Projects (5)	115.0%	9.4%	100.0%	18.8%	85.0%	37.5%
Adjusted EBITDA Margin Percentage (6)	40.2% for year 2022	6.3%	44.7% for year 2022	12.5%	49.2% or greater for year 2022	25.0%
Totals		50.0%		100.0%		200.0%

(1)	“Production” amounts are based upon production on an MMBoe basis for the 2022 fiscal year, but taking into account the effect of property sales, if applicable, as determined by the Compensation Committee. “MMBoe” is defined as one million barrels of oil equivalent.
(2)	The threshold, target and maximum levels for the “Reserves” are based upon ending reserves on an MMBoe basis for the 2022 fiscal year, taking into consideration the effect of property sales, if applicable, as determined by the Compensation Committee.
(3)	The threshold, target and maximum levels for the LOE and G&A are determined on a per Boe basis (excluding hurricane expenses, insurance credits for such expenses and/or other extraordinary events).
(4)	ESG Score will be measured in points, as described in the following table using the defined terms below:

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ESG SCORE CALCULATION DETAILS COMBINED ESG SCORE: 0 TO 12 POINTS

Total Recordable Incident Rate
TRIR Performance Level		Points
0.00	Maximum	3
0.35	Target	2
0.65	Threshold	1
Spill Ratio Level
0.2	Maximum	3
0.8	Target	2
1.3	Threshold	1
INC Performance Level
0.015	Maximum	3
0.020	Target	2
0.025	Threshold	1
Employee Development Training Courses (per Employee)
4	Maximum	3
3	Target	2
2	Threshold	1

Total Recordable Incident Rate (“TRIR”): Total Number of Recordable Cases (occupational injury requiring medical treatment) multiplied by 200,000 divided by total hours worked by all employees during the year covered.

Spill Ratio: Barrels spilled / millions of barrels produced.

INC to Component Ratio: Number of Incidents of Non-Compliance (“INCs”) divided by number of components inspected by the Bureau of Safety and Environmental Enforcement.

Employee Development Training Courses (per Employee): The minimum number of Company-sponsored employee development training courses (as specified by the Company for the calculation of this performance metric) per employee, completed by at least 75% of active employees during the performance period to achieve the specified level.

(5)	Cost Control on Capex Spent on Wells and P&A Projects. Actual capex and P&A costs divided by pre-drill/authorization for expenditure (“AFE”) estimates (based on drilling JV, Budget and/or AFEs) for all capex required to drill, complete and hookup new wells and other capex and P&A expense that individually contribute 5% or more to the total capex and P&A costs for 2022. Metric will be weighted on project by project basis (25%) and cumulative basis, adjusted for timing and other changes to the capex and P&A program (75%).
(6)	Adjusted EBITDA and Adjusted EBITDA Margin have been defined above.

Attaining or exceeding the Performance Metrics is not assured and requires significant effort by our Named Executive Officers and other employees. Where the actual performance achieved is between threshold, target and maximum objectives, the Company interpolates (using straight-line interpolation) the Award Percentage for any given Performance Metric. Actual performance levels achieved for the 2022 year are described below.

In 2022, the Company achieved a number of its Performance Metrics. The Company was at or above its target objectives for production, at approximately 14.6 MMBoe, and ESG score, at a 10.4. The Company was above the

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threshold objective but below target for both LOE & G&A and Cost Control measures, which were $19.83 per BOE and 104.7%, respectively. The Company achieved its maximum objective for both Proved Reserves, which were at 165.3 MMBoe, and Adjusted EBITDA Margin Percentage, which was 61.2%. See “—Setting Executive Compensation in 2022—Annual Cash Incentive Compensation” below for further discussion of the Company’s actual performance relative to its performance metrics.

Long-Term Equity Incentive Compensation

We granted service-based RSU awards and performance-based cash awards and performance-based restricted stock unit awards (“PSUs”) to each of the Named Executive Officers during 2022, with a target mix of 66% PSUs and 34% RSUs. The serviced-based RSU awards vest in equal installments on each of the first three anniversaries of the vesting commencement date, subject to the Named Executive Officers’ continued employment through each applicable vesting date. The PSU awards vest pursuant to a three-year performance period based on the satisfaction of our relative TSR ranking to a predetermined set of peers generally from the beginning of the first calendar year during which the award is granted through the end of the third calendar year, as further described below, thereafter becoming subject to service-based vesting requirement also through the end of the third calendar year following the year of the grant. The RSUs and PSUs are settled for participants subject to Section 16(b) of the Exchange Act in the form of shares of common stock, however the Compensation Committee has the authority to modify the settlement form of vested RSUs prior to the applicable vesting date. The RSUs and PSUs are settled for participants not subject to Section 16(b) of the Exchange Act in either shares of common stock, cash or a combination of common stock or cash. Settlement shall occur in each case as soon as administratively practicable but in no event later than March 15 of the calendar year following the year in which all vesting restrictions lapse.

Total long-term equity award values were determined based upon a percentage of the Named Executive Officer’s base salary for the year, set forth in the table below. The split between the service-based RSUs and the PSUs (at target), as a percentage of salary, are also set forth below for each Named Executive Officer:

		Percentage of Target	Percentage of Target
	Aggregate Long-Term	Long-Term Incentive	Long-Term Incentive
	Incentive Awards (as a	Award granted as RSU	Award granted as PSU
Named Executive Officer	% of Base Salary)	(as a % of Base Salary)	(as a % of Base Salary)
Tracy W. Krohn	275.0%	91.7%	183. %
Janet Yang	160.0%	53.3%	106.7%
William J. Williford	160.0%	53.3%	106.7%
Jonathan Curth	100.0%	33.3%	66.7%
Stephen L. Schroeder	120.0%	120.0%	0.0%

The TSR for the Company and each member of the peer group will generally be calculated as follows: (X + Y)/Z, where “X” equals the difference in the volume-weighted average closing price (“VWAP”) of the Company’s securities for the 20 consecutive trading days prior to the end of the performance period, minus the VWAP of that Company’s securities for the 20 consecutive trading days at the beginning of the performance period; “Y” means the cumulative amount of dividends and distributions (whether in the form of cash or equity) paid in respect of the Company’s securities during the performance period, assuming dividends and distributions on such securities are reinvested in additional shares of the Company’s securities; and “Z” means the VWAP of a company’s securities for the 20 consecutive trading days at the beginning of the performance period. Depending on the Company’s

76	2023 Proxy Statement

ranking within the performance peer group, the PSU award may be earned from 0% to 200% of the target amount of the award, but in no event will the earned award exceed the target amount if the Company’s TSR for the applicable performance period is negative. The threshold amount for the PSU award is earned if the Company falls at or above the 25th percentile, the target amount for the PSU award is earned if the Company falls at or above the 50th percentile in the relative TSR performance compared to its peer group and the maximum amount for the PSU award is earned if the Company falls at or above the 75th percentile. The performance peer group for the 2022 performance-based equity awards consists of the following companies:

● Berry Corporation ● Centennial Resources Development Inc. ● Earthstone Energy, Inc. ● Gran Tierra Energy Inc. ● Gulfport Energy Corporation ● Kosmos Energy Ltd.	● Laredo Petroleum, Inc. ● Northern Oil and Gas, Inc. ● Ranger Oil Corporation ● Ring Energy, Inc. ● SilverBow Resources, Inc. ● Talos Energy Inc.

Other Compensation and Benefits. All of our Named Executive Officers are eligible to participate in all of our employee benefit plans, such as medical, dental, group life, disability, accidental death and dismemberment insurance and our 401(k) plan, in each case on the same basis as all other employees. These benefits are provided so as to assure that we are able to maintain a competitive position in terms of attracting and retaining our Named Executive Officers and other employees.

Perquisites and Other Personal Benefits. We provide our Named Executive Officers with perquisites and other personal benefits that the Company and the Compensation Committee believe are reasonable and consistent with its overall compensation program to better enable the Company to attract and retain superior employees for key executive positions.

The value of such benefits is a very small percentage of total compensation for all Named Executive Officers with the exception of our Chief Executive Officer. Under an arrangement between the Company and the Chief Executive Officer, which was originally entered into in 2004 and subsequently amended in 2010, Mr. Krohn is entitled to the use of Company-chartered aircraft for personal travel for security reasons and to facilitate efficient personal and business travel. In addition, an aircraft personally owned by Mr. Krohn may be chartered by the Company and used by Mr. Krohn for any purpose. The Company reflects the amounts attributable to Mr. Krohn’s personal aircraft usage within “All Other Compensation” in the Summary Compensation Table that follows. In 2022, Mr. Krohn’s aircraft was used by the Company or Mr. Krohn for 203.5 flight hours. Aggregate incremental cost, if any, of travel by Mr. Krohn’s family or other guests when accompanying Mr. Krohn on both business and non-business occasions is also included in the Summary Compensation Table when applicable. In 2023 we entered into a new employment agreement with Mr. Krohn and which, among other things, eliminates, beginning in the second quarter of 2023, the perquisite compensation Mr. Krohn receives for use of the aircraft and require that Mr. Krohn pay his own expenses for any personal use of an aircraft. Please see “—Compensation Changes for 2023” for a description of the changes to Mr. Krohn’s employment agreement.

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Setting Executive Compensation in 2022

Base Salary. The base salary of each Named Executive Officer is reviewed annually by the Compensation Committee. Please see “—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards.” Increases to the Chief Executive Officer’s salary are established by the Compensation Committee (and ratified by the Board), and for our other Named Executive Officers, our Chief Executive Officer recommends salary increases, which are reviewed and approved by the Compensation Committee.

For 2022, the primary factor in determining the amount of base salaries was the Compensation Committee’s subjective assessment of individual performance of each of our Named Executive Officers. The Compensation Committee also reviewed the comparative compensation data discussed above to assess the reasonableness of the base salary amounts in light of the officer’s duties and responsibilities as compared to similarly situated officers. As a result of this review, the annual base salaries for Ms. Yang and Mr. Williford were each increased by $25,000 to a total of $425,000. In addition, with respect to Mr. Krohn’s 2022 base salary, the Compensation Committee took into consideration the fact that the employment agreement we entered into in 2010 with Mr. Krohn provides him with aircraft benefits each year. This benefit, while not a fixed amount in any given year, is deemed to be a material aspect of Mr. Krohn’s compensation package. The Compensation Committee takes the cash value of this benefit into consideration when reviewing Mr. Krohn’s base salary against his peers. Additionally, the Compensation Committee takes into account the following ways that Mr. Krohn has personally supported the Company, which the Committee believes to provide valuable competitive advantages for the Company:

●	Entities affiliated with and controlled by Mr. Krohn have purchased approximately 5.9 million shares of the Company since 2016;
●	Entities affiliated with and controlled by Mr. Krohn reinvested $21.0 million into purchasing our senior second lien notes due February 2026 when we refinanced our long-term debt in early 2023;
●	Entities affiliated with and controlled by Mr. Krohn committed $14.5 million of equity investment for the $361.4 million drilling joint venture with private equity investors that the Company closed in June 2018; and
●	Calculus Lending, LLC, which is affiliated with and controlled by Mr. Krohn provided a $100 million first priority lien secured revolving facility with a borrowing base of $50 million.

The base salary amounts for each of the Named Executive Officers for the 2022 and 2021 years were as follows:

Named Executive Officer	2022 Base Salary ($)	2021 Base Salary ($)
Tracy W. Krohn	1,150,000	1,000,000
Janet Yang	425,000	400,000
William J. Williford	425,000	400,000
Jonathan Curth	400,000	—
Stephen L. Schroeder	400,000	400,000

Annual Cash Incentive Compensation. The Compensation Committee annually reviews the recommendations of the executive management team regarding the performance-based goals for the Company.

As discussed above, the Compensation Committee established the targets for 2022 with reference to forecasts and other financial and operational data. The Compensation Committee set award targets based on production,

78	2023 Proxy Statement

reserve growth, LOE and G&A cost containment, Capital Expenditures containment, Adjusted EBITDA Margin, ESG Score and individual performance. Each metric was selected due to the Compensation Committee’s belief that the metric was an important measure of the performance of the Company and, in turn, potential shareholder value.

The following chart presents information about the actual performance relative to the Performance Metrics established by the Compensation Committee and the calculation of the award:

		Actual % of
		Target Cash
	Actual 2022 Company /	Incentive Eligible
Business Criteria	Individual Performance	(1)
Production	14.6 MMBoe	31.3%
Proved Reserve	165.3 MMBoe	37.5%
LOE and G&A	$19.83/Boe	8.8%
ESG Score	10.4	20.0%
Cost Control on Capex Spent on Wells and P&A Projects	104.7%	17.1%
Company Criteria
Adjusted EBITDA Margin	61.2%	25.0%
Sub-total before individual performance		139.7%
Individual Criterion
Individual Performance	Various (2)	Various
Total		N/A

(1)	The 2022 Incentive Cash Award is subject to an additional overall financial metric that must be achieved on or before December 31, 2023, as described above. The Company met this as of December 31, 2022; therefore, payments for achievement of this financial metric with respect to the 2022 year have been made to the Named Executive Officers. The percentages shown reflect results applicable to the 2022 Performance Metrics.
(2)	The Employee Scoring contributing to the Individual Performance Multiplier for each Named Executive Officer was as follows: Mr. Krohn, 5.0; Mr. Williford, 4.8; Ms. Yang, 5.0; and Mr. Curth, 4.5. Mr. Schroeder retired from the Company on June 1, 2022, so he did not have an Individual Performance Multiplier.

In determining the individual performance metrics for the NEOs, the Compensation Committee considered the individual contribution of the NEO to the achievement of Company goals, such as making accretive acquisitions/dispositions, prudently managing the Company’s balance sheet and cash flows, maintaining good liquidity, increasing proved reserves, increasing production and controlling and reducing costs. The Compensation Committee determined to pay the 2022 Cash Incentive Awards consistent with the achievement of the performance metrics and based on the Individual Performance Multiplier for the applicable individual.

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The following chart presents information about the awards eligible by each of our Named Executive Officers with respect to the actual performance for the 2022 year.

Cash Incentive
Amount Earned
Named Executive Officer (1)	($)
Tracy W. Krohn	3,052,438
Janet Yang	902,458
William J. Williford	816,962
Jonathan Curth	358,694

(1)	Mr. Schroeder retired from the Company on June 1, 2022, so he was not eligible for a 2022 Incentive Cash Award.

Long Term Equity Awards. As discussed above, the PSUs granted in 2022 will vest subject to the satisfaction of our relative TSR ranking against our peers on December 31, 2024, subject to continued employment through January 1, 2025. If the performance period ended on December 31, 2022, 186.9% of the awarded PSUs would be eligible for vesting on January 1, 2025, subject to continuous employment with the Company through such date.

Percentage of Cash Compensation in Comparison to Total Compensation

The table below shows the percentage of cash compensation to total compensation for each of our Named Executive Officers.

Percentage of Cash
Compensation to
Named Executive Officer	Total Compensation
Tracy W. Krohn	34.7%
Janet Yang	47.2%
William J. Williford	45.6%
Jonathan Curth	57.2%
Stephen L. Schroeder	23.4%

(1)	Mr. Schroeder retired from the Company on June 1, 2022, so he was not eligible for a 2022 Incentive Cash Award.

Compensation Policies

Tax and Accounting Treatment. Section 162(m) of the Internal Revenue Code limits us to a deduction for federal income tax purposes of no more than $1 million of compensation paid to certain executive officers in a taxable year. The Compensation Committee considers the impact of Section 162(m) when making compensation decisions.

We account for stock-based payments in accordance with the requirements of ASC Topic 718, by which compensation cost is based on the fair value of the equity instrument on the date of grant and is recognized over the period during which an employee is required to provide service in exchange for the award. Because we may offer incentive stock options, non-qualified stock options and restricted stock grants, the deductibility of an equity compensation award by us may not always occur at the time the award is otherwise taxable to the employee.

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Basis for Allocation among Incentives. Except as described above, our Compensation Committee has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and currently paid compensation, between cash and non-cash compensation or among different forms of non-cash compensation. As noted within the introduction of the section above titled “Elements and Purpose of Compensation,” different forms of compensation serve to meet our various compensation goals, from incentivizing to retaining our executives. Those goals are best met by analyzing the environment in which we will be operating each year and the changing market analysis of our peer group. The allocation of our compensation items needs to be flexible enough to accommodate changing needs.

Although we have historically granted restricted stock units pursuant to our equity program, incentive awards under the Incentive Compensation Plan may be granted in any one or a combination of the following awards in the future: (a) incentive stock options, (b) non-qualified stock options, (c) stock appreciation rights, (d) restricted stock, (e) performance shares, (f) restricted stock units, (g) bonus stock, (h) dividend equivalents, or (i) cash awards.

Adjustment or Recovery of Awards upon Restatement of Company Performance. We adopted a clawback policy in 2014, amended such policy in June 2018 and further amended such policy in April 2023 (the “Clawback Policy”) that is applicable to all performance-based awards, cash or equity-based granted under our Incentive Compensation Plan, including any dividend equivalents or other cash awards incorporated in an RSU or other stock-based incentive award. The Clawback Policy generally states that in the event of any required restatement of the Company’s financial statements due to material noncompliance with financial reporting requirements under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period, upon which an incentive-based compensation payment to a subject executive was predicated upon the achievement of certain financial results that were subsequently the subject of such restatement or the miscalculation and a lower payment would have been made to the subject executive based upon the restated financial results or the correctly calculated performance metric or goal, without regard to any taxes paid. The Compensation Committee and the Board shall cause such executive officer to repay all or applicable portions of the incentive award in question received during the three (3) completed fiscal years immediately preceding the date on which we are required to prepare such restatement. We will not indemnify any subject executive against the loss of any incorrectly awarded incentive-based compensation.

The Compensation Committee shall have full discretion to determine the form, the amount and the timing of the recoupment, subject to any applicable laws that may govern the transaction and shall recover any overpayment in accordance with the Clawback Policy except to the extent that the Compensation Committee determines such recovery would be impracticable.

In connection with the amendment of the Clawback Policy in June 2018, the Compensation Committee approved the inclusion of a provision in all awards granted under our Incentive Compensation Plan that awards to any employee would be subject to any clawback policies that we may adopt, whether in response to the Dodd-Frank Act or otherwise. Also, under the terms of the Incentive Compensation Plan, the Compensation Committee has the authority to adjust financial targets when unforeseen events affect the Company’s results of operations.

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The Compensation Committee is reviewing the final rules issued by the SEC implementing the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act relating to recoupment of incentive-based compensation and will further amend its existing clawback policy if necessary when the NYSE adopts listing standards in accordance with the final rules.

Stock Ownership Guidelines. In April 2023 our Board approved the amendment and restatement of the W&T Offshore, Inc. Stock Ownership and Retention Policy (the “Policy”). The Compensation Committee administers the Policy for employees subject to Section 16 of the Exchange Act, while our Chief Executive Officer administers the Policy for all other eligible employees (as defined herein). During 2022, the Policy was applicable to all employees with a role at or above the director level who were eligible to and actually received equity-based awards pursuant to the Incentive Compensation Plan (each, an “eligible employee”). The Policy requires our eligible employees to own and hold a number of shares based on employee title and salary as set forth in the following table:

Eligible Employees	Amount
Chief Executive Officer	Five (5) Times Annual Base Salary
President	Three (3) Times Annual Base Salary
Executive Vice President	Two (2) Times Annual Base Salary
Chief Financial Officer	Two (2) Times Annual Base Salary
Chief Operating Officer	Two (2) Times Annual Base Salary
General Counsel	Two (2) Times Annual Base Salary
Vice President	One (1) Times Annual Base Salary
Director	One half (1/2) of Annual Base Salary

All eligible employees must be compliant with the Policy within the five-year period after becoming subject to the Policy. Until such time as an eligible employee owns the requisite amount of Common Stock, the eligible employee is required to retain all shares of Common Stock that the eligible employee owns or is granted. In addition, any cash amounts (net of taxes) received as payments for equity-based awards, such as restricted stock units paid out in cash, must be used to purchase shares of Common Stock on the open market. Following the achievement of the amount and subject to any applicable securities laws, the individual may conduct any appropriate transactions with our Common Stock so long as he or she does not fall below the required amount as a result. The Company can grant exceptions to the Policy in the event of certain financial needs and other circumstances.

A hardship exemption may be granted to an eligible employee prior to the time he or she has satisfied the initial ownership requirement. Prior to such time, the Plan Administrator holds the authority to relieve an eligible employee from the Policy upon a determination that the eligible employee has incurred a unique financial or personal situation where the Policy becomes inequitable in light of the eligible employee’s circumstances. The penalty for noncompliance with the Policy may result in the suspension of any future grants or awards to the eligible employee, or the eligible employee’s base salary and compensation may be frozen at current levels until such time as the eligible employee meets the terms of the Policy.

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Anti-Hedging Policy. We have adopted a policy that prohibits directors, executives and other employees from purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds), or otherwise engage in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of our Common Stock.

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Compensation
Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management. Based on the Compensation Committee’s review of and discussions with management with respect to the Compensation Discussion and Analysis, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by the Compensation Committee.

B. Frank Stanley	Virginia Boulet	Daniel O. Conwill IV (Chair)

84	2023 Proxy Statement

Executive Compensation and
Related Information

2022 Summary Compensation Table

The following table sets forth certain information with respect to the compensation paid to compensation for the fiscal year ended 2022 earned by, awarded to or paid to our Named Executive Officers.

					Non-Equity
				Stock Awards	Incentive Plan	All Other
Name	Year	Salary ($) (1)	Bonus ($)	($) (2)	Compensation ($) (3)	Compensation ($) (4)	Total ($)
Tracy W. Krohn	2022	1,150,000	—	6,798,501	3,052,438	1,110,453	12,111,392
Chairman, Chief Executive	2021	1,000,000	1,044,400	1,892,602	963,300	592,419	5,492,721
Officer and President (Principal Executive Officer)	2020	1,000,000	—	—	624,620	405,492	2,030,112
Janet Yang	2022	425,000	—	1,462,029	902,458	20,017	2,809,504
Executive Vice President and	2021	400,000	319,583	206,897	308,256	17,100	1,251,836
Chief Financial Officer (Principal Financial Officer)	2020	400,000	—	—	33,729	17,100	450,829
William J. Williford	2022	425,000	—	1,462,029	816,962	18,300	2,722,292
Executive Vice President and	2021	400,000	299,066	206,897	249,850	16,833	1,172,646
Chief Operating Officer	2020	400,000	—	—	44,816	16,745	461,561
Jonathan Curth
Executive Vice President,
General Counsel and Corporate Secretary	2022	221,496	—	427,203	358,694	6,462	1,013,855
Stephen L. Schroeder	2022	166,731	—	720,400	59,654	19,842	966,627
Former Senior Vice President and	2021	400,000	288,986	206,897	220,646	17,100	1,133,629
Chief Technical Officer	2020	400,000	—	—	78,259	5,495	483,754

(1)	The amounts reflected in this column include total annual salary earned for the fiscal year.
(2)	The amounts under the “Stock Awards” column reflect the aggregate grant date fair value of performance-based stock units granted to the NEOs pursuant to the Incentive Compensation Plan, computed in accordance with ASC Topic 718, without regard to any risk of forfeitures. The grant date fair value of performance-based stock units is reported based on the probable outcome of the performance conditions on the date of grant. The discussion of the assumptions used in calculating these values can be found in Note 11 to our consolidated financial statements.

If the maximum amount, rather than the probable amount, were reported in the table with respect to the performance-based restricted stock units as of December 31, 2022, the total values associated with all stock award grants, excluding Mr. Schroeder, would be as follows: Mr. Krohn, $11.8 million; Mr. Williford, $2.5 million; Ms. Yang, $2.5 million; and Mr. Curth, $0.8 million.

(3)	The 2022 Incentive Cash Awards are subject to the Additional Metric that must be achieved on or before December 31, 2023, as described above within the Compensation Discussion and Analysis. The Company met these criteria as of December 31, 2022; therefore, payments for achievement of these financial metrics with respect to the 2022 fiscal year were made to the Named Executive Officers. The long-term cash

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incentive component granted in connection with our 2021 PSUs have not been included in this table as the award is still subject to time-based vesting conditions subject to continued employment and will vest on October 1, 2023.
(4)	The amount excludes perquisites and other personal benefits if the total aggregate value (based on aggregate incremental cost to the Company) in a given year did not exceed $10,000. As of January 1, 2021, Mr. Krohn is no longer reimbursed for taxes on imputed income associated with his personal aircraft usage for gross-up for taxes on imputed income associated with such aircraft usage. The amounts under “All Other Compensation” for 2022 include for Mr. Krohn $1.0 million for incremental costs associated with his use of chartered aircraft and to reimburse him for the charter of his aircraft for his personal use. Please see “—Compensation Changes for 2023” for a description of the changes to our aircraft policy. Remaining amounts for each Named Executive Officer relate to Company contributions made into the executives’ 401(k) plan accounts. Amounts for Mr. Schroeder include $2,742 representing the incremental fair value of the outstanding equity awards that were accelerated in connection with his retirement.

2022 Grants of Plan-Based Awards

The following table sets forth information with respect to the equity-based incentive awards under the Incentive Compensation Plan, and the 2022 Cash Incentive Awards. Amounts reflect grant date values, rather than actual values that may be received upon the vesting or settlement of the award.

								All
								Other
								Stock
								Awards:
								Number
		Estimated Future Payouts						of
		Under Non-Equity						Shares		Grant Date
Named		Incentive Plan Awards			Estimated Future Payouts Under			of Stock		Fair Value of
Executive		Grant (1)			Equity Incentive Plan Awards (2)			or Units		Stock
Officer	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold	Target	Maximum	(3)		Awards ($) (4)
Tracy W. Krohn		57,500	1,149,997	4,369,990
	5/26/2022				251,485	502,970	1,005,940			5,215,799
	5/26/2022							251,622		1,582,702
Janet Yang		17,000	339,999	1,291,995
	5/26/2022				54,101	108,202	216,404			1,122,055
	5/26/2022							54,050		339,975
William J. Williford		17,000	339,999	1,291,995
	5/26/2022				54,101	108,202	216,404			1,122,055
	5/26/2022							54,050		339,975
Jonathan Curth		8,854	177,076	672,889
	6/20/2022				17,528	35,056	70,112			327,966
	6/20/2022							17,502		99,236
Stephen L. Schroeder
	5/26/2022							114,531	(5)	720,400

(1)	These amounts represent the threshold, target and maximum cash values associated with the grants of our 2022 Cash Incentive Awards.

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(2)	These amounts represent the threshold, target and maximum number of PSUs that may become earned pursuant to the PSUs granted to the Named Executive Officers during the 2022 fiscal year. The number of PSUs which ultimately become earned is based on our Relative TSR performance, as discussed in “Compensation Discussion and Analysis—Elements and Purpose of Executive Compensation—Annual Long-Term Incentive Compensation.”
(3)	The restricted stock units vest in equal one-third installments on each of January 1, 2023, January 1, 2024, and January 1, 2025, in each case, subject to continued service and employment through the applicable vesting date.
(4)	These amounts represent the aggregate grant date fair value of these awards computed in accordance with FASB ASC Topic 718 assuming no forfeitures. For the PSUs, the amounts shown in the “Target” column, reflect estimates of the probable outcomes of the performance vesting conditions judged as of the time of issuance. These are the amounts shown in the “Summary Compensation Table”. The amounts in the “maximum” column assume the highest level of performance would be achieved with respect to the performance conditions.
(5)	The restricted stock units vested on June 1, 2022.

NARRATIVE DISCLOSURE TO SUMMARY COMPENSATION TABLE AND GRANTS OF PLAN-BASED AWARDS

Employment Agreements

The Company entered into an employment agreement with Mr. Krohn on November 1, 2010, which provides for an initial term of three years that ended on November 1, 2013 that has and will continue automatically for successive one-year periods thereafter unless either party gives written notice of non-renewal (and for automatically for successive one-year periods thereafter unless either party gives written notice of non-renewal (and for Mr. Krohn at least 30 days in advance)). The agreement provides for a minimum base salary of $1,000,000 and also entitles Mr. Krohn to participate in the Company’s annual incentive plans and long-term incentive plans as approved from time to time by the Compensation Committee. Mr. Krohn’s base salary was increased for the first time in ten years in 2022 to $1,150,000, however, effective in 2023, Mr. Krohn’s base salary will be reduced to $800,000. His employment agreement provides that he is entitled to use of a Company chartered aircraft for personal travel which is further described below under the heading “—Perquisites.” We have entered into a new employment agreement with Mr. Krohn and adopted new policies with respect to the use of Company-chartered aircraft, which will eliminate the perquisite compensation Mr. Krohn receives for use of the aircraft and require that Mr. Krohn pay his own expenses for any personal use of an aircraft starting in the second quarter of fiscal year 2023. Please see “Compensation Discussion and Analysis—Compensation Changes for 2023” for a description of the changes to our aircraft policy. The potential severance and change of control provisions within Mr. Krohn’s employment agreement are discussed in detail below under the heading “—Potential Payments Upon Termination or a Change in Control.”

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Perquisites

For security reasons and to facilitate efficient business travel, the Company and Mr. Krohn entered into an arrangement in 2004 that was subsequently amended in 2010 under which Mr. Krohn personally purchased an aircraft that he may use, and be reimbursed by the Company for, for both business and personal travel. In addition, the aircraft personally owned by Mr. Krohn may be chartered by the Company. Under the arrangement, Mr. Krohn had received a gross-up cash payment for any taxes on imputed income associated with such aircraft usage and used by Mr. Krohn for any purpose. Effective January 1, 2021, Mr. Krohn no longer receives such tax gross-up payments. In 2022, Mr. Krohn’s aircraft was used by the Company or Mr. Krohn for 203.5 flight hours. Beginning in the second quarter of 2023, Mr. Krohn will pay his own expenses for any personal use of an aircraft. Please see “Compensation Discussion and Analysis—Compensation Changes for 2023” for a description of the changes to our aircraft policy.

Equity Incentive Awards

Please see “Compensation Discussion and Analysis—Elements and Purpose of Executive Compensation—Annual Long-Term Incentive Compensation” for a discussion of the terms of the restricted stock unit awards. Please see the section titled “Potential Payments Upon Termination or a Change in Control” below for a detailed description of certain terminations of employment or change in control events could impact the normal vesting schedules for the equity awards.

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Outstanding Equity Awards at December 31, 2022

The following table sets forth information regarding time and performance-based restricted stock units that have not vested for each of the Named Executive Officers outstanding as of December 31, 2022. The 2022 closing stock price used to calculate the values in the table below was $5.58.

	Stock Awards
						Equity
						Incentive
				Equity		Plan
				Incentive		Awards:
				Plan		Market or
				Awards:		Payout
				Number of		Value of
			Market	Unearned		Unearned
	Number of		Value of	Shares,		Shares,
	Shares or		Shares or	Units or		Units or
	Units of		Units of	Other		Other
	Stock		Stock	Rights		Rights
	That Have		That Have	That Have		That Have
	Not Vested		Not Vested	not Vested		Not Vested
Name	(#)		($)	(#)		($)
Tracy W. Krohn	251,622	(1)	1,404,051
Chairman, Chief Executive Officer and	147,726	(2)	824,311
President	77,227	(3)	430,927	502,910	(4)	2,806,573
Janet Yang	54,050	(1)	301,599
Executive Vice President and	16,128	(2)	89,994
Chief Financial Officer	8,455	(3)	47,179	108,202	(4)	603,767
William J. Williford	54,050	(1)	301,599
Executive Vice President and	16,128	(2)	89,994
Chief Operating Officer	8,455	(3)	47,179	108,202	(4)	603,767
Jonathan Curth
Executive Vice President, General Counsel and	17,502	(5)	97,661	35,056	(4)	195,612
Corporate Secretary
Stephen L. Schroeder
Former Senior Vice President and
Chief Technical Officer	—		—	—		—

(1)	These RSUs were granted on May 26, 2022, and vest in three equal annual installments on each of January 1, 2023, January 1, 2024, and January 1, 2025, subject to continued employment through the applicable vesting date.
(2)	These RSUs were granted on June 28, 2021, and vest in three equal annual installments on each of January 1, 2022, January 1, 2023, and January 1, 2024, subject to continued employment through the applicable vesting date.
(3)	These PSUs were granted on June 28, 2021, for the performance period commencing on January 1, 2021, and ending on December 31, 2021, subject to continued employment through October 1, 2023. The number of shares reported reflects payout of 50.8% as calculated for the performance period.

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(4)	These PSUs were granted on May 26, 2022, for the performance period commencing on January 1, 2022, and ending on December 31, 2024, subject to continued employment through January 1, 2025. The number of shares reported reflects the target payout.
(5)	These RSUs were granted on June 20, 2022, and vest in three equal annual installments on each of January 1, 2023, January 1, 2024, and January 1, 2025, subject to continued employment through the applicable vesting date.

Stock Vested Table for 2022

The following table sets forth certain information for the fiscal year ended December 31, 2022, concerning the vesting of previously granted shares of RSUs and PSUs for our Named Executive Officers. The value shown is based on the closing price of our common stock on the date of vesting. There were no options exercised in 2022.

		Number of Shares
		Acquired	Value Realized
Named Executive Officer	Vesting Date	on Vesting	on Vesting ($)
Tracy W. Krohn	1/1/2022	73,863	238,577	(1)
Janet Yang	1/1/2022	8,065	26,050	(1)
William J. Williford	1/1/2022	8,065	26,050	(1)
Jonathan Curth	—	—	—
Stephen L. Schroeder	1/1/2022	8,065	26,050	(1)
	6/1/2022	139,114	1,019,706	(2)

(1)	Valued at $3.23 per share, which was the closing price on the date of vesting. A portion of the vested shares were used for withholding and payroll taxes, valued on the closing price at the date of vesting.
(2)	Valued at $7.33 per share, which was the closing price on the date of vesting on June 1, 2022. A portion of the vested shares were used for withholding and payroll taxes, valued on the closing price at the date of vesting.

Potential Payments Upon Termination or a Change in Control

MR. KROHN’S EMPLOYMENT AGREEMENT

Pursuant to the terms of Mr. Krohn’s employment agreement, if he is terminated by the Company without Cause (which is generally defined in the employment agreement to include Mr. Krohn’s fraud, embezzlement or misappropriation against the Company or our affiliates, any willful failure, neglect, or refusal to perform his duties under the agreement that results in an injury to the Company or an affiliate, or Mr. Krohn’s plea of guilty to, or his conviction of, a felony), or Mr. Krohn terminates his employment for Good Reason (which is generally defined to include a material breach by the Company of Mr. Krohn’s employment agreement or a material adverse change in Mr. Krohn’s title, position or responsibilities), Mr. Krohn will be entitled to receive: (i) his base salary until his termination date and a severance payment in the amount of 3.0 times his annual base salary that is then in effect (the “CEO Severance Payment”); the CEO Severance Payment will be paid 60 days following his termination from employment (or six months following his termination of employment if he is considered a “specified employee” under Section 409A of the Code at that time); (ii) if he elects to continue coverage for himself and his dependents under the Company’s group health plans following his termination of employment pursuant to the Consolidated

90	2023 Proxy Statement

Omnibus Budget Reconciliation Act of 1985, or “COBRA,” the Company shall reimburse Mr. Krohn for the cost difference between the amount necessary to continue such coverage and the amount Mr. Krohn was required to pay for such coverage as an employee, for a period of 12 months, if Mr. Krohn elects to continue his health coverage following the initial 12-month period, then at any time during the following 18 months if his COBRA coverage terminates, the Company will provide him and his dependents with health benefits substantially similar to those provided under the Company’s group health plans for active employees and at a cost that is no greater to Mr. Krohn than the cost of his original 12 month COBRA costs. The Continued Medical Benefit will cease if Mr. Krohn becomes eligible to receive health plan coverage from a subsequent employer; (iii) the restrictions on any outstanding restricted stock or restricted stock unit awards will lapse and the restricted stock or restricted stock unit awards will accelerate and fully vest (the “Accelerated Awards”); and (iv) if Mr. Krohn had been employed for a minimum of 90 days during any performance period, any annual incentive award that Mr. Krohn would have been entitled to receive for the year in which his termination occurred would be paid to him on a pro-rata basis, no later than 75 days following the termination date (the “Pro-Rated Bonus”, collectively the “Termination Benefits”).

If the Company undergoes a Change in Control (as defined in Mr. Krohn’s employment agreement) the Mr. Krohn is entitled to receive the (i) CEO Severance Payment, as if he had been terminated as of the date of the Change in Control, (ii) the Continued Medical Benefit and (iii) the Accelerated Awards. With Mr. Krohn’s concurrence, in 2023 his employment agreement has been amended and restated to provide for double-trigger vesting only. In the event of a Change in Control pursuant to his amended and restated employment agreement, he will receive the Termination Benefits only if he is terminated by the Company without Cause or resigns for Good Reason within one year following the Change in Control.

The employment agreement provides for certain cut-backs for amounts paid to Mr. Krohn if such a payment would be considered a “parachute payment” pursuant to Section 280G of the Code. If an amount to be paid to Mr. Krohn is considered a parachute payment, then his payments will either be reduced to an amount that is $1.00 less than three times Mr. Krohn’s then annual base salary, or paid in full, whichever produces the better net after-tax position to Mr. Krohn.

Mr. Krohn’s employment agreement subjects him to the following restrictive covenants (i) perpetual confidentiality and (ii) during the 12 months following his termination from employment with the Company, that he will not (A) provide to a third party competitor the same services that he currently provides to the Company in any market area in which the Company has conducted oil and gas exploration and production activities during the last two years of the term of the employment agreement, or (B)  solicit or hire Company employees.

MR. SCHROEDER’S RETIREMENT BENEFITS

Mr. Schroeder retired and separated from the Company on June 1, 2022. Upon Mr. Schroeder’s retirement, all of his unvested and outstanding equity-based incentive awards granted in 2021 and 2022 were accelerated and fully vested. Mr. Schroeder did not receive any other severance benefits.

INCENTIVE COMPENSATION PLAN

Pursuant to the Incentive Compensation Plan in the event of a Change in Control (as defined in the Incentive Compensation Plan), the Company may choose to accelerate or remove any restrictions upon an outstanding award (ii) require holders to surrender some or all of their outstanding awards in exchange for cash calculated

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based on the Change in Control Price (as defined in the Incentive Compensation Plan) or make adjustments to grants then outstanding as the Compensation Committee deems appropriate to reflect the Change in Control.

In the event of a Named Executive Officer’s termination due to death or Disability (as defined in the award agreement) or in the event of a Consummation of a Change in Control the RSUs will accelerate and fully vest. RSU awards granted in 2023 and going forward in the event of a Change in Control will only accelerate and fully vest in the event the Named Executive Officer is also terminated for Cause (as defined in the award agreement) within one year following the Change in Control. In the event of a termination due to Normal Retirement (as defined in the award agreement) the RSUs will pro-rata vest based on multiplying the number of unvested RSUs held by the Named Executive Officer at the time of his or her Normal Retirement by a fraction, the numerator of which is the number of full months (counting the month in which the termination occurs as a full month) that have passed following the date of grant and the denominator of which is 36. RSU awards granted in 2023 and going forward will not pro-rata vest in the event of a termination due to Normal Retirement.

In the event of a Named Executive Officer’s termination due to death or Disability following the end of the applicable performance period but prior to the Service Vesting Date (as defined in the award agreement) any restrictions on an Earned Award (as defined in the award agreement) will lapse and be deemed vested. In the event of a Named Executive Officer’s termination due to death or Disability prior to the end of the applicable performance period, no portion of the PSUs will vest. In the event of a consummation of a Change in Control prior to the end of the applicable performance period, the PSUs will accelerate and fully vest based on the Target Award (as defined in the award agreement). In the event of a consummation of a Change in Control following the applicable performance period, the PSUs will accelerate and fully vest based on the Earned Award. PSU awards granted in 2023 and going forward in the event of a Change in Control will only accelerate and vest as described above in the event the Named Executive Officer is also terminated for Cause within one year following the Change in Control. In the event of a termination due to Normal Retirement, if following the end of the applicable performance period and prior to the Service Vesting Date, the restriction on any Earned Award will lapse pro-rata as described below. In the event of a termination due to Normal Retirement prior to the end of the applicable performance period, no portion of the PSUs will vest. PSU awards granted in 2023 and going forward will not pro-rata vest in the event of a termination due to Normal Retirement.

The pro-rata percentage calculation for the vesting of PSUs following a termination due to Normal Retirement is as follows. Two-thirds of the award will be called the “two-year portion,” and the final third will be called the “three-year portion.” The two-year portion will accelerate by taking the number of underlying stock or units in that portion and multiplying that number by a fraction, the numerator of which is the number of months that the executive was employed during the year in which the grant occurred up until the termination of employment, and the denominator of which is 24; the three-year portion will accelerate by taking the number of underlying stock or units in that portion and multiplying that number by a fraction, the numerator of which is the number of months that the executive was employed during the year in which the grant occurred up until the termination of employment and the denominator of which is 36.

If the term “normal retirement” is not defined in an executive’s employment agreement, the normal retirement age will be age 67. As of December 31, 2022, the only Named Executive Officer eligible for an age 67 retirement was Mr. Krohn.

92	2023 Proxy Statement

POTENTIAL PAYMENTS UPON TERMINATION OR A CHANGE IN CONTROL TABLE

The following table provides information regarding potential payments to our Named Executive Officers as of December 31, 2022, in connection with certain termination or change in control events.

Potential Payments Upon Termination or a Change in Control

			Termination by
			Company
			without Cause or
	Change of	Death and	by Executive for
Executive and Compensation Component	Control ($)	Disability ($)	Good Reason ($)	Retirement ($)
Tracy W. Krohn
Pro-Rata Bonus Award (1)	3,052,438	3,052,438	3,052,438	—
CEO Severance Payment (2)	3,450,000	—	3,450,000	—
Continued Medical (3)	22,678	22,678	22,678	—
Accelerated Equity and Incentive Awards (4)	7,539,718	7,539,718	7,539,718	2,292,679
Total (5)	14,064,834	10,614,834	14,064,834	2,292,679
Janet Yang
Accelerated Equity and Incentive Awards (4)	1,431,128	1,431,128	—	—
William J. Williford
Accelerated Equity and Incentive Awards (4)	1,431,128	1,431,128	—	—
Jonathan Curth
Accelerated Equity and Incentive Awards (4)	399,844	399,844	—	—
Stephen L. Schroeder
Accelerated Equity and Incentive Awards (6)	—	—	—	1,045,756

(1)	Mr. Krohn would be entitled to receive the Pro-Rated Bonus upon a termination by the Company other than for Cause, or by Mr. Krohn for Good Reason.
(2)	In the event of a change of control, the CEO Severance Payment is three times the executive’s annual base salary as of December 31, 2022, which was $1,150,000 for Mr. Krohn.
(3)	In the event of a change of control or a termination due to death, disability, without Cause or by Mr. Krohn for Good Reason, the amounts are based upon the Company’s COBRA costs as of December 31, 2022, for the maximum period of 18 months.
(4)	Accelerated equity reflects 2022 and 2021 RSU and PSU amounts outstanding (which include the long-term cash portion of the 2021 PSUs). The accelerated amounts were determined by multiplying the number of outstanding awards held by each executive (detailed above in the “Outstanding Equity Awards at December 31, 2022” table), either on a full or pro-rata basis as applicable, by the closing price of our common stock on December 30, 2022 (the last trading day in 2022), which was $5.58 per share. The accelerated amounts for Mr. Krohn’s retirement are described above, see “—Incentive Compensation Plan.”
(5)	Amounts shown here are a total of the full costs for each element. The employment agreement for Mr. Krohn has a “cut back” provision that would require us to pay $1.00 less than three times the executive’s base salary in the event that the payment to the executive would constitute a “parachute payment,” so the total amounts shown could be reduced in certain situations.

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(6)	Accelerated equity reflects 2021 RSU and PSU amounts (which include the long-term cash portion of the PSUs) and 2022 RSU amounts, by the closing price of $7.33 of our common stock on June 1, 2022.

Pay Versus Performance

The following table sets forth certain information with respect to the Company’s financial performance and the compensation paid to our NEOs for the fiscal years ended on December 31, 2022, December 31, 2021, and December 31, 2020.

				Average			Value of Initial Fixed $100
				Summary	Average		Investment Based On:
	Summary			Compensation	Compensation			Peer Group
	Compensation	Compensation		Table Total	Actually Paid		Total	Total	Net	Net
	Table Total	Actually Paid		for Non-PEO	to Non-PEO		Shareholder	Shareholder	Income	Debt
Year	for PEO (1)	to PEO (1)(2)		NEOs (3)	NEOs (3)(2)		Return (4)	Return (4)	(in thousands) (5)	(in thousands) (6)
2022	$12,111,392	$11,581,183	(7)	$1,878,070	$2,779,710	(7)	$100.36	$144.89	$231,149	$232,080
2021	$5,492,721	$4,896,511	(8)	$1,129,297	$1,065,664	(8)	$58.09	$101.81	$(41,478)	$485,099
2020	$2,030,112	$36,005	(9)	$456,097	$262,900	(9)	$39.03	$61.84	$37,790	$581,560

(1)	The name of the Principal Executive Officer of the Company (“PEO”) reflected in these columns for each of the applicable fiscal years is Tracy W Krohn.
(2)	In calculating the ‘compensation actually paid’ amounts reflected in these columns, the fair value or change in fair value, as applicable, of the equity award adjustments included in such calculations was computed in accordance with FASB ASC Topic 718. The valuation assumptions used to calculate such fair values did not materially differ from those disclosed at the time of grant.
(3)	The names of each of the non-PEO NEOs reflected in these columns for each applicable fiscal year are as follows: (i) for fiscal year 2022, Janet Yang, William Williford, Jonathan Curth and Stephen Schroeder; and (ii) for fiscal years 2021 and 2020, Janet Yang, William Williford, Stephen Schroeder and Shahid Ghauri.
(4)	The Company TSR and the Company’s Peer Group TSR reflected in these columns for each applicable fiscal year is calculated based on a fixed investment of $100 at the applicable measurement point on the same cumulative basis as is used in Item 201(e) of Regulation S-K.

The peer group used to determine the Company’s Peer Group TSR for each applicable fiscal year is the following published industry index, as disclosed in our Annual Report on Form 10-K for the year-ended December 31, 2022, pursuant to Item 201(e) of Regulation S-K: SPSIOP.

(5)	Represents the amount of net income reflected in the Company’s audited GAAP financial statements for each applicable fiscal year.
(6)	We have selected Net Debt as our most important financial measure (that is not otherwise required to be disclosed in the table) used to link ‘compensation actually paid’ to our NEOs to company performance for fiscal year 2022. Net Debt is a measure of the Company’s total debt, less the Company’s cash and cash equivalents.
(7)

For fiscal year 2022, the ‘compensation actually paid’ to the PEO and the average ‘compensation actually paid’ to the non-PEO NEOs reflect each of the following adjustments made to the total compensation

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amounts reported in the Summary Compensation Table for fiscal year 2022, computed in accordance with Item 402(v) of Regulation S-K:

		Average
		Non-PEO
	PEO	NEOs
Total Compensation Reported in 2022 Summary Compensation Table	$12,111,392	$1,878,070
Less, Grant Date Fair Value of Stock & Option Awards Reported in the 2022 Summary Compensation Table	(6,798,501)	(1,017,915)
Plus, Year-End Fair Value of Awards Granted in 2022 that are Outstanding and Unvested	5,739,652	956,148
Plus, Change in Fair Value of Awards Granted in Prior Years that are Outstanding and Unvested (From Prior Year-End to Year-End)	528,640	57,770
Plus, Vesting Date Fair Value of Awards Granted in 2022 that Vested in 2022	—	839,512
Plus, Change in Fair Value of Awards Granted in Prior Years that Vested in 2022 (From Prior Year-End to Vesting Date)	—	66,125
Less, Prior Year-End Fair Value of Awards Granted in Prior Years that Failed to Vest in 2022	—	—
Plus, Dollar Value of Dividends or other Earnings Paid on Stock & Option Awards in 2022 prior to Vesting (if not reflected in the fair value of such award or included in Total Compensation for 2022)	—	—
Total Adjustments	$(530,209)	$901,640

Compensation Actually Paid for Fiscal Year 2022	$11,581,183	$2,779,710

(8)

For fiscal year 2021, the ‘compensation actually paid’ to the PEO and the average ‘compensation actually paid’ to the non-PEO NEOs reflect each of the following adjustments made to the total compensation amounts reported in the Summary Compensation Table for fiscal year 2021, computed in accordance with Item 402(v) of Regulation S-K:

		Average
		Non-PEO
	PEO	NEOs
Total Compensation Reported in 2021 Summary Compensation Table	$5,492,721	$1,129,297
Less, Grant Date Fair Value of Stock & Option Awards Reported in the 2021 Summary Compensation Table	(1,892,602)	(199,138)
Plus, Year-End Fair Value of Awards Granted in 2021 that are Outstanding and Unvested	965,176	101,499
Plus, Change in Fair Value of Awards Granted in Prior Years that are Outstanding and Unvested (From Prior Year-End to Year-End)	—	—
Plus, Vesting Date Fair Value of Awards Granted in 2021 that Vested in 2021	—	—
Plus, Change in Fair Value of Awards Granted in Prior Years that Vested in 2021 (From Prior Year-End to Vesting Date)	331,216	34,006
Less, Prior Year-End Fair Value of Awards Granted in Prior Years that Failed to Vest in 2021	—	—
Plus, Dollar Value of Dividends or other Earnings Paid on Stock & Option Awards in 2021 prior to Vesting (if not reflected in the fair value of such award or included in Total Compensation for 2021)	—	—
Total Adjustments	$(596,210)	$(63,633)

Compensation Actually Paid for Fiscal Year 2021	$4,896,511	$1,065,664

(9)

For fiscal year 2020, the ‘compensation actually paid’ to the PEO and the average ‘compensation actually paid’ to the non-PEO NEOs reflect each of the following adjustments made to the total compensation

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amounts reported in the Summary Compensation Table for fiscal year 2020, computed in accordance with Item 402(v) of Regulation S-K:

		Average
		Non-PEO
	PEO	NEOs
Total Compensation Reported in 2020 Summary Compensation Table	$2,030,112	$456,097
Less, Grant Date Fair Value of Stock & Option Awards Reported in the 2020 Summary Compensation Table	—	—
Plus, Year-End Fair Value of Awards Granted in 2020 that are Outstanding and Unvested	—	—
Plus, Change in Fair Value of Awards Granted in Prior Years that are Outstanding and Unvested (From Prior Year-End to Year-End)	(984,931)	(101,125)
Plus, Vesting Date Fair Value of Awards Granted in 2020 that Vested in 2020	—	—
Plus, Change in Fair Value of Awards Granted in Prior Years that Vested in 2020 (From Prior Year-End to Vesting Date)	(1,009,176)	(92,072)
Less, Prior Year-End Fair Value of Awards Granted in Prior Years that Failed to Vest in 2020	—	—
Plus, Dollar Value of Dividends or other Earnings Paid on Stock & Option Awards in 2020 prior to Vesting (if not reflected in the fair value of such award or included in Total Compensation for 2020)	—	—
Total Adjustments	$(1,994,107)	$(193,197)

Compensation Actually Paid for Fiscal Year 2020	$36,005	$262,900

PAY VERSUS PERFORMANCE COMPARATIVE DISCLOSURE

As described in more detail in the section titled “Compensation Discussion and Analysis —Compensation Philosophy and Objectives,” the Company’s executive compensation program reflects a variable pay-for-performance philosophy. While the Company utilizes several performance measures to align executive compensation with Company performance, all of those Company measures are not presented in the table above. Further, the Company generally seeks to incentivize long-term performance, and therefore does not specifically align the Company’s performance measures with ‘compensation actually paid’ for a particular year (as computed in accordance with Item 402(v) of Regulation S-K).

In accordance with Item 402(v) of Regulation S-K, the Company is providing the following descriptions of the relationships between the information presented in the table above.

COMPENSATION ACTUALLY PAID AND COMPANY TSR

As demonstrated by the following graph, the amount of ‘compensation actually paid’ to the PEO and the average amount of ‘compensation actually paid’ to the non-PEO NEOs is generally aligned with the Company’s TSR over

96	2023 Proxy Statement

the three years presented in the table. This is because a significant portion of the ‘compensation actually paid’ to the PEO and to the non-PEO NEOs is comprised of equity awards.

Compensation Actually Paid and Net Income

We do not use net income as a performance measure in our overall executive compensation program, and, as a result, there is not a direct correlation between the amount of “compensation actually paid” to the PEO and the average amount of “compensation actually paid” to the non-PEO NEOs as set forth in the table. Due to high levels of non-cash depreciation, depletion and amortization recorded by oil and gas companies, net income often understates the cash flows available to oil and gas companies for repayment of debt, capital investments, dividends or share buybacks. Furthermore, oil and gas companies often hedge oil and gas production to protect future cash flows from the volatility of oil and gas prices. If large volumes of production are hedged for multiple years (as the Company did with natural gas production volumes in 2021), as there are large swings in oil and gas prices, companies are often forced to record large non-cash unrealized derivative gains or losses related to their outstanding hedge positions for future years, which can further meaningfully impact net income upward or downward for a given year. Due to the impacts of such large non-cash items that are regularly recorded on the income statement of oil and gas companies, we do not believe net income is a good performance measure to focus on for the Company.

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Compensation Actually Paid and Net Debt

As demonstrated by the following graph, the amount of ‘compensation actually paid’ to the PEO and the average amount of ‘compensation actually paid’ to the non-PEO NEOs is generally aligned with the Company’s reduction in Net Debt over the three years presented in the table. As described above, Net Debt is defined as the Company’s total debt, less the Company’s cash and cash equivalents. While the Company uses numerous financial and non-financial performance measures for the purpose of evaluating performance for the Company’s compensation programs, the Company has determined that reduction in Net Debt has been the Company’s most important financial performance measure (that is not otherwise required to be disclosed in the table) used to link ‘compensation actually paid’ to the non-PEO NEOs to company performance for the past several years, including for fiscal year 2022. The reduction of Net Debt to improve the Company’s credit profile to either enable full repayment or refinance of the Senior Second Lien Notes due November 2023 was a key strategic initiative for the Company’s management team in recent years and seen to be a key driver for the Company’s relative total shareholder return performance, given regular communications from existing shareholders and potential investors that the looming maturity of the $552.5 million of Senior Second Lien Notes due November 2023 was viewed to be the most significant near-term risk of the Company, putting downward pressure on the performance of the Company’s stock price. The continued reduction of Net Debt in 2022 from $485.1 million (as of December 31, 2021) to $232.1 million (as of December 31, 2022) resulted in a more attractive, de-levered balance sheet for the Company that allowed it in January 2023 to issue $275 million of new Senior Second Lien Notes due January 2026, despite a challenging capital markets environment. With the net proceeds of $270.8 million from the issuance of new Senior Second Lien Notes due January 2026 and $296.1 million of cash on hand, in February 2023, the Company was able to fully redeem $552.5 million of Senior Second Lien Notes due November 2023. As a result,

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the evaluation of the reduction in Net Debt is integral in determining how the Company has performed in recent years including 2022 and therefore, how the Company’s management team has performed.

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Company TSR and Peer Group TSR

As demonstrated by the following graph, the Company’s TSR over the three years presented in the table was 0.4%, while the Company’s peer group TSR was 44.9% over the three years presented in the table.

Pay versus Performance Tabular List

The following table lists our most important performance measures used by us to link ‘compensation actually paid’ to our NEOs to company performance for fiscal year 2022. The performance measures included in this table are not ranked by relative importance.

Most Important Performance Measures
Production
Proved Reserves
ESG Score
Adjusted EBITDA
Adjusted EBITDA Margin
Net Debt
TSR

Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual

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total compensation of our employees and the annual total compensation of Tracy W. Krohn, our Chief Executive Officer.

For 2022, our last completed fiscal year:

●	The median of the annual total compensation of all employees of our Company (other than the Chief Executive Officer) was $122,675;
●	The annual total compensation of our Chief Executive Officer, as reported in the Summary Compensation Table included elsewhere within this proxy statement, was $12,111,392; and
●	For 2022 the ratio of the annual total compensation of our Chief Executive Officer to the median of the annual total compensation of all employees was 99 to 1. The process used to determine this ratio is described below:

To identify the median employee using the annual total compensation of all our employees, as well as to determine the annual total compensation of our median employee and our Chief Executive Officer, we took the following steps:

●	We determined that, as of December 31, 2022, our employee population consisted of approximately 365 individuals. All of these individuals are located in the United States (as reported in Item 1, Business, in our Annual Report on Form 10-K filed with the SEC on March 8, 2023). This population consisted of persons classified as employees. We do not have seasonal workers and we did not include persons classified as contractors.
●	We used December 31, 2022, as our identification date for determining our median employee because it enabled us to make such identification in a reasonably efficient and economic manner. Payroll information for the year 2022 is currently accumulated for other purposes, such as providing information to the Internal Revenue Service (“IRS”) for 2022; therefore, payroll information for the year 2022 was utilized.
●	We consistently applied a compensation measure to all employees by using the 2022 gross earnings reflected in our payroll records. The gross earnings for employees who were hired during 2022 were annualized using their gross earnings paid during 2022 and their date of hire. Employees who were hired at the end of December 2022 and did not receive any compensation in 2022 were excluded from the population. These gross earnings included all earnings reported on Form W-2 to the IRS, plus earnings which are excluded from W-2 earnings, which were primarily employee contributions to our 401(k) plan.
●	We identified our median employee by consistently applying this compensation measure to all of our employees included in our analysis. Since all of our employees, including our Chief Executive Officer, are located in the United States, we did not make any cost of living adjustments in identifying the median employee.
●	After we identified our median employee, we combined all of the elements of such employee’s compensation for 2022 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $122,675. This amount will differ from amounts reported on Form W-2 primarily due to the amounts contributed by the Company to the employee’s account under the 401(k) plan.

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Audit Committee and Independent
Registered Public Accounting Firm

Audit Committee Report

The Audit Committee’s role in the Company’s corporate governance is summarized under the caption “Standing Committees of the Board” beginning on page 45 above. The Audit Committee’s role with respect to the Company’s financial reporting process is set out in the report.

The Board adopted a written charter setting forth the procedures and responsibilities of the Audit Committee. In addition, the Board appointed the undersigned directors as members of the Audit Committee. Each year, the Audit Committee reviews its charter and reports to the Board on its adequacy in light of applicable SEC and NYSE rules. In addition, the Company furnishes an annual written affirmation to the NYSE relating to Audit Committee membership, the independence and financial management expertise of the Audit Committee and the adequacy of the Audit Committee charter.

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm retained to audit the Company’s financial statements. The Audit Committee has appointed EY as the Company’s independent external auditor for fiscal year 2023 (and the Audit Committee is seeking ratification by the Company’s shareholders for this appointment at this Annual Meeting).

During the last year, and earlier this year in preparation for the filing with the SEC of the Form 10-K, the Audit Committee:

●	oversaw the Company’s cyber security program and conducted periodic reviews of the Company’s cybersecurity policies, procedures and risks;
●	met quarterly with the Company’s internal audit manager to review the scope of their review of internal controls and the quality of the Company’s financial reporting;
●	reviewed and discussed the audited financial statements with management and the Company’s independent auditors;
●	reviewed the overall scope and plans for the audit and the results of the independent auditors’ examinations;
●	met with management periodically during the year to consider the adequacy of the Company’s internal controls and the quality of its financial reporting and discussed these matters with the Company’s independent auditors and with appropriate Company financial personnel;
●	discussed with the Company’s senior management, independent auditors and appropriate Company financial personnel the process used for the Company’s Chief Executive Officer and Chief Financial Officer to make the certifications required by the SEC and the Sarbanes-Oxley Act of 2002 in connection with the Form 10-K and other periodic filings with the SEC;

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●	reviewed and discussed with the independent auditors (1) their judgments as to the quality (and not just the acceptability) of the Company’s accounting policies, (2) the written communication required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee concerning independence, and (3) the matters required to be discussed with the Audit Committee under auditing standards generally accepted in the United States, including Auditing Standard No. 16, “Communications with Audit Committees”;
●	recommended, based on these reviews and discussions, as well as private discussions conducted in executive sessions without management present with the independent auditors and appropriate Company financial personnel, to the Board the inclusion of the audited financial statements of the Company and its subsidiaries in the Form 10-K; and
●	determined that the non-audit services provided to the Company by the independent auditors (discussed above under Proposal 4, Ratification of Appointment of Independent Accountants), are compatible with maintaining the independence of the independent auditors. The Audit Committee’s pre-approval policies and procedures are discussed below.

Notwithstanding the foregoing actions and the responsibilities set forth in the Audit Committee charter, the charter clarifies that it is not the duty of the Audit Committee to prepare the Company’s financial statements, to plan or conduct audits, to determine that the Company’s financial statements are complete and accurate and in accordance with generally accepted accounting principles, or to assure compliance with applicable laws or the Company’s policies, procedures and controls. Management is responsible for the Company’s financial reporting process, including its system of internal controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States. The independent auditors are responsible for expressing an opinion on those financial statements and on the effectiveness of internal control over financial reporting. Audit Committee members are not employees of the Company or, in certain cases, accountants or auditors by profession. Therefore, the Audit Committee has relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States, that the Company’s internal controls over financial reporting were effective as of December 31, 2022, and on the representations of the independent auditors included in their reports on the Company’s financial statements and effectiveness of internal control over financial reporting. The Audit Committee’s failure to investigate any matter, to resolve any dispute or to take any other actions or exercise any of its powers in connection with the good faith exercise of its oversight functions shall in no way be construed as a breach of its duties or responsibilities to the Company, its directors or its shareholders.

The Audit Committee held five meetings in 2022 and met regularly with management and the independent and internal auditors, including private discussions with the independent auditors and the Company’s internal auditors, and received the communications described above. The Audit Committee has also established procedures for (a) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and (b) the confidential, anonymous submission by the Company’s employees of concerns regarding questionable accounting or auditing matters. However, this oversight does not provide us with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, our considerations and

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discussions with management and the independent auditors do not assure that the Company’s financial statements are presented in accordance with generally accepted accounting principles or that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards.

The Audit Committee maintains written procedures that require it to annually pre-approve the scope of all auditing services to be performed by the Company’s independent auditor. The Audit Committee’s procedures prohibit the independent auditor from providing any non-audit services unless the service is permitted under applicable law and is pre-approved by the Audit Committee or its Chair. Although applicable regulations waive these pre-approval requirements in certain limited circumstances, the Audit Committee reviews and pre-approves all non-audit services provided by EY. The Audit Committee has determined that the provision of EY’s non-audit services is compatible with maintaining EY’s independence.

If you would like additional information on the responsibilities of the Audit Committee, please refer to its charter, a copy of which is posted on the Company’s website at www.wtoffshore.com and is available in print to any shareholder without charge upon written request to our Corporate Secretary at 5718 Westheimer Road, Suite 700, Houston, TX 77057.

Submitted by the Audit Committee.

B. Frank Stanley (Chair)	Virginia Boulet	Daniel O. Conwill IV

Principal Accounting Fees and Services

EY has served as independent auditor for the Company since 2000. The aggregate fees and costs billed by EY and its affiliates to the Company for the years ended December 31, 2022, and 2021 are identified below. 100% of the fees described below were approved by the Audit Committee.

	2022	2021
Audit fees (1)	$1,872,000	$1,323,000
Tax fees (2)	211,378	142,636
All other fees (3)	3,600	2,880
	$2,086,978	$1,468,516
(1)	Includes fees for the audit of our annual consolidated financial statements, including the effectiveness of our internal controls over financial reporting, reviews of our quarterly consolidated financial statements and reviews of various documents filed with the SEC.
(2)	Includes fees for preparation of federal and state tax returns, tax planning advice and review of tax related issues with respect to proposed transactions.
(3)	Includes an annual fee for access to an accounting literature database.

104	2023 Proxy Statement

Certain Relationships and
Related Transactions

On November 2, 2021, the Company entered into the ninth amendment to its Sixth Amended and Restated Credit Agreement (the “Credit Agreement”) pursuant to which Calculus Lending, LLC (“Calculus”), an entity controlled by, and an affiliate of, Tracy W. Krohn, the Chief Executive Officer of the Company, became as sole lender to the Company under a six-month $100 million first priority lien secured revolving facility with a borrowing base of $50 million.

On March 8, 2022, pursuant to the tenth amendment to the Credit Agreement, Company and Calculus agreed to an extension of the loan commitment and maturity date of the Calculus revolving credit facility to January 3, 2023. The terms of this extension with Calculus were reviewed and approved by the Audit Committee. In connection with such extension, Calculus is to be paid arrangement and upfront fees of approximately $1.0 million plus commitment fees equal to 3.0% of the unborrowed portion of the borrowing base lending commitment.

On November 7, 2022, the Company entered into the eleventh amendment to the Credit Agreement, which extended the maturity date and Calculus’ commitment to January 3, 2024, and shifted the rate at which outstanding borrowings will accrue interest to a SOFR-based rate. The terms of this extension with Calculus were reviewed and approved by the Audit Committee. In connection with such extension, Calculus was paid arrangement and upfront fees of approximately $1.1 million plus commitment fees equal to 3.0% of the unborrowed portion of the borrowing base lending commitment. As of the date of this proxy statement, there have been no borrowings from Calculus by the Company on the revolving credit facility and no borrowings are outstanding.

Since the beginning of 2022, the Company made payments totaling approximately $1.7 million to W&T Offshore LLC (“W&T LLC”), an entity controlled by Mr. Krohn. These payments relate to the personal use by Mr. Krohn and the business use by the Company of an aircraft indirectly owned by Mr. Krohn. In 2023, we entered into a new employment agreement with Mr. Krohn which, among other things, eliminates, beginning in the second quarter of 2023, the perquisite compensation Mr. Krohn receives for use of the aircraft and require that Mr. Krohn pay his own expenses for any personal use of an aircraft. Please see “—Compensation Changes for 2023” for a description of the changes to Mr. Krohn’s employment agreement. In addition, W&T LLC has legacy ownership interests in certain wells operated by W&T. Revenues are disbursed and expenses are collected in accordance with ownership interest. As of December 31, 2022, such wells have been plugged and abandoned by the operator. W&T LLC also has ownership interests in certain wells in which the Company does not have an ownership interest in. These wells are covered under W&T’s insurance policy. W&T LLC reimburses the Company for its proportionate share of insurance premiums related to these wells and when insurance proceeds are collected related to damage, those costs are disbursed as applicable. In addition, W&T LLC reimburses W&T for certain administrative costs incurred during the year. These costs are less than $0.1 million per year. All ownership interests noted above pre-date the Company’s initial public offering.

Entities affiliated with and controlled by Mr. Krohn reinvested $21.0 million into purchasing our senior second lien notes due February 2026 when we refinanced our long-term debt in early 2023.

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In March 2018, the Company and two other initial members formed and initially funded a limited liability company, Monza Energy, LLC (“Monza”), which jointly participates with the Company in the exploration, drilling and development of certain drilling projects in the Gulf of Mexico. The members of the limited liability company include a minority investment by an entity owned and controlled by Mr. Krohn and his family. The Krohn entity invested as a minority investor on the same terms and conditions as the third-party investors and its investment is limited to 4.5% of total invested capital within Monza. The entity affiliated with Mr. Krohn has made a capital commitment to Monza of $14.5 million. The business and affairs of the limited liability company are managed by a board of five directors, which includes Mr. Krohn. W&T contributed 88.94% of its working interest in certain identified undeveloped drilling projects to the limited liability company and retained 11.06% of its working interest. Since inception through December 31, 2022, the Company made total capital contributions, including the contributions of working interest in the drilling projects, to Monza totaling $68.2 million and received cash distributions totaling $35.7 million.

The Company charters supply boats from Gulf Offshore Logistics, LLC (“GOL”) in the ordinary course of its business. The wife of Mr. Krohn has been employed by GOL for several years and currently serves as an officer of GOL. The rates charged for these marine and transportation services were either equal to or below rates charged by non-related, third-party companies and/or otherwise determined to be of the best value to the Company. Payments to GOL totaled $21.7 million since the beginning of 2022. Mrs. Krohn’s compensation is commission-based, and as a result she received commissions of approximately $0.1 million during 2022 related to business from the Company. The Company has maintained a business relationship with GOL since 2007, which predates Mr. and Mrs. Krohn’s marriage in September 2010.

The Company has adopted policies and procedures for approval of related party transactions, which are set forth in our Code of Business Conduct and Ethics. Such policies and procedures state that the Company shall not enter into any contractual relationship or transaction that would be required to be disclosed under Section 404 of Regulation S-K, or any successor to such regulation (a “Transaction”), without first complying with the provisions of the Code of Conduct and Ethics. The Audit Committee is responsible for reviewing and evaluating the terms of such a proposed Transaction. If a Transaction involves a corporate opportunity, such opportunity must have been first rejected by the Company. The Audit Committee has the authority to approve or disapprove the use of the rejected corporate opportunity by the individual who wants to utilize the opportunity that the Company has rejected. No such Transaction shall be approved by the Audit Committee unless the terms of such Transaction are the same or more favorable to the Company than those which would have been obtainable at the time in arm’s-length dealing with unaffiliated persons. If the Audit Committee approves the Transaction, the Company shall be authorized to proceed with the Transaction as approved and to execute the documents necessary to give effect to such Transaction. The Company will make all required disclosures as appropriate in its periodic or special filings. Notwithstanding the foregoing, the Board shall have authority over any Transaction that may involve a change in control of the Company and in such a case, the Board may adopt such procedures that it deems necessary to review such Transaction. A written copy of our Code of Business Conduct and Ethics can be found on our website at www.wtoffshore.com.

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Shareholder
Proposals

At the Annual Meeting each year, the Board submits to shareholders its nominees for election as directors. The Board may also submit other matters to the shareholders for action at the Annual Meeting. If you want the Company to consider including a proposal in next year’s 2024 proxy statement, you must submit the proposal in writing to our Corporate Secretary no later than      , 2023. If you want us to consider including a nominee for election to the Board at the 2024 Annual Meeting, you must submit the nominee’s name in accordance with the procedures discussed more fully in the section entitled “Director Nomination Process,” no earlier than      , 2024 and no later than      , 2024. Please mail any nomination or proposal following the prescribed guidelines to W&T Offshore, Inc., 5718 Westheimer Road, Suite 700, Houston, TX 77057, Attention: Corporate Secretary.

Other
Matters

Neither I nor any of the persons named as proxies know of any matters other than those described above to be voted on at the Annual Meeting. However, if any other matters are properly presented at the Annual Meeting, it is the intention of the persons named as proxies to vote in accordance with their judgment on these matters, subject to the discretion of the Board.

Shareholders may obtain a copy of our current Annual Report on Form 10-K without charge by writing to our Corporate Secretary at W&T Offshore, Inc., 5718 Westheimer Road, Suite 700, Houston, TX 77057. Our Annual Report on Form 10-K and other filings with the SEC may also be accessed through our website at www.wtoffshore.com under the “Investors—SEC Filings” section or the SEC’s website at www.sec.gov.

By Order of the Board of Directors,

Jonathan Curth
Executive Vice President, General Counsel and Corporate Secretary

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Annex A

SECOND AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

W&T OFFSHORE, INC.

(giving effect to all amendments through [●], 2023)

~~W&T Offshore, Inc. (the "Corporation"), pursuant to the provisions of Article 4.07 of the Texas Business Corporation Act, hereby adopts Amended and Restated Articles of Incorporation which accurately copy the Articles of Incorporation and all amendments thereto that are in effect to date and is further amended by such Amended and Restated Articles of Incorporation as hereinafter set forth which contain no other change in any provision thereof.~~

~~ARTICLE ONE~~

~~The name of the Corporation is W&T Offshore, Inc.~~

~~ARTICLE TWO~~

~~The Articles of Incorporation of the Corporation are amended by the Amended and Restated Articles of Incorporation as follows:~~

~~A.~~	~~Article IV of the Articles of Incorporation is hereby amended and restated to read as set forth in the Amended and Restated Articles of Incorporation.~~
~~B.~~	~~Article V of the Articles of Incorporation is hereby amended and restated to read as set forth in the Amended and Restated Articles of Incorporation.~~
~~C.~~	~~Article VI of the Articles of Incorporation is hereby amended and restated to read as set forth in the Amended and Restated Articles of Incorporation.~~
~~D.~~	~~Article VIII of the Articles of Incorporation is hereby amended and restated to read as set forth in the Amended and Restated Articles of Incorporation.~~
~~E.~~	~~Article IX of the Articles of Incorporation is hereby amended and restated to read as set forth in the Amended and Restated Articles of Incorporation.~~
~~F.~~	~~Article XI of the Articles of Incorporation is hereby amended and restated to read as set forth in the Amended and Restated Articles of Incorporation.~~
~~G.~~	~~Article XII of the Articles of Incorporation is hereby amended and restated to read as set forth in the Amended and Restated Articles of Incorporation.~~
~~H.~~	~~Article XIII of the Articles of Incorporation is hereby amended and restated to read as set forth in the Amended and Restated Articles of Incorporation.~~

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~~ARTICLE THREE~~

~~The amendments to the Articles of Incorporation were adopted by the shareholders of the Corporation on January 10, 2005.~~

~~ARTICLE FOUR~~

~~This amendment has been approved in the manner required by the Texas Business Corporation Act and the constituent documents of the Corporation.~~

~~ARTICLE FIVE~~

~~The Articles of Incorporation and all amendments and supplements thereto are hereby superseded by the following Amended and Restated Articles of Incorporation, which accurately copy unamended Articles and amend and restate the amended articles as set forth above:~~

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~~RESTATED ARTICLES OF INCORPORATION~~

~~OF~~

~~W&T OFFSHORE, INC.~~

ARTICLE I

NAME

The name of the corporation is W&T Offshore, Inc.

ARTICLE II

DURATION

The period of its duration is perpetual.

ARTICLE III

PURPOSE

The purpose or purposes for which the corporation is organized is the transaction of any or all lawful business for which corporations may be incorporated under the Texas Business ~~Corporation Act~~Organizations Code (the "Code").

ARTICLE IV

AUTHORIZED CAPITAL

The aggregate number of shares of capital stock which the Corporation shall have authority to issue is four hundred and twenty million (~~2~~420,000,000) shares, of which ~~two~~four hundred million (~~2~~400,000,000) shares shall be designated as Common Stock, par value $0.00001 per share, and twenty million (20,000,000) shares shall be designated as Preferred Stock, par value $0.00001 per share.

The following is a statement fixing certain of the designations and rights, voting rights, preferences, and relative, participating, optional or other rights of the Preferred Stock and the Common Stock of the corporation, and the qualifications, limitations or restrictions thereof, and the authority with respect thereto expressly granted to the Board of Directors of the corporation to fix any such provisions not fixed by these Articles:

A.	PREFERRED STOCK

The Board of Directors is hereby expressly vested with the authority to adopt a resolution or resolutions providing for the issuance of authorized but unissued shares of Preferred Stock, which shares may be issued from time to time in one or more series and in such amounts as may be determined by the Board of Directors in such resolution or resolutions. The rights, voting rights, designations, preferences, and relative, participating, optional or other rights, if any, of each series of Preferred Stock and the qualifications, limitations or restrictions, if any, of such preferences and/or rights (collectively the "Series Terms"), shall be such as are stated and expressed in a resolution or resolutions providing for the creation or revision of such Series Terms (a "Preferred Stock Series Resolution") adopted by the Board of Directors. The Board shall have the power and authority, to the fullest

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extent permissible under the ~~Texas Business Corporation Act (the "Act")~~Code, as currently in effect or as amended, to determine and establish by a Preferred Stock Series Resolution, the Series Terms of a particular series, including, without limitation, determination of the following:

(1)	The number of shares constituting that series and the distinctive designation of that series, or any increase or decrease (but not below the number of shares thereof then outstanding) in such number;
(2)	The dividend rate on the shares of that series; whether such dividends, if any, shall be cumulative, noncumulative, or partially cumulative and, if cumulative or partially cumulative, the date or dates from which dividends payable on such shares shall accumulate; and the relative rights of priority, if any, of payment of dividends on shares of that series;
(3)	Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;
(4)	Whether that series shall have conversion privileges with respect to shares of any other class or classes of stock or of any other series of any class of stock, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate upon occurrence of such events as the Board of Directors shall determine;
(5)	Whether the shares of that series shall be redeemable at the option of either the corporation or the holder, and, if so, the terms and conditions of such redemption, including relative rights of priority, if any, of redemption, the date or dates upon or after which they shall be redeemable, provisions regarding redemption notices, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;
(6)	Whether the corporation shall have any repurchase obligation with respect to the shares of that series and, if so, the terms and conditions of such obligation, subject, however, to the limitations of the ~~Act~~Code;
(7)	Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;
(8)	The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment of shares of that series;
(9)	The conditions or restrictions upon the creation of indebtedness of the corporation or upon the issuance of additional Preferred Stock or other capital stock ranking on a parity therewith, or prior thereto, with respect to dividends or distribution of assets upon liquidation;
(10)	The conditions or restrictions with respect to the issuance of, payment of dividends upon, or the making of other distributions to, or the acquisition or redemption of, shares ranking junior to the Preferred Stock or to any series thereof with respect to dividends or distribution of assets upon liquidation;
(11)	The relative priority of each series of Preferred Stock in relation to other series of Preferred Stock with respect to dividends or distribution of assets upon liquidation; and
(12)	Any other designations, powers, preferences and rights, including, without limitation, any qualifications, limitations or restrictions thereof.

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Any of the Series Terms, including voting rights, of any series may be made dependent upon facts ascertainable outside the Articles of Incorporation and the Preferred Stock Series Resolution, provided that the manner in which such facts shall operate upon such Series Terms is clearly and expressly set forth in the Articles of Incorporation or in the Preferred Stock Series Resolution.

Subject to the provisions of this Article Four, shares of one or more series of Preferred Stock may be authorized or issued from time to time as shall be determined by and for such consideration as shall be fixed by the Board of Directors, in an aggregate amount not exceeding the total number of shares of Preferred Stock authorized by the Articles of Incorporation. All shares of any one series of Preferred Stock so designated by the Board of Directors shall be alike in every particular, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon shall be cumulative.

B.	COMMON STOCK
1.	DIVIDENDS. Subject to the provisions of any Preferred Stock Series Resolution, the Board of Directors may, in its discretion, out of funds legally available for the payment of dividends and at such times and in such manner as determined by the Board of Directors, declare and pay dividends on the Common Stock of the corporation.

No dividend (other than a dividend in capital stock ranking on a parity with the Common Stock or cash in lieu of fractional shares with respect to such stock dividend) shall be declared or paid on any share or shares of any class of stock or series thereof ranking on a parity with the Common Stock in respect of payment of dividends for any dividend period unless there shall have been declared, for the same dividend period, like proportionate dividends on all shares of Common Stock then outstanding.

2.	LIQUIDATION. In the event of any liquidation, dissolution or winding up of the corporation, whether voluntary or involuntary (each, a "Liquidation Event"), after payment or provision for payment of the debts and other liabilities of the corporation and payment or setting aside for payment of any preferential amount due to the holders of any other class or series of stock, the holders of the Common Stock shall be entitled to receive ratably any or all assets remaining to be paid or distributed.
3.	VOTING RIGHTS. Subject to any special voting rights set forth in any Preferred Stock Series Resolution, the holders of the Common Stock of the corporation shall be entitled at all meetings of shareholders to one vote for each share of such stock held by them.
C.	PRIOR, PARITY OR JUNIOR STOCK

Whenever reference is made in this Article Four to shares "ranking prior to" another class of stock or "on a parity with" another class of stock, such reference shall mean and include all other shares of the corporation in respect of which the rights of the holders thereof as to the payment of dividends or as to distributions upon a Liquidation Event, as the case may be, are given preference over, or rank on an equality with, as the case may be, the rights of the holders of such other class of stock. Whenever reference is made to shares "ranking junior to" another class of stock, such reference shall mean and include all shares of the corporation in respect of which the rights of the holders thereof as to the payment of dividends or as to distributions upon a Liquidation Event, as the case may be, are junior and subordinate to the rights of the holders of such class of stock.

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Except as otherwise provided herein or in any Preferred Stock Series Resolution, each series of Preferred Stock ranks on a parity with each other with respect to the payment of dividends and distributions upon a Liquidation Event, and each ranks prior to the Common Stock with respect to the payment of dividends and distributions upon a Liquidation Event. Common Stock ranks junior to the Preferred Stock with respect to the payment of dividends and distributions upon a Liquidation Event.

D.	LIQUIDATION

For the purposes of Section 2 of Section B of this Article Four and for the purpose of the comparable sections of any Preferred Stock Series Resolution, the merger or consolidation of the corporation into or with any other corporation, or the merger of any other corporation into it, or the sale, lease, or conveyance of all or substantially all the assets, property or business of the corporation, shall not be deemed to be a liquidation, dissolution or winding up of the corporation.

E.	RESERVATION AND RETIREMENT OF SHARES

The corporation shall at all times reserve and keep available, out of its authorized but unissued shares of Common Stock or out of shares of Common Stock held in its treasury, the full number of shares of Common Stock into which all shares of any series of Preferred Stock having conversion privileges from time to time outstanding are convertible.

Unless otherwise provided in a Preferred Stock Series Resolution with respect to a particular series of Preferred Stock, all shares of Preferred Stock redeemed or acquired (as a result of conversion or otherwise) shall be retired and restored to the status of authorized but unissued shares.

ARTICLE V

NO PREEMPTIVE RIGHTS

No holder of any shares of stock of the corporation shall be entitled as a matter of right to purchase or subscribe for any part of any shares of stock of the corporation authorized by these Articles or of any additional shares of stock of any class to be issued by reason of any increase in the authorized capital stock of the corporation, or of any bonds, certificates of indebtedness, debentures, warrants, options or other securities or rights convertible into any class of capital stock of the corporation, but any shares of stock authorized by these Articles or any such additional authorized issue of any capital stock, rights or securities convertible into any shares of such stock may be issued and disposed of by the Board of Directors to such persons, firms, corporations or associations for such consideration, upon such terms and in such manner as the Board of Directors may, in its discretion, determine without any offering thereof on the same terms or on any other terms to the shareholders then of record or to any class of shareholders; provided only that such issuance may not be inconsistent with any provisions of law or with any of the provisions of these Articles.

ARTICLE VI

MEETINGS OF SHAREHOLDERS

An annual meeting of the shareholders shall be held at such times as may be stated or fixed in accordance with the bylaws. Special meetings may only be called (1) by the Chairman of the Board (if any), the President, the Board of Directors, or such other person or persons as may be authorized in the ~~a~~Articles of ~~i~~Incorporation or the bylaws

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or (2) by the holders of not less than ~~thirty (30)~~twenty-five percent (25%) of all the shares entitled to vote at the proposed special meeting. ~~No action of the stockholders may be taken by written consent or consents of stockholders.~~

ARTICLE VII

LIMITATION OF LIABILITY

To the fullest extent permitted by applicable law, no director of this corporation shall be liable to the corporation or its shareholders for monetary damages for an act or omission in the director’s capacity as director, except that this Article does not eliminate or limit the liability of a director for:

(a)	a breach of a director’s duty of loyalty to the corporation or its shareholders;
(b)	an act or omission not in good faith or that involves intentional misconduct or a knowing violation of the law;
(c)	a transaction from which a director received an important benefit, whether or not the benefit resulted from an action taken within the scope of the director’s office;
(d)	an act or omission for which the liability of a director is expressly provided for by statute; or
(e)	an act related to an unlawful stock repurchase or payment of a dividend.

If the Texas Miscellaneous Corporation Laws Act or any other statute is amended subsequently to the effective date of this Article VII to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the full extent permitted by such statute, as so amended.

Any repeal or modification of the foregoing paragraph by the shareholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

ARTICLE VIII

INDEMNIFICATION

(a)	THE CORPORATION SHALL INDEMNIFY AND HOLD HARMLESS THE DIRECTORS (EACH, AN " INDEMNIFIED PERSON" ) TO THE FULLEST EXTENT PERMITTED BY LAW FROM AND AGAINST ANY AND ALL LOSSES, CLAIMS, DEMANDS, COSTS, DAMAGES, LIABILITIES, JOINT OR SEVERAL, EXPENSES OF ANY NATURE (INCLUDING REASONABLE ATTORNEYS’ FEES AND DISBURSEMENTS), JUDGMENTS, FINES, SETTLEMENTS AND OTHER AMOUNTS ARISING FROM ANY AND ALL CLAIMS, DEMANDS, ACTIONS, SUITS OR PROCEEDINGS, WHETHER CIVIL, CRIMINAL, ADMINISTRATIVE OR INVESTIGATIVE, IN WHICH THE INDEMNIFIED PERSON MAY BE INVOLVED OR THREATENED TO BE INVOLVED, AS A PARTY OR OTHERWISE, ARISING OUT OF OR INCIDENTAL TO THE BUSINESS OR ACTIVITIES OF OR RELATING TO THE CORPORATION REGARDLESS OF WHETHER THE INDEMNIFIED PERSON CONTINUES TO BE A DIRECTOR AT THE TIME ANY SUCH LIABILITY OR EXPENSE IS PAID OR INCURRED. THE INDEMNIFICATION PROVIDED IN THIS ARTICLE VIII MAY NOT BE MADE TO OR ON BEHALF OF ANY DIRECTOR IF A FINAL ADJUDICATION ESTABLISHES THAT THE INDEMNIFIED PERSONS ACTS OR OMISSIONS INVOLVED INTENTIONAL MISCONDUCT, FRAUD OR A KNOWING VIOLATION OF THE LAW.

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(b)	EXPENSES (INCLUDING REASONABLE ATTORNEYS’ FEES AND DISBURSEMENTS) INCURRED BY AN INDEMNIFIED PERSON IN DEFENDING ANY CLAIM, DEMAND, ACTION, SUIT, OR PROCEEDING SUBJECT TO THIS ARTICLE VIII SHALL, FROM TIME TO TIME, UPON REQUEST BY THE INDEMNIFIED PERSON, BE ADVANCED BY THE CORPORATION PRIOR TO THE FINAL DISPOSITION OF SUCH CLAIM, DEMAND, ACTION, SUIT OR PROCEEDING UPON RECEIPT BY THE CORPORATION OF (I) A WRITTEN AFFIRMATION BY SUCH INDEMNIFIED PERSON OF HIS, HER OR ITS GOOD FAITH BELIEF THAT HE, SHE OR IT HAS MET THE STANDARD OF CONDUCT NECESSARY FOR INDEMNIFICATION UNDER THIS ARTICLE VIII AND (II) A WRITTEN UNDERTAKING, BY OR ON BEHALF OF SUCH INDEMNIFIED PERSON, TO REPAY SUCH AMOUNT IF IT SHALL ULTIMATELY BE DETERMINED, BY A COURT OF COMPETENT JURISDICTION THAT SUCH INDEMNIFIED PERSON IS NOT ENTITLED TO BE INDEMNIFIED AS AUTHORIZED IN THIS ARTICLE VIII OR OTHERWISE.
(c)	ANY INDEMNIFICATION HEREUNDER SHALL BE SATISFIED ONLY OUT OF THE ASSETS OF THE CORPORATION, AND THE STOCKHOLDERS SHALL NOT BE SUBJECT TO PERSONAL LIABILITY BY REASON OF THESE INDEMNIFICATION PROVISIONS.
(d)	AN INDEMNIFIED PERSON SHALL NOT BE DENIED INDEMNIFICATION IN WHOLE OR IN PART UNDER THIS ARTICLE VIII OR OTHERWISE BY REASON OF THE FACT THAT THE INDEMNIFIED PERSON HAD AN INTEREST IN THE TRANSACTION WITH RESPECT TO WHICH THE INDEMNIFICATION APPLIES IF THE TRANSACTION WAS OTHERWISE PERMITTED OR NOT EXPRESSLY PROHIBITED BY THE TERMS OF THESE ARTICLES OF INCORPORATION.
(e)	THE PROVISIONS OF THIS ARTICLE VIII ARE FOR THE BENEFIT OF THE INDEMNIFIED PERSONS, THEIR HEIRS, SUCCESSORS, ASSIGNS AND ADMINISTRATORS AND SHALL NOT BE DEEMED TO CREATE ANY RIGHTS FOR THE BENEFIT OF ANY OTHER PERSON(S) OR ENTITY(IES).

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ARTICLE IX

NO CUMULATIVE VOTING

Cumulative voting is expressly prohibited. At each election of directors every shareholder entitled to vote at such election shall have the right to vote, in person or by proxy, the number of shares owned by him with respect to each of the persons nominated for election as a director and for whose election he has a right to vote; and no shareholder shall be entitled to cumulate his votes by giving one candidate a number of votes equal to the number of directors to be elected, multiplied by the number of shares owned by such shareholder, or by distributing such votes on the same principle among any number of candidates.

ARTICLE X

REGISTERED OFFICE AND AGENT

The address of the corporation’s current registered office is 1021 Main Street, Suite 1150, Houston, Texas 77002, and the name of the current registered agent at such address is CT Corporation.

ARTICLE XI

BOARD OF DIRECTORS

The number of directors of the corporation shall be fixed by, or in the manner provided by, the bylaws. ~~The number of directors constituting the current Board of Directors is four and the names and addresses of the persons who are to serve as the directors of the corporation until the next annual meeting of the shareholders or until their successors are elected and qualified are:~~

~~Tracy W. Krohn~~

~~Eight Greenway Plaza, Suite 1330~~

~~Houston, Texas 77046~~

~~Jerome F. Freel~~

~~Eight Greenway Plaza, Suite 1330~~

~~Houston, Texas 77046~~

~~James L. Luikart~~

~~Eight Greenway Plaza, Suite 1330~~

~~Houston, Texas 77046~~

~~Stuart B. Katz~~

~~Eight Greenway Plaza, Suite 1330~~

~~Houston, Texas 77046~~

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ARTICLE XII

CREATION PURSUANT TO CONVERSION

The Corporation was incorporated pursuant to a plan of conversion whereby W&T Offshore, Inc., a Nevada corporation (the "converting entity"), was converting into W&T Offshore, Inc., a Texas corporation (the "converted entity"). The converting entity was incorporated in Nevada on March 7, 1988. The converted entity was incorporated in Texas on April 27, 2004. The address of the convert~~ing~~ed entity is ~~Eight Greenway Plaza~~5718 Westheimer Road, Suite ~~1330~~700, Houston, Texas 770~~46~~57~~, which remained the address of the converted entity~~.

ARTICLE XIII

BYLAWS

The Board of Directors is expressly authorized to adopt, amend and repeal the bylaws. The corporation’s shareholders are hereby expressly ~~prohibited from~~authorized to adopt, amend~~ing or~~and repeal~~ing~~ the bylaws.

ARTICLE XIV

ACTION BY WRITTEN CONSENT

Any action required by the Code, as presently in effect and as hereafter amended, to be taken at any annual or special meeting of shareholders, or any action which may be taken at any annual or special meeting of shareholders, may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holder or holders of shares having not less than the minimum number of votes that would be necessary to take such action at a meeting at which the holders of all shares entitled to vote on the action were present and voted.

ARTICLE XV

ACTION BY MAJORITY VOTE

Notwithstanding any provision of law requiring the affirmative vote of a greater percentage or proportion than a majority of the outstanding shares of all classes or of any class of stock of the Corporation entitled to vote to take or authorize any action, including without limitation (1) any amendment of these Articles of Incorporation, (2) any disposition or sale of all or substantially all of the Corporation’s assets, (3) any dissolution of the Corporation and (4) any plan of merger, consolidation or exchange, such action may be taken or authorized upon the affirmative vote of a majority of the outstanding shares of all classes or of any class of stock of the Corporation entitled to vote thereon, except as may be otherwise provided in these Articles of Incorporation or in the bylaws.

DATED as of the ~~10~~th[●] day of ~~January~~[●] 20~~05~~23.

W&T OFFSHORE, INC.

By:	~~/s/ Tracy W. Krohn~~
Tracy W. Krohn,
President and Chief Executive Officer

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Annex B

W&T Offshore, Inc.

2023 Incentive Compensation Plan

ARTICLE I
PURPOSE

The purpose of this W&T Offshore, Inc. 2023 Incentive Compensation Plan (this “Plan”) is to promote the success of the Company’s business for the benefit of its stockholders by enabling the Company to offer Eligible Individuals cash and stock-based incentives in order to attract, retain, and reward such individuals and strengthen the mutuality of interests between such individuals and the Company’s stockholders. This Plan is effective as of the date set forth in Article XIV.

This Plan supersedes and replaces the W&T Offshore, Inc. Amended and Restated Incentive Compensation Plan, as amended from time to time and the 2004 Directors Compensation Plan, as amended from time to time (the “Prior Plans”) in its entirety. Awards may not be granted under the Prior Plan on or following the Effective Date. Awards granted under the Prior Plan prior to the Effective Date will remain subject to the terms and conditions set forth in the Prior Plan.

ARTICLE II
DEFINITIONS

For purposes of this Plan, the following terms shall have the following meanings:

2.1“Affiliate” means a corporation or other entity controlled by, controlling, or under common control with the Company. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of such Person, whether through the ownership of voting or other securities, by contract or otherwise.

2.2“Applicable Law” means the requirements relating to the administration of equity-based awards and the related shares under U.S. state corporate law, U.S. federal and state securities laws, the rules of any stock exchange or quotation system on which the shares are listed or quoted, and any other applicable laws, including tax laws, of any U.S. or non-U.S. jurisdictions where Awards are, or will be, granted under this Plan.

2.3“Award” means any award under this Plan of any Stock Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Units, Performance Award, Other Stock-Based Award, or Cash Award. All Awards shall be evidenced by and subject to the terms of an Award Agreement.

2.4“Award Agreement” means the written or electronic agreement, contract, certificate, or other instrument or document evidencing the terms and conditions of an individual Award. Each Award Agreement shall be subject to the terms and conditions of this Plan.

2.5“Board” means the Board of Directors of the Company.

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2.6“Cash Award” means an Award granted to an Eligible Individual pursuant to Section 9.3 of this Plan and payable in cash at such time or times and subject to such terms and conditions as determined by the Committee in its sole discretion.

2.7“Cause” means, unless otherwise determined by the Committee in the applicable Award Agreement, with respect to a Participant’s Termination of Service, unless otherwise defined under an Individual Agreement, a Cause for termination by the Company of the Participant’s employment will include, but not be limited to, (a) the Participant’s unauthorized use or disclosure of confidential information or trade secrets of the Company or an affiliate or any material breach of a written agreement between the Participant and the Company, including without limitation a material breach of any employment, confidentiality, non-compete, non-solicit or similar agreement, (b) the Participant’s commission of, indictment for or the entry of a plea of guilty or nolo contendere by the Participant to, a felony under the laws of the United States or any state thereof or any crime involving dishonesty or moral turpitude (or any similar crime in any jurisdiction outside of the United States), (c) the Participant’s gross negligence or willful misconduct, (d) the Participant’s willful or repeated failure or refusal to substantially perform assigned duties, (e) any act of fraud, embezzlement, material misappropriation or dishonesty committed by the Participant against the Company or any affiliate, (f) any acts, omissions or statements by the Participant which the Company reasonably determines to be materially detrimental or damaging to the reputation, operations, prospects or business relations of the Company, or (g) a material violation of the Company’s written policies or codes of conduct, including written policies related to discrimination, harassment, performance of illegal or unethical activities, and ethical misconduct.

2.8“Change in Control” means and includes each of the following, unless otherwise determined by the Committee in the applicable Award Agreement or other written agreement with a Participant approved by the Committee:

(a)any merger or consolidation that results in the voting securities of the Company outstanding immediately prior thereto representing immediately thereafter (either by remaining outstanding or by being converted into voting securities of the surviving or acquiring entity) less than 50% of the combined voting power of the voting securities of the Company or such surviving or acquiring entity outstanding immediately after such merger or consolidation;

(b)individuals who constitute the Incumbent Board cease for any reason to constitute at least a majority of the Board;

(c)the acquisition by any one person, or more than one person acting as a group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) of beneficial ownership of any capital stock of the Company if, after such acquisition, such person or group beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) 51% or more of either (i) the then-outstanding Shares of the Company (the “Outstanding Company Stock”), or (ii) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”). However, for purposes of this Subsection 2.8(c), the following acquisitions shall not give rise to a Change in Control event: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or an affiliate, (D) any acquisition resulting from an “employee buyout” where the Company’s employees, whether through a formal employee stock ownership plan or a similar arrangement, acquire the beneficial ownership of 51% or more of either the Outstanding Company Stock or the Outstanding Company Voting Securities; (E) any acquisition by any corporation pursuant to

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a transaction that results in all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Stock and Outstanding Company Voting Securities immediately prior to such transaction beneficially owning, directly or indirectly, more than 50% of the then-outstanding Shares and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such transaction (which shall include, without limitation, a corporation that as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such transaction, of the Outstanding Company Stock and Outstanding Company Voting Securities, respectively, or (F) any acquisition by the majority shareholder of the Company as of the date of the adoption of this Plan, his wife, and/or their descendants by blood or adoption (collectively, the “Majority Holders”); spouses or surviving spouses of members of the Majority Holders; trusts for the benefit of one or more members of the Majority Holders; entities controlled by one or more members of the Majority Holders or foundations established by the Majority Holders;

(d)any sale of all or substantially all of the assets of the Company; or

(e)approval by the shareholders of the Company of a complete liquidation or dissolution of the Company (other than as a result of either an involuntary or voluntary bankruptcy proceeding).

Notwithstanding the foregoing definition, however, no Award subject to Section 409A of the Code shall become exercisable, or be settled or otherwise paid or distributed, pursuant to this Plan or the applicable Award agreement governing such Award subject to Section 409A of the Code as a result of a Change in Control unless the event constituting such Change in Control also constitutes a “change in the ownership or effective control” or “in the ownership of a substantial portion of the assets” of the Company within the meaning of Section 409A of the Code; except that, to the extent permitted under Section 409A of the Code, the time of exercise, payment or settlement of an Award subject to Section 409A of the Code shall be accelerated, or payment shall be made under this Plan in respect of such Award, upon the occurrence of a Change in Control, as determined by the Committee in its discretion, to the extent necessary to pay income, withholding, employment or other taxes imposed on such Award. To the extent any Award subject to Section 409A of the Code does not become exercisable or is not settled or otherwise payable upon a Change in Control as a result of the limitations described in the preceding sentence, it shall become exercisable or be settled or payable upon the occurrence of an event that qualifies as a permissible time of distribution in respect of such Award under Section 409A of the Code, this Plan and the terms of the agreement governing such Award.

2.9“Change in Control Price” means the highest price per Share paid in any transaction related to a Change in Control as determined by the Committee in its discretion.

2.10“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time. Any reference to any section of the Code shall also be a reference to any successor provision and any guidance and treasury regulation promulgated thereunder.

2.11“Committee” means any committee of the Board duly authorized by the Board to administer this Plan; provided, however, that unless otherwise determined by the Board, the Committee shall consist solely of two or more members of the Board who are each (a) a “non-employee director” within the meaning of Rule 16b-3(b), and (b) “independent” under the listing standards or rules of the securities exchange upon which the Common Stock is traded, but only to the extent such independence is required in order to take the action at issue pursuant to such standards or rules. If no committee is duly authorized by the Board to administer this Plan, the term “Committee”

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shall be deemed to refer to the Board for all purposes under this Plan. The Board may abolish any Committee or re-vest in itself any previously delegated authority from time to time, and will retain the right to exercise the authority of the Committee to the extent consistent with Applicable Law.

2.12“Common Stock” means the common stock, $.00001 par value per share, of the Company.

2.13“Company” means W&T Offshore, Inc., a Texas corporation.

2.14“Consultant” means any natural person who is an advisor or consultant or other service provider to the Company or any of its Affiliates.

2.15“Disability” means, unless otherwise determined by the Committee in the applicable Award Agreement, with respect to a Participant’s Termination of Service, unless otherwise defined under an Individual Agreement, (a) a physical or mental impairment of sufficient severity that, in the sole discretion of the Company, (i) you are unable to continue performing the duties assigned to you prior to such impairment or (ii) your condition entitles you to disability benefits under any insurance or employee benefit plan of the Company or its Subsidiaries, and (b) the impairment or condition is cited by the Company as the reason for your termination; provided, however, that in all cases, the term Disability shall be applied and interpreted in compliance with Section 409A of the Code.

2.16“Dividend Equivalent Rights” means a right granted to a Participant under this Plan to receive the equivalent value (in cash or Shares) of dividends paid on Shares.

2.17“Effective Date” means the effective date of this Plan as defined in Article XIV.

2.18“Eligible Employee” means all officers and employees of the Company or any of its Subsidiaries or Affiliates and other persons who provide services to the Company or any of its Subsidiaries or Affiliates. An employee on a leave of absence may be an Eligible Employee.

2.19“Eligible Individual” means an Eligible Employee, Non-Employee Director, or Consultant who is designated by the Committee in its discretion as eligible to receive Awards subject to the terms and conditions set forth herein.

2.20“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time. Reference to a specific section of the Exchange Act or regulation thereunder shall include such section or regulation, any valid regulation or interpretation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing, or superseding such section or regulation.

2.21“Fair Market Value” means, for purposes of this Plan, unless otherwise required by any applicable provision of the Code or any regulations issued thereunder, as of any date and except as provided below, the last sales price reported for the Common Stock on the applicable date: (a) the closing sales price of the Shares as reported on the principal national securities exchange in the United States on which it is then traded, listed or otherwise reported or quoted, (b) if the Shares are not traded on a national securities exchange but is traded over the counter at the time a determination of its fair market value is required to be made under this Plan, the average between the reported high and low bid and asked prices of Shares on the most recent date on which Shares were publicly traded or (c) if the Common Stock is not traded, listed, or otherwise reported or quoted, the Committee shall determine in good faith the Fair Market Value in whatever manner it considers appropriate, taking into account the requirements of Section 409A of the Code. For purposes of the grant of any Award, the applicable date shall be the trading day immediately prior to the date on which the Award is granted. For purposes of the exercise of any

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Award, the applicable date shall be the date a notice of exercise is received by the Committee or, if not a date on which the applicable market is open, the next day that it is open.

2.22“Family Member” means “family member” as defined in Section A.1.(a)(5) of the general instructions of Form S-8.

2.23“Incentive Stock Option” means any Stock Option granted to an Eligible Employee who is an employee of the Company or its Subsidiaries under this Plan and that is intended to be, and is designated as, an “Incentive Stock Option” within the meaning of Section 422 of the Code.

2.24“Incumbent Board” means the portion of the Board constituted of the individuals who are members of the Board as of the Effective Date and any other individual who becomes a director of the Company after the Effective Date and whose election or appointment by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Incumbent Board.

2.25“Individual Agreement” means an employment, severance, change in control or other agreement governing your service relationship with the Company or any affiliate.

2.26“Non-Employee Director” means a director on the Board who is not an employee of the Company.

2.27“Non-Qualified Stock Option” means any Stock Option granted under this Plan that is not an Incentive Stock Option.

2.28“Other Stock-Based Award” means an Award granted under Article IX of this Plan that is valued in whole or in part by reference to, or is payable in or otherwise based on, Shares, but may be settled in the form of Shares or cash.

2.29“Participant” means an Eligible Individual to whom an Award has been granted pursuant to this Plan.

2.30“Performance Award” means an Award granted under Article VIII of this Plan contingent upon achieving certain Performance Goals.

2.31“Performance Goals” means goals established by the Committee as contingencies for Awards to vest and/or become exercisable or distributable.

2.32“Performance Period” means the designated period during which the Performance Goals must be satisfied with respect to the Award to which the Performance Goals relate.

2.33“Person” means any “person” as such term is used in Sections 13(d) and 14(d) of the Exchange Act.

2.34“Prior Plan Award” means an award outstanding under the Prior Plans as of the Effective Date.

2.35“Qualifying Termination” means the termination of your employment (a) by the Company for a reason other than Cause or (b) due to your death or Disability.

2.36“Restricted Stock” means an Award of Shares granted under Article VII of this Plan.

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2.37“Restricted Stock Unit” means an unfunded, unsecured right to receive, on the applicable settlement date, one Share or an amount in cash or other consideration determined by the Committee to be of equal value as of such settlement date, subject to certain vesting conditions and other restrictions.

2.38“Rule 16b-3” means Rule 16b-3 under Section 16(b) of the Exchange Act as then in effect or any successor provision.

2.39“Section 409A of the Code” means the nonqualified deferred compensation rules under Section 409A of the Code and any applicable treasury regulations and other official guidance thereunder.

2.40“Securities Act” means the Securities Act of 1933, as amended, and all rules and regulations promulgated thereunder. Reference to a specific section of the Securities Act or regulation thereunder shall include such section or regulation, any valid regulation or interpretation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing, or superseding such section or regulation.

2.41“Shares” means shares of Common Stock.

2.42“Stock Appreciation Right” means a stock appreciation right granted under Article VI of this Plan.

2.43“Stock Option” or “Option” means any option to purchase Shares granted pursuant to Article VI of this Plan.

2.44“Subsidiary” means any subsidiary corporation of the Company within the meaning of Section 424(f) of the Code.

2.45“Surviving Entity” means following a Change in Control the surviving entity and its affiliates.

2.46“Ten Percent Stockholder” means a Person owning stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or its Subsidiaries.

2.47“Termination of Service” means the termination of the applicable Participant’s employment with, or performance of services for, the Company and its Affiliates. Unless otherwise determined by the Committee, (a) if a Participant’s employment or services with the Company and its Affiliates terminates but such Participant continues to provide services to the Company and its Affiliates in a non-employee capacity, such change in status shall not be deemed a Termination of Service with the Company and its Affiliates and (b) a Participant employed by, or performing services for an Affiliate that ceases to be an Affiliate shall also be deemed to have incurred a Termination of Service provided the Participant does not immediately thereafter become an employee of the Company or another Affiliate. Notwithstanding the foregoing provisions of this definition, with respect to any Award that constitutes a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code, a Participant shall not be considered to have experienced a “Termination of Service” unless the Participant has experienced a “separation from service” within the meaning of Section 409A of the Code.

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ARTICLE III
ADMINISTRATION

3.1Authority of the Committee. This Plan shall be administered by the Committee. Subject to the terms of this Plan and Applicable Law, the Committee shall have full authority to grant Awards to Eligible Individuals under this Plan. In particular, the Committee shall have the authority to:

(a)determine whether and to what extent Awards, or any combination thereof, are to be granted hereunder to one or more Eligible Individuals;

(b)determine the number of Shares to be covered by each Award granted hereunder;

(c)determine the terms and conditions, not inconsistent with the terms of this Plan, of any Award granted hereunder (including, but not limited to, the exercise or purchase price (if any), any restriction or limitation, any vesting schedule or acceleration thereof, or any forfeiture restrictions or waiver thereof, regarding any Award and the Shares, if any, relating thereto, based on such factors, if any, as the Committee shall determine, in its sole discretion);

(d)determine the amount of cash to be covered by each Award granted hereunder;

(e)determine whether, to what extent, and under what circumstances grants of Options and other Awards under this Plan are to operate on a tandem basis and/or in conjunction with or apart from other awards made by the Company outside of this Plan;

(f)determine whether and under what circumstances an Award may be settled in cash, Shares, other property, or a combination of the foregoing;

(g)determine whether, to what extent and under what circumstances cash, Shares, or other property and other amounts payable with respect to an Award under this Plan shall be deferred either automatically or at the election of the Participant;

(h)modify, waive, amend, or adjust the terms and conditions of any Award, at any time or from time to time, including but not limited to Performance Goals;

(i)determine whether a Stock Option is an Incentive Stock Option or Non-Qualified Stock Option;

(j)determine whether to require a Participant, as a condition of the granting of any Award, to not sell or otherwise dispose of Shares acquired pursuant to the exercise or vesting of an Award for a period of time as determined by the Committee, in its sole discretion, following the date of the acquisition of such Award or Shares;

(k)modify, extend, or renew an Award, subject to Article XI and Section 6.8(g) of this Plan; and

(l)determine how the Disability, death, retirement, authorized leave of absence or any other change or purported change in a Participant’s status affects an Award and the extent to which, and the period during which, the Participant, the Participant’s legal representative, conservator, guardian or beneficiary may exercise rights under the Award, if applicable.

3.2Guidelines. Subject to Article XI of this Plan, the Committee shall have the authority to adopt, alter, and repeal such administrative rules, guidelines, and practices governing this Plan and perform all acts, including the delegation of its responsibilities (to the extent permitted by Applicable Law and applicable stock exchange

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rules), as it shall, from time to time, deem advisable; to construe and interpret the terms and provisions of this Plan and any Award issued under this Plan (and any agreements or sub-plans relating thereto); and to otherwise supervise the administration of this Plan. The Committee may correct any defect, supply any omission, or reconcile any inconsistency in this Plan or in any agreement relating thereto in the manner and to the extent it shall deem necessary to effectuate the purpose and intent of this Plan. The Committee may adopt special rules, sub-plans, guidelines, and provisions for persons who are residing in or employed in, or subject to, the taxes of any domestic or foreign jurisdictions to satisfy or accommodate applicable foreign laws or to qualify for preferred tax treatment of such domestic or foreign jurisdictions.

3.3Decisions Final. Any decision, interpretation, or other action made or taken in good faith by or at the direction of the Company, the Board, or the Committee (or any of its members) arising out of or in connection with this Plan shall be within the absolute discretion of all and each of them, as the case may be, and shall be final, binding, and conclusive on the Company and all employees and Participants and their respective heirs, executors, administrators, successors, and assigns.

3.4Designation of Consultants/Liability; Delegation of Authority.

(a)The Committee may employ such legal counsel, consultants, and agents as it may deem desirable for the administration of this Plan and may rely upon any opinion received from any such counsel or consultant and any computation received from any such consultant or agent. Expenses incurred by the Committee or the Board in the engagement of any such counsel, consultant, or agent shall be paid by the Company. The Committee, its members, and any person designated pursuant to this Section 3.4 shall not be liable for any action or determination made in good faith with respect to this Plan. To the maximum extent permitted by Applicable Law, no officer of the Company or member or former member of the Committee or of the Board shall be liable for any action or determination made in good faith with respect to this Plan or any Award granted under it.

(b)The Committee may delegate any or all of its powers and duties under this Plan to a subcommittee of directors or to any officer of the Company, including the power to perform administrative functions (including executing agreements or other documents on behalf of the Committee) and grant Awards; provided, that such delegation does not (i) violate Applicable Law, or (ii) result in the loss of an exemption under Rule 16b-3(d)(1) for Awards granted to Participants subject to Section 16 of the Exchange Act in respect of the Company. Upon any such delegation, all references in this Plan to the “Committee,” shall be deemed to include any subcommittee or officer of the Company to whom such powers have been delegated by the Committee. Any such delegation shall not limit the right of such subcommittee members or such an officer to receive Awards; provided, however, that such subcommittee members and any such officer may not grant Awards to himself or herself, a member of the Board, or any executive officer of the Company or an Affiliate, or take any action with respect to any Award previously granted to himself or herself, a member of the Board, or any executive officer of the Company or an Affiliate. The Committee may also designate employees or professional advisors who are not executive officers of the Company or members of the Board to assist in administering this Plan, provided, however, that such individuals may not be delegated the authority to grant or modify any Awards that will, or may, be settled in Shares.

3.5Indemnification. To the maximum extent permitted by Applicable Law and to the extent not covered by insurance directly insuring such person, each current and former officer or employee of the Company or any of its Affiliates and member or former member of the Committee or the Board shall be indemnified and held harmless by the Company against any cost or expense (including reasonable fees of counsel acceptable to the Committee) or liability (including any sum paid in settlement of a claim with the approval of the Committee), and

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advanced amounts necessary to pay the foregoing at the earliest time and to the fullest extent permitted, arising out of any act or omission to act in connection with the administration of this Plan, except to the extent arising out of such officer’s, employee’s, member’s, or former member’s own fraud or bad faith. Such indemnification shall be in addition to any right of indemnification that the current or former employee, officer or member may have under Applicable Law or under the by-laws of the Company or any of its Affiliates. Notwithstanding anything else herein, this indemnification will not apply to the actions or determinations made by an individual with regard to Awards granted to such individual under this Plan.

ARTICLE IV
SHARE LIMITATION

4.1Shares. The aggregate number of Shares that may be issued pursuant to this Plan shall not exceed 10,000,000 Shares (subject to any increase or decrease pursuant to this Article IV), which may be either authorized and unissued Shares or Shares held in or acquired for the treasury of the Company or both. The aggregate number of Shares that may be issued or used with respect to any Incentive Stock Option shall not exceed 10,000,000 Shares (subject to any increase or decrease pursuant to Section 4.1). Any Award under this Plan settled in cash shall not be counted against the foregoing maximum share limitations. Any Shares subject to an Award or a Prior Plan Award that expires or is canceled, forfeited, or terminated without issuance of the full number of Shares to which the Award or the Prior Plan Award related will again be available for issuance under this Plan. Notwithstanding anything to the contrary contained herein, Shares subject to an Award under this Plan or a Prior Plan Award shall not again be made available for issuance or delivery under this Plan if such Shares are (a) Shares delivered, withheld or surrendered in payment of the exercise or purchase price of an Award, (b) Shares delivered, withheld, or surrendered to satisfy any tax withholding obligation with respect to Options or Stock Appreciation Rights, or (c) Shares covered by a stock-settled Stock Appreciation Right or other Awards that were not issued upon the settlement of the Award.

4.2Substitute Awards. In connection with an entity’s merger or consolidation with the Company or the Company’s acquisition of an entity’s property or stock, the Committee may grant Awards in substitution for any options or other stock or stock-based awards granted before such merger or consolidation by such entity or its affiliate (“Substitute Awards”). Substitute Awards may be granted on such terms as the Committee deems appropriate, notwithstanding limitations on Awards in this Plan. Substitute Awards will not count against the Shares authorized for grant under this Plan (nor shall Shares subject to a Substitute Award be added to the Shares available for Awards under this Plan as provided under Section 4.1 above), except that Shares acquired by exercise of substitute Incentive Stock Options will count against the maximum number of Shares that may be issued pursuant to the exercise of Incentive Stock Options under this Plan, as set forth in Section 4.1 above. Additionally, in the event that a Person acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grants pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under this Plan and shall not reduce the Shares authorized for grant under this Plan (and Shares subject to such Awards shall not be added to the Shares available for Awards under this Plan as provided under Section 4.1 above); provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing

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plan, absent the acquisition or combination, and shall only be made to individuals who were not Eligible Employees or Non-Employee Directors prior to such acquisition or combination.

4.3Adjustments.

(a)The existence of this Plan and the Awards granted hereunder shall not affect in any way the right or power of the Board or the stockholders of the Company to make or authorize (i) any adjustment, recapitalization, reorganization, or other change in the Company’s capital structure or its business, (ii) any merger or consolidation of the Company or any Affiliate, (iii) any issuance of bonds, debentures, or preferred or prior preference stock ahead of or affecting the Shares, (iv) the dissolution or liquidation of the Company or any Affiliate, (v) any sale or transfer of all or part of the assets or business of the Company or any Affiliate, or (vi) any other corporate act or proceeding.

(b)Subject to the provisions of Section 10.1:

(i)If the Company at any time subdivides (by any split, recapitalization or otherwise) the outstanding Shares into a greater number of Shares, or combines (by reverse split, combination, or otherwise) its outstanding Shares into a lesser number of Shares, then the respective exercise prices for outstanding Awards that provide for a Participant-elected exercise and the number of Shares covered by outstanding Awards shall be appropriately adjusted by the Committee to prevent dilution or enlargement of the rights granted to, or available for, Participants under this Plan; provided, that the Committee in its sole discretion shall determine whether an adjustment is appropriate.

(ii)Excepting transactions covered by Section 4.3(b)(i), if the Company effects any merger, consolidation, statutory exchange, spin-off, reorganization, sale or transfer of all or substantially all the Company’s assets or business, or other corporate transaction or event in such a manner that the Company’s outstanding Shares are converted into the right to receive (or the holders of Common Stock are entitled to receive in exchange therefor), either immediately or upon liquidation of the Company, securities or other property of the Company or other entity, then, subject to the provisions of Section 10.1, (A) the aggregate number or kind of securities that thereafter may be issued under this Plan, (B) the number or kind of securities or other property (including cash) to be issued pursuant to Awards granted under this Plan (including as a result of the assumption of this Plan and the obligations hereunder by a successor entity, as applicable), or (C) the exercise or purchase price thereof, shall be appropriately adjusted by the Committee to prevent dilution or enlargement of the rights granted to, or available for, Participants under this Plan.

(iii)If there shall occur any change in the capital structure of the Company other than those covered by Section 4.3(b)(i) or 4.3(b)(ii), any conversion, any adjustment, or any issuance of any class of securities convertible or exercisable into, or exercisable for, any class of equity securities of the Company, then the Committee shall adjust any Award and make such other adjustments to this Plan to prevent dilution or enlargement of the rights granted to, or available for, Participants under this Plan.

(iv)In the event of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other extraordinary transaction or change affecting the Shares or the Share price, including any securities offering or other similar transaction, for administrative convenience, the Committee may refuse to permit the exercise of any Award for up to sixty (60) days before or after such transaction.

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(v)The Committee may adjust the Performance Goals applicable to any Awards to reflect any unusual or non-recurring events and other extraordinary items, impact of charges for restructurings, discontinued operations, and the cumulative effects of accounting or tax changes, each as defined by generally accepted accounting principles or as identified in the Company’s financial statements, notes to the financial statements, management’s discussion and analysis, or other Company public filing.

(vi)Any such adjustment determined by the Committee pursuant to this Section 4.3(b) shall be final, binding, and conclusive on the Company and all Participants and their respective heirs, executors, administrators, successors, and permitted assigns. Any adjustment to, or assumption or substitution of, an Award under this Section 4.3(b) shall be intended to comply with the requirements of Section 409A of the Code and Treasury Regulation §1.424-1 (and any amendments thereto), to the extent applicable. Except as expressly provided in this Section 4.3 or in the applicable Award Agreement, a Participant shall have no additional rights under this Plan by reason of any transaction or event described in this Section 4.3.

4.4Annual Limit on Non-Employee Director Compensation. In each calendar year during any part of which this Plan is in effect, a Non-Employee Director may not receive Awards for such individual’s service on the Board that, taken together with any cash fees paid to such Non-Employee Director during such calendar year for such individual’s service on the Board, have a value in excess of $550,000 (calculating the value of any such Awards based on the grant date fair value of such Awards for financial reporting purposes); provided, that (a) the Committee may make exceptions to this limit, except that the Non-Employee Director receiving such additional compensation may not participate in the decision to award such compensation or in other contemporaneous decisions involving compensation for Non-Employee Directors and (b) for any calendar year in which a Non-Employee Director (i) first commences service on the Board, (ii) serves on a special committee of the Board, or (iii) serves as lead director or non-executive chair of the Board, such limit shall be increased to $750,000; provided, further, that the limit set forth in this Section 4.4 shall be applied without regard to Awards or other compensation, if any, provided to a Non-Employee Director during any period in which such individual was an employee of the Company or any Affiliate or was otherwise providing services to the Company or to any Affiliate other than in the capacity as a Non-Employee Director.

4.5Minimum Vesting Schedule. A vesting period of at least one (1) year shall apply to all Awards issued under this Plan; provided, that (a) up to five percent (5%) of the Shares reserved for issuance under this Plan as of the Effective Date may be issued pursuant to Awards that do not comply with such minimum one (1) year vesting period and (b) an Award granted to a Non-Employee Director may vest on the earlier of (i) the date that is one (1) year following the date on which such Award is granted or (ii) the first annual meeting of the Company’s shareholders that occurs following the date such Award is granted, provided that such vesting period may not be less than fifty (50) weeks following the date such Award is granted.

ARTICLE V
ELIGIBILITY

5.1General Eligibility. All current and prospective Eligible Individuals are eligible to be granted Awards. Eligibility for the grant of Awards and actual participation in this Plan shall be determined by the Committee in its sole discretion. No Eligible Individual will automatically be granted any Award under this Plan.

5.2Incentive Stock Options. Notwithstanding the foregoing, only Eligible Employees who are employees of the Company or its Subsidiaries are eligible to be granted Incentive Stock Options under this Plan.

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Eligibility for the grant of an Incentive Stock Option and actual participation in this Plan shall be determined by the Committee in its sole discretion.

5.3General Requirement. The vesting and exercise of Awards granted to a prospective Eligible Individual are conditioned upon such individual actually becoming an Eligible Employee, Consultant, or Non-Employee Director, as applicable.

ARTICLE VI
STOCK OPTIONS; STOCK APPRECIATION RIGHTS

6.1General. Stock Options or Stock Appreciation Rights may be granted alone or in addition to other Awards granted under this Plan. Each Stock Option granted under this Plan shall be of one of two types: (a) an Incentive Stock Option or (b) a Non-Qualified Stock Option. Stock Options and Stock Appreciation Rights granted under this Plan shall be evidenced by an Award Agreement and subject to the terms, conditions and limitations in this Plan, including any limitations applicable to Incentive Stock Options.

6.2Grants. The Committee shall have the authority to grant to any Eligible Individual one or more Incentive Stock Options, Non-Qualified Stock Options, and/or Stock Appreciation Rights; provided, however, that Incentive Stock Options may only be granted to an Eligible Employee who is an employee of the Company or its Subsidiaries. To the extent that any Stock Option does not qualify as an Incentive Stock Option (whether because of its provisions or the time or manner of its exercise or otherwise), such Stock Option or the portion thereof which does not so qualify shall constitute a separate Non-Qualified Stock Option.

6.3Exercise Price. The exercise price per Share subject to a Stock Option or Stock Appreciation Right shall be determined by the Committee at the time of grant, provided that the per share exercise price of a Stock Option or Stock Appreciation Right shall not be less than 100% (or, in the case of an Incentive Stock Option granted to a Ten Percent Stockholder, 110%) of the Fair Market Value at the time of grant. Notwithstanding the foregoing, in the case of a Stock Option or Stock Appreciation Right that is a Substitute Award, the exercise price per Share for such Stock Option or Stock Appreciation Right may be less than the Fair Market Value on the date of grant; provided, that, such exercise price is determined in a manner consistent with the provisions of Section 409A of the Code and, if applicable, Section 424(a) of the Code.

6.4Term. The term of each Stock Option or Stock Appreciation Right shall be fixed by the Committee, provided that no Stock Option or Stock Appreciation Right shall be exercisable more than ten (10) years (or, in the case of an Incentive Stock Option granted to a Ten Percent Stockholder, five (5) years) after the date on which the Stock Option or Stock Appreciation Right, as applicable, is granted.

6.5Exercisability. Unless otherwise provided by the Committee in accordance with the provisions of this Section 6.5, Stock Options and Stock Appreciation Rights granted under this Plan shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee at the time of grant. The Committee may, but shall not be required to, provide for an acceleration of vesting and exercisability in the terms of any Award Agreement upon the occurrence of a specified event. Unless otherwise determined by the Committee, if the exercise of a Non-Qualified Stock Option or Stock Appreciation Right within the permitted time periods is prohibited because such exercise would violate the registration requirements under the Securities Act or any other Applicable Law or the rules of any securities exchange or interdealer quotation system, the Company’s insider trading policy (including any blackout periods) or a “lock-up” agreement entered into in connection with the issuance of securities by the Company, then the expiration of such Non-Qualified Stock Option or Stock

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Appreciation Right shall be extended until the date that is thirty (30) days after the end of the period during which the exercise of the Non-Qualified Stock Option or Stock Appreciation Right would be in violation of such registration requirement or other Applicable Law or rules, blackout period or lock-up agreement, as determined by the Committee; provided, however, that in no event shall any such extension result in any Non-Qualified Stock Option or Stock Appreciation Right remaining exercisable after the ten (10)-year term of the applicable Non-Qualified Stock Option or Stock Appreciation Right.

6.6Method of Exercise. Subject to any applicable waiting period or exercisability provisions under Section 6.5, to the extent vested, Stock Options and Stock Appreciation Rights may be exercised in whole or in part at any time during the term of the applicable Stock Option or Stock Appreciation Right, by giving written notice of exercise (which may be electronic) to the Company specifying the number of Stock Options or Stock Appreciation Rights, as applicable, being exercised. Such notice shall be accompanied by payment in full of the exercise price (which shall equal the product of such number of Shares to be purchased multiplied by the applicable exercise price). The exercise price for the Stock Options may be paid upon such terms and conditions as shall be established by the Committee and set forth in the applicable Award Agreement. Without limiting the foregoing, the Committee may establish payment terms for the exercise of Stock Options pursuant to which the Company may withhold a number of Shares that otherwise would be issued to the Participant in connection with the exercise of the Stock Option having a Fair Market Value on the date of exercise equal to the exercise price, or that permit the Participant to deliver cash or Shares with a Fair Market Value equal to the exercise price on the date of payment, or through a simultaneous sale through a broker of Shares acquired on exercise, all as permitted by Applicable Law. No Shares shall be issued until payment therefor, as provided herein, has been made or provided for. Upon the exercise of a Stock Appreciation Right a Participant shall be entitled to receive, for each right exercised, up to, but no more than, an amount in cash and/or Shares (as chosen by the Committee in its sole discretion) equal in value to the excess of the Fair Market Value of one (1) Share on the date that the right is exercised over the Fair Market Value of one (1) Share on the date that the right was awarded to the Participant.

6.7Non-Transferability. No Stock Option or Stock Appreciation Right shall be transferable by the Participant other than by will or by the laws of descent and distribution, and all Stock Options and Stock Appreciation Rights shall be exercisable, during the Participant’s lifetime, only by the Participant. Notwithstanding the foregoing, the Committee may determine, in its sole discretion, at the time of grant or thereafter that a Non-Qualified Stock Option that is otherwise not transferable pursuant to this Section 6.7 is transferable to a Family Member of the Participant in whole or in part and in such circumstances, and under such conditions, as specified by the Committee. A Non-Qualified Stock Option that is transferred to a Family Member pursuant to the preceding sentence (a) may not be subsequently transferred other than by will or by the laws of descent and distribution and (b) remains subject to the terms of this Plan and the applicable Award Agreement. Any Shares acquired upon the exercise of a Non-Qualified Stock Option by a permissible transferee of a Non-Qualified Stock Option or a permissible transferee pursuant to a transfer after the exercise of the Non-Qualified Stock Option shall be subject to the terms of this Plan and the applicable Award Agreement.

6.8Termination. Unless otherwise determined by the Committee at grant or, if no rights of the Participant are reduced, thereafter, subject to the provisions of the applicable Award Agreement and this Plan, upon

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a Participant’s Termination of Service for any reason, Stock Appreciation Rights may remain exercisable following a Participant’s Termination of Service as follows:

(a)Termination by Death or Disability. Unless otherwise provided in the applicable Award Agreement, or otherwise determined by the Committee at the time of grant or, if no rights of the Participant are reduced, thereafter, if a Participant’s Termination of Service is by reason of death or Disability, all Stock Options and Stock Appreciation Rights that are held by such Participant that are vested and exercisable at the time of the Participant’s Termination of Service may be exercised by the Participant (or in the case of the Participant’s death, by the legal representative of the Participant’s estate) at any time within a period of one (1) year from the date of such Termination of Service, but in no event beyond the expiration of the stated term of such Stock Options and Stock Appreciation Rights; provided, however, that, in the event of a Participant’s Termination of Service by reason of Disability, if the Participant dies within such exercise period, all unexercised Stock Options and Stock Appreciation Rights held by such Participant shall thereafter be exercisable, to the extent to which they were exercisable at the time of death, for a period of one (1) year from the date of such death, but in no event beyond the expiration of the stated term of such Stock Options and/or Stock Appreciation Rights.

(b)Involuntary Termination Without Cause. Unless otherwise provided in the applicable Award Agreement or otherwise determined by the Committee at the time of grant or, if no rights of the Participant are reduced, thereafter, if a Participant’s Termination of Service is by involuntary termination by the Company without Cause, all Stock Options and Stock Appreciation Rights that are held by such Participant that are vested and exercisable at the time of the Participant’s Termination of Service may be exercised by the Participant at any time within a period of ninety (90) days from the date of such Termination of Service, but in no event beyond the expiration of the stated term of such Stock Options or Stock Appreciation Rights.

(c)Voluntary Resignation. Unless otherwise provided in the applicable Award Agreement or otherwise determined by the Committee at the time of grant or, if no rights of the Participant are reduced, thereafter, if a Participant’s Termination of Service is voluntary (other than a voluntary termination described in Section 6.8(d) hereof), all Stock Options and Stock Appreciation Rights that are held by such Participant that are vested and exercisable at the time of the Participant’s Termination of Service may be exercised by the Participant at any time within a period of thirty (30) days from the date of such Termination of Service, but in no event beyond the expiration of the stated term of such Stock Options or Stock Appreciation Rights.

(d)Termination for Cause. Unless otherwise provided in the applicable Award Agreement or determined by the Committee at the time of grant, or if no rights of the Participant are reduced, thereafter, if a Participant’s Termination of Service (i) is for Cause or (ii) is a voluntary Termination of Service (as provided in Section 6.8(c)) after the occurrence of an event that would be grounds for a Termination of Service for Cause, all Stock Options and Stock Appreciation Rights, whether vested or not vested, that are held by such Participant shall thereupon immediately terminate and expire as of the date of such Termination of Service.

(e)Unvested Stock Options and Stock Appreciation Rights. Unless otherwise provided in the applicable Award Agreement or determined by the Committee at the time of grant or, if no rights of the Participant are reduced, thereafter, Stock Options and Stock Appreciation Rights that are not vested as of the date of a Participant’s Termination of Service for any reason shall terminate and expire as of the date of such Termination of Service.

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(f)Incentive Stock Option Limitations. To the extent that the aggregate Fair Market Value (determined as of the time of grant) of the Shares with respect to which Incentive Stock Options are exercisable for the first time by an Eligible Employee during any calendar year under this Plan and/or any other stock option plan of the Company or any Subsidiary exceeds $100,000, such Options shall be treated as Non-Qualified Stock Options. In addition, if an Eligible Employee does not remain employed by the Company or any Subsidiary at all times from the time an Incentive Stock Option is granted until three (3) months prior to the date of exercise thereof (or such other period as required by Applicable Law), such Stock Option shall be treated as a Non-Qualified Stock Option. Should any provision of this Plan not be necessary in order for the Stock Options to qualify as Incentive Stock Options, or should any additional provisions be required, the Committee may amend this Plan accordingly, without the necessity of obtaining the approval of the stockholders of the Company.

(g)Modification, Extension and Renewal of Stock Options. The Committee may (i) modify, extend, or renew outstanding Stock Options granted under this Plan (provided that the rights of a Participant are not reduced without such Participant’s consent and provided, further that such action does not subject the Stock Options to Section 409A of the Code without the consent of the Participant), and (ii) accept the surrender of outstanding Stock Options (to the extent not theretofore exercised) and authorize the granting of new Stock Options in substitution therefor (to the extent not theretofore exercised). Notwithstanding the foregoing, an outstanding Option may not be modified to reduce the exercise price thereof nor may a new Option at a lower price be substituted for a surrendered Option (other than adjustments or substitutions in accordance with Article IV), unless such action is approved by the stockholders of the Company.

6.9Automatic Exercise. The Committee may include a provision in an Award Agreement providing for the automatic exercise of a Non-Qualified Stock Option or Stock Appreciation Right on a cashless basis on the last day of the term of such Option or Stock Appreciation Right if the Participant has failed to exercise the Non-Qualified Stock Option or Stock Appreciation Right as of such date, with respect to which the Fair Market Value of the Shares underlying the Non-Qualified Stock Option or Stock Appreciation Right exceeds the exercise price of such Non-Qualified Stock Option or Stock Appreciation Right on the date of expiration of such Option or Stock Appreciation Right, subject to Section 13.4.

6.10Other Terms and Conditions; No Dividend Equivalent Rights on Options or SARs. As the Committee shall deem appropriate, Stock Options and Stock Appreciation Rights may be subject to additional terms and conditions or other provisions, which shall not be inconsistent with any of the terms of this Plan. Notwithstanding the foregoing, awards of Options and Stock Appreciation Rights may not include Dividend Equivalent Rights.

ARTICLE VII
RESTRICTED STOCK; RESTRICTED STOCK UNITS

7.1Awards of Restricted Stock and Restricted Stock Units. Shares of Restricted Stock and Restricted Stock Units may be granted alone or in addition to other Awards granted under this Plan. The Committee shall determine the Eligible Individuals to whom, and the time or times at which, grants of Restricted Stock and/or Restricted Stock Units shall be made, the number of shares of Restricted Stock or Restricted Stock Units to be awarded, the price (if any) to be paid by the Participant (subject to Section 7.2), the time or times within which such Awards may be subject to forfeiture, the vesting schedule and rights to acceleration thereof, and all other terms and conditions of the Awards. The Committee shall determine and set forth in the Award Agreement the terms and

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conditions for each Award of Restricted Stock and Restricted Stock Units, subject to the conditions and limitations contained in this Plan, including any vesting or forfeiture conditions.

The Committee may condition the grant or vesting of Restricted Stock and Restricted Stock Units upon the attainment of specified Performance Goals or such other factor as the Committee may determine in its sole discretion.

7.2Awards and Certificates. Restricted Stock and Restricted Stock Units granted under this Plan shall be evidenced by an Award Agreement and subject to the following terms and conditions and shall be in such form and contain such additional terms and conditions not inconsistent with the terms of this Plan, as the Committee shall deem desirable:

(a)Restricted Stock.

(i)Purchase Price. The purchase price of Restricted Stock shall be fixed by the Committee. The purchase price for shares of Restricted Stock may be zero to the extent permitted by Applicable Law, and, to the extent not so permitted, such purchase price may not be less than par value.

(ii)Legend. Each Participant receiving Restricted Stock shall be issued a stock certificate in respect of such shares of Restricted Stock, unless the Committee elects to use another system, such as book entries by the Company’s transfer agent, as evidencing ownership of shares of Restricted Stock. Such certificate shall be registered in the name of such Participant, and shall, in addition to such legends required by Applicable Law, bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock.

(iii)Custody. If stock certificates are issued in respect of shares of Restricted Stock, the Committee may require that any stock certificates evidencing such shares be held in custody by the Company until the restrictions thereon shall have lapsed, and that, as a condition of any grant of Restricted Stock, the Participant shall have delivered a duly signed stock power or other instruments of assignment (including a power of attorney), each endorsed in blank with a guarantee of signature if deemed necessary or appropriate by the Company, which would permit transfer to the Company of all or a portion of the shares subject to the Award of Restricted Stock in the event that such Award is forfeited in whole or part.

(iv)Rights as a Stockholder. Except as provided in Section 7.3(a) and this Section 7.2(a) or as otherwise determined by the Committee in an Award Agreement, the Participant shall have, with respect to the shares of Restricted Stock, all of the rights of a holder of Shares, including, without limitation, the right to receive dividends, the right to vote such shares, and, subject to and conditioned upon the full vesting of shares of Restricted Stock, the right to tender such shares; provided that the Award Agreement shall specify on what terms and conditions the applicable Participant shall be entitled to dividends payable on the Shares. Any dividends payable with respect to an Award of Restricted Stock shall be payable to the Participant only if, when and to the extent such underlying Award vests. The dividends payable with respect to Awards of Restricted Stock that do not vest shall be forfeited.

(v)Lapse of Restrictions. If and when the Restriction Period expires without a prior forfeiture of the Restricted Stock, the certificates for such Shares shall be delivered to the Participant. All legends shall be removed from said certificates at the time of delivery to the Participant, except as otherwise required by Applicable Law or other limitations imposed by the Committee.

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(b)Restricted Stock Units.

(i)Settlement. The Committee may provide that settlement of Restricted Stock Units will occur upon or as soon as reasonably practical after the Restricted Stock Units vest or will instead be deferred, on a mandatory basis or at the Participant’s election, in a manner intended to comply with Section 409A of the Code.

(ii)Rights as a Stockholder. A Participant will have no rights of a stockholder with respect to Shares subject to any Restricted Stock Unit unless and until Shares are delivered in settlement of the Restricted Stock Units.

(iii)Dividend Equivalent Rights. If the Committee so provides, a grant of Restricted Stock Units may provide a Participant with the right to receive Dividend Equivalent Rights. Dividend Equivalent Rights may be paid currently or credited to an account for the Participant, settled in cash or Shares, and subject to the same restrictions on transferability and forfeitability as the Restricted Stock Units with respect to which the Dividend Equivalent Rights are granted and subject to other terms and conditions as set forth in the Award Agreement. Any Dividend Equivalent Rights granted with respect to an Award shall be payable to the Participant only if, when and to the extent such underlying Award vests. The Dividend Equivalent Rights granted with respect to Awards that do not vest shall be forfeited.

7.3Restrictions and Conditions.

(a)Restriction Period.

(i)The Participant shall not be permitted to transfer shares of Restricted Stock awarded under this Plan or vest in Restricted Stock Units during the period or periods set by the Committee (the “Restriction Period”) commencing on the date of such Award, as set forth in the applicable Award Agreement and such agreement shall set forth a vesting schedule and any event that would accelerate vesting of the Restricted Stock and/or Restricted Stock Units. Within these limits, based on service, attainment of Performance Goals pursuant to Section 7.3(a)(i), and/or such other factors or criteria as the Committee may determine in its sole discretion, the Committee may condition the grant or provide for the lapse of such restrictions in installments in whole or in part, or may accelerate the vesting of all or any part of any Award of Restricted Stock or Restricted Stock Units and/or waive the deferral limitations for all or any part of any Award of Restricted Stock or Restricted Stock Units.

(ii)If the grant of shares of Restricted Stock or Restricted Stock Units or the lapse of restrictions or vesting schedule is based on the attainment of Performance Goals, the Committee shall establish the objective Performance Goals and the applicable vesting percentage applicable to each Participant or class of Participants in the applicable Award Agreement prior to the beginning of the applicable fiscal year or at such later date as otherwise determined by the Committee and while the outcome of the Performance Goals are substantially uncertain. Such Performance Goals may incorporate provisions for disregarding (or adjusting for) changes in accounting methods, corporate transactions (including, without limitation, dispositions and acquisitions), and other similar types of events or circumstances.

(b)Termination. Unless otherwise provided in the applicable Award Agreement or determined by the Committee at grant or, if no rights of the Participant are reduced, thereafter, upon a Participant’s Termination of Service for any reason during the relevant Restriction Period, all Restricted Stock or Restricted Stock Units still

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subject to restriction will be forfeited in accordance with the terms and conditions established by the Committee at grant or thereafter.

ARTICLE VIII
PERFORMANCE AWARDS

The Committee may grant a Performance Award to a Participant payable upon the attainment of specific Performance Goals either alone or in addition to other Awards granted under this Plan. The Performance Goals to be achieved during the Performance Period and the length of the Performance Period shall be determined by the Committee upon the grant of each Performance Award. The conditions for grant or vesting and the other provisions of Performance Awards (including, without limitation, any applicable Performance Goals) need not be the same with respect to each Participant. Performance Awards may be paid in cash, Shares, other property, or any combination thereof, in the sole discretion of the Committee as set forth in the applicable Award Agreement.

ARTICLE IX
OTHER STOCK-BASED AND CASH AWARDS

9.1Other Stock-Based Awards. The Committee is authorized to grant to Eligible Individuals Other Stock-Based Awards that are payable in, valued in whole or in part by reference to, or otherwise based on or related to Shares, including but not limited to, Shares awarded purely as a bonus and not subject to restrictions or conditions, Shares in payment of the amounts due under an incentive or performance plan sponsored or maintained by the Company, stock equivalent units, and Awards valued by reference to the book value of Shares. Other Stock-Based Awards may be granted either alone or in addition to or in tandem with other Awards granted under this Plan.

Subject to the provisions of this Plan, the Committee shall have authority to determine the Eligible Individuals, to whom, and the time or times at which, such Other Stock-Based Awards shall be made, the number of Shares to be awarded pursuant to such Awards, and all other conditions of the Awards. The Committee may also provide for the grant of Shares under such Awards upon the completion of a specified Performance Period. The Committee may condition the grant or vesting of Other Stock-Based Awards upon the attainment of specified Performance Goals as the Committee may determine, in its sole discretion.

9.2Terms and Conditions. Other Stock-Based Awards made pursuant to this Article IX shall be evidenced by an Award Agreement and subject to the following terms and conditions and shall be in such form and contain such additional terms and conditions not inconsistent with the terms of this Plan, as the Committee shall deem desirable:

(a)Non-Transferability. Subject to the applicable provisions of the Award Agreement and this Plan, Shares subject to Other Stock-Based Awards may not be transferred prior to the date on which the Shares are issued or, if later, the date on which any applicable restriction, performance, or deferral period lapses.

(b)Dividends. Unless otherwise determined by the Committee at the time of the grant of an Other Stock-Based Award, subject to the provisions of the Award Agreement and this Plan, the recipient of an Other Stock-Based Award shall not be entitled to receive, currently or on a deferred basis, dividends or Dividend Equivalent Rights in respect of the number of Shares covered by the Other Stock-Based Award.

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(c)Vesting. Any Other Stock-Based Award and any Shares covered by any such Other Stock-Based Award shall vest or be forfeited to the extent so provided in the Award Agreement, as determined by the Committee, in its sole discretion.

(d)Price. Shares under this Article IX may be issued for no cash consideration. Shares purchased pursuant to a purchase right awarded pursuant to an Other Stock-Based Award shall be priced, as determined by the Committee in its sole discretion.

9.3Cash Awards. The Committee may from time to time grant Cash Awards to Eligible Individuals in such amounts, on such terms and conditions, and for such consideration, including no consideration or such minimum consideration as may be required by Applicable Law, as it shall determine in its sole discretion. Cash Awards may be granted subject to the satisfaction of vesting conditions or may be awarded purely as a bonus and not subject to restrictions or conditions, and if subject to vesting conditions, the Committee may accelerate the vesting of such Awards at any time in its sole discretion. The grant of a Cash Award shall not require a segregation of any of the Company’s assets for satisfaction of the Company’s payment obligation thereunder.

ARTICLE X
CHANGE IN CONTROL PROVISIONS

10.1Benefits. In the event of a Change in Control of the Company, and except as otherwise provided by the Committee in an Award Agreement or any applicable Individual Agreement, or similar agreement in effect between the Company or an Affiliate and the Participant, a Participant’s unvested Awards shall not vest automatically and a Participant’s Awards shall be treated in accordance with one or more of the following methods as determined by the Committee:

(a)Awards, whether or not then vested, shall be continued, be assumed, or have new rights substituted therefor, as determined by the Committee in a manner consistent with the requirements of Section 409A of the Code, and restrictions to which shares of Restricted Stock or any other Award granted prior to the Change in Control are subject shall not lapse upon a Change in Control and the Restricted Stock or other Award shall, where appropriate in the sole discretion of the Committee, receive the same distribution as other Shares on such terms as determined by the Committee; provided that the Committee may decide to award additional Restricted Stock or other Awards in lieu of any cash distribution. Notwithstanding anything to the contrary herein, for purposes of Incentive Stock Options, any assumed or substituted Stock Option shall comply with the requirements of Treasury Regulation Section 1.424-1 (and any amendment thereto).

(b)The Committee, in its sole discretion, may provide for the purchase of any Awards by the Company for an amount of cash equal to the excess (if any) of the Change in Control Price of the Shares covered by such Awards, over the aggregate exercise price of such Awards; provided, however, that if the exercise price of an Option or Stock Appreciation Right exceeds the Change in Control Price, such Award may be cancelled for no consideration.

(c)The Committee may, in its sole discretion, terminate all outstanding and unexercised Stock Options, Stock Appreciation Rights, or any Other Stock-Based Award that provides for a Participant-elected exercise, effective as of the date of the Change in Control, by delivering notice of termination to each Participant at least twenty (20) days prior to the date of consummation of the Change in Control, in which case during the period from the date on which such notice of termination is delivered to the consummation of the Change in Control, each such Participant shall have the right to exercise in full all of such Participant’s Awards that are then outstanding (without

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regard to any limitations on exercisability otherwise contained in the Award Agreements), but any such exercise shall be contingent on the occurrence of the Change in Control, and, provided that, if the Change in Control does not take place within a specified period after giving such notice for any reason whatsoever, the notice and exercise pursuant thereto shall be null and void.

(d)Unless otherwise provided in an Award Agreement, if, within twelve (12) months following the date on which such Change in Control occurs, a Participant’s service, consulting relationship or employment with the Surviving Entity is terminated by the Surviving Entity pursuant to a Qualifying Termination, any outstanding Awards or substitute awards shall become immediately vested and exercisable, as applicable. Unless the applicable Award Agreement specifically provides for different treatment upon the circumstances described in this Section 10.1(d), Awards that vest based on performance shall be settled as follows: (i) if the Participant is terminated pursuant to a Qualifying Termination prior to the end of a performance period the Awards that vest based on performance shall vest at the target level of performance as set forth in the Award Agreement, and (ii) if the Participant is terminated pursuant to a Qualifying Termination following the performance period the Awards that vest based on performance shall vest based on the actual performance achieved, measured and calculated as of the date of the Change in Control.

(e)Notwithstanding any other provision herein to the contrary, the Committee may, in its sole discretion, provide for accelerated vesting or lapse of restrictions, of an Award at any time.

ARTICLE XI
TERMINATION OR AMENDMENT OF PLAN

Notwithstanding any other provision of this Plan, the Board or the Committee may at any time, and from time to time, amend, in whole or in part, any or all of the provisions of this Plan (including any amendment deemed necessary to ensure that the Company may comply with any Applicable Law), or suspend or terminate it entirely, retroactively or otherwise; provided, however, that, unless otherwise required by Applicable Law or specifically provided herein, the rights of a Participant with respect to Awards granted prior to such amendment, suspension, or termination may not be materially impaired without the consent of such Participant and, provided, further, that without the approval of the holders of the Shares entitled to vote in accordance with Applicable Law, no amendment may be made that would (a) increase the aggregate number of Shares that may be issued under this Plan (except by operation of Section 4.1); (b) change the classification of individuals eligible to receive Awards under this Plan; (c) reduce the exercise price of any Stock Option or Stock Appreciation Right; (d) grant any new Stock Option, Stock Appreciation Right, or other award in substitution for, or upon the cancellation of, any previously granted Stock Option or Stock Appreciation Right that has the effect of reducing the exercise price thereof; (e) exchange any Stock Option or Stock Appreciation Right for Common Stock, cash, or other consideration when the exercise price per Share under such Stock Option or Stock Appreciation Right exceeds the Fair Market Value of a Share; or (f) take any action that would be considered a “repricing” of a Stock Option or Stock Appreciation Right under the applicable listing standards of the national exchange on which the Common Stock is listed (if any). Notwithstanding anything herein to the contrary, the Board or the Committee may amend this Plan or any Award Agreement at any time without a Participant’s consent to comply with Applicable Law, including Section 409A of the Code. The Committee may amend the terms of any Award theretofore granted, prospectively or retroactively, but, subject to Article IV or as otherwise specifically provided herein, no such amendment or other action by the Committee shall materially impair the rights of any Participant without the Participant’s consent.

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ARTICLE XII
UNFUNDED STATUS OF PLAN

This Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payment as to which a Participant has a fixed and vested interest but which is not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any right that is greater than those of a general unsecured creditor of the Company.

ARTICLE XIII
GENERAL PROVISIONS

13.1Lock-Up; Legend. The Committee may require each person receiving Shares pursuant to a Stock Option or other Award under this Plan to represent to and agree with the Company in writing that the Participant is acquiring the Shares without a view to distribution thereof. The Company may, in connection with registering the offering of any Company securities under the Securities Act, prohibit Participants from, directly or indirectly, selling or otherwise transferring any Shares or other Company securities during any period determined by the underwriter or the Company. In addition to any legend required by this Plan, the certificates for such Shares may include any legend that the Committee deems appropriate to reflect any restrictions on transfer. All certificates for Shares delivered under this Plan shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Common Stock is then listed or any national securities exchange system upon whose system the Common Stock is then quoted, and any Applicable Law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions. If the Shares are held in book-entry form, then the book-entry will indicate any restrictions on such Shares.

13.2Other Plans. Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required, and such arrangements may be either generally applicable or applicable only in specific cases.

13.3No Right to Employment/Directorship/Consultancy. Neither this Plan nor the grant of any Award hereunder shall give any Participant or other employee, Consultant or Non-Employee Director any right with respect to continuance of employment, consultancy or directorship by the Company or any Affiliate, nor shall there be a limitation in any way on the right of the Company or any Affiliate by which an employee is employed or a Consultant or Non-Employee Director is retained to terminate such employment, consultancy, or directorship at any time.

13.4Withholding of Taxes. A Participant shall be required to pay to the Company or one of its Affiliates, as applicable, or make arrangements satisfactory to the Company regarding the payment of, any income tax, social insurance contribution or other applicable taxes that are required to be withheld in respect of an Award. The Committee may (but is not obligated to), in its sole discretion, permit or require a Participant to satisfy all or any portion of the applicable taxes that are required to be withheld with respect to an Award by (a) the delivery of Shares (which are not subject to any pledge or other security interest) that have been both held by the Participant and vested for at least six (6) months (or such other period as established from time to time by the Committee in order to avoid adverse accounting treatment under applicable accounting standards) having an aggregate Fair Market Value equal to such withholding liability (or portion thereof); (b) having the Company withhold from the Shares otherwise issuable or deliverable to, or that would otherwise be retained by, the Participant upon the grant,

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exercise, vesting, or settlement of the Award, as applicable, a number of Shares with an aggregate Fair Market Value equal to the amount of such maximum withholding liability; or (c) by any other means specified in the applicable Award Agreement or otherwise determined by the Committee.

13.5Fractional Shares. No fractional Shares shall be issued or delivered pursuant to this Plan. The Committee shall determine whether cash, additional Awards, or other securities or property shall be used or paid in lieu of fractional Shares or whether any fractional shares should be rounded, forfeited, or otherwise eliminated.

13.6No Assignment of Benefits. No Award or other benefit payable under this Plan shall, except as otherwise specifically provided in this Plan or under Applicable Law or permitted by the Committee, be transferable in any manner, and any attempt to transfer any such benefit shall be void, and any such benefit shall not in any manner be liable for or subject to the debts, contracts, liabilities, engagements, or torts of any person who shall be entitled to such benefit, nor shall it be subject to attachment or legal process for or against such person.

13.7Clawbacks. All awards, amounts, or benefits received or outstanding under this Plan will be subject to clawback, cancellation, recoupment, rescission, payback, reduction, or other similar action in accordance with any Company clawback or similar policy or any Applicable Law related to such actions. A Participant’s acceptance of an Award will constitute the Participant’s acknowledgement of and consent to the Company’s application, implementation, and enforcement of any applicable Company clawback or similar policy that may apply to the Participant, whether adopted before or after the Effective Date, and any Applicable Law relating to clawback, cancellation, recoupment, rescission, payback, or reduction of compensation, and the Participant’s agreement that the Company may take any actions that may be necessary to effectuate any such policy or Applicable Law, without further consideration or action.

13.8Listing and Other Conditions.

(a)Unless otherwise determined by the Committee, as long as the Common Stock is listed on a national securities exchange or system sponsored by a national securities association, the issuance of Shares pursuant to an Award shall be conditioned upon such Shares being listed on such exchange or system. The Company shall have no obligation to issue such Shares unless and until such Shares are so listed, and the right to exercise any Option or other Award with respect to such Shares shall be suspended until such listing has been effected.

(b)If at any time counsel to the Company advises the Company that any sale or delivery of Shares pursuant to an Award is or may in the circumstances be unlawful or result in the imposition of excise taxes on the Company under Applicable Law, the Company shall have no obligation to make such sale or delivery, or to make any application or to effect or to maintain any qualification or registration under the Securities Act or otherwise, with respect to Shares or Awards, and the right to exercise any Option or other Award shall be suspended until, based on the advice of said counsel, such sale or delivery shall be lawful or will not result in the imposition of excise taxes on the Company.

(c)Upon termination of any period of suspension under this Section 13.8, any Award affected by such suspension which shall not then have expired or terminated shall be reinstated as to all Shares available before such suspension and as to Shares which would otherwise have become available during the period of such suspension, but no such suspension shall extend the term of any Award.

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(d)A Participant shall be required to supply the Company with certificates, representations, and information that the Company requests and otherwise cooperate with the Company in obtaining any listing, registration, qualification, exemption, consent, or approval that the Company deems necessary or appropriate.

13.9Governing Law. This Plan and actions taken in connection herewith shall be governed and construed in accordance with the laws of the State of Texas, without reference to principles of conflict of laws.

13.10Construction. Wherever any words are used in this Plan in the masculine gender they shall be construed as though they were also used in the feminine gender in all cases where they would so apply, and wherever words are used herein in the singular form they shall be construed as though they were also used in the plural form in all cases where they would so apply.

13.11Other Benefits. No Award granted or paid out under this Plan shall be deemed compensation for purposes of computing benefits under any retirement plan of the Company or its Affiliates or affect any benefit or compensation under any other plan now or subsequently in effect under which the availability or amount of benefits is related to the level of compensation.

13.12Costs. The Company shall bear all expenses associated with administering this Plan, including expenses of issuing Shares pursuant to Awards hereunder.

13.13No Right to Same Benefits. The provisions of Awards need not be the same with respect to each Participant, and such Awards to individual Participants need not be the same in subsequent years.

13.14Death/Disability. The Committee may in its discretion require the transferee of a Participant to supply it with written notice of the Participant’s death or Disability and to supply it with a copy of the will (in the case of the Participant’s death) or such other evidence as the Committee deems necessary to establish the validity of the transfer of an Award. The Committee may also require the agreement of the transferee to be bound by all of the terms and conditions of this Plan.

13.15Section 16(b) of the Exchange Act. It is the intent of the Company that this Plan satisfy, and be interpreted in a manner that satisfies, the applicable requirements of Rule 16b-3 as promulgated under Section 16 of the Exchange Act so that Participants will be entitled to the benefit of Rule 16b-3, or any other rule promulgated under Section 16 of the Exchange Act, and will not be subject to short-swing liability under Section 16 of the Exchange Act. Accordingly, if the operation of any provision of this Plan would conflict with the intent expressed in this Section 13.15, such provision to the extent possible shall be interpreted and/or deemed amended so as to avoid such conflict.

13.16Deferral of Awards. The Committee may establish one or more programs under this Plan to permit selected Participants the opportunity to elect to defer receipt of consideration upon exercise of an Award, satisfaction of performance criteria, or other event that absent the election would entitle the Participant to payment or receipt of Shares or other consideration under an Award. The Committee may establish the election procedures, the timing of such elections, the mechanisms for payments of, and accrual of interest or other earnings, if any, on amounts, Shares or other consideration so deferred, and such other terms, conditions, rules, and procedures that the Committee deems advisable for the administration of any such deferral program.

13.17Section 409A of the Code. This Plan and Awards are intended to comply with or be exempt from the applicable requirements of Section 409A of the Code and shall be limited, construed, and interpreted in accordance with such intent. To the extent that any Award is subject to Section 409A of the Code, it shall be paid in

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a manner that will comply with Section 409A of the Code. Notwithstanding anything herein to the contrary, any provision in this Plan that is inconsistent with Section 409A of the Code shall be deemed to be amended to comply with or be exempt from Section 409A of the Code and, to the extent such provision cannot be amended to comply therewith or be exempt therefrom, such provision shall be null and void. The Company shall have no liability to a Participant, or any other party, if an Award that is intended to be exempt from, or compliant with, Section 409A of the Code is not so exempt or compliant or for any action taken by the Committee or the Company and, in the event that any amount or benefit under this Plan becomes subject to penalties under Section 409A of the Code, responsibility for payment of such penalties shall rest solely with the affected Participants and not with the Company. Notwithstanding any contrary provision in this Plan or Award Agreement, any payment(s) of “nonqualified deferred compensation” (within the meaning of Section 409A of the Code) that are otherwise required to be made under this Plan to a “specified employee” (as defined under Section 409A of the Code) as a result of such employee’s separation from service (other than a payment that is not subject to Section 409A of the Code) shall be delayed for the first six (6) months following such separation from service (or, if earlier, until the date of death of the specified employee) and shall instead be paid (in a manner set forth in the Award Agreement) upon expiration of such delay period.

13.18Data Privacy. As a condition of receipt of any Award, each Participant explicitly and unambiguously consents to the collection, use, and transfer, in electronic or other form, of personal data as described in this Section 13.18 by and among, as applicable, the Company and its Affiliates, for the exclusive purpose of implementing, administering, and managing this Plan and Awards and the Participant’s participation in this Plan. In furtherance of such implementation, administration, and management, the Company and its Affiliates may hold certain personal information about a Participant, including, but not limited to, the Participant’s name, home address, telephone number, date of birth, social security or insurance number or other identification number, salary, nationality, job title(s), information regarding any securities of the Company or any of its Affiliates, and details of all Awards (the “Data”). In addition to transferring the Data amongst themselves as necessary for the purpose of implementation, administration, and management of this Plan and Awards and the Participant’s participation in this Plan, the Company and its Affiliates may each transfer the Data to any third parties assisting the Company in the implementation, administration, and management of this Plan and Awards and the Participant’s participation in this Plan. Recipients of the Data may be located in the Participant’s country or elsewhere, and the Participant’s country and any given recipient’s country may have different data privacy laws and protections. By accepting an Award, each Participant authorizes such recipients to receive, possess, use, retain, and transfer the Data, in electronic or other form, for the purposes of assisting the Company in the implementation, administration, and management of this Plan and Awards and the Participant’s participation in this Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Company or the Participant may elect to deposit any shares of Common Stock. The Data related to a Participant will be held only as long as is necessary to implement, administer, and manage this Plan and Awards and the Participant’s participation in this Plan. A Participant may, at any time, view the Data held by the Company with respect to such Participant, request additional information about the storage and processing of the Data with respect to such Participant, recommend any necessary corrections to the Data with respect to the Participant, or refuse or withdraw the consents herein in writing, in any case without cost, by contacting his or her local human resources representative. The Company may cancel the Participant’s eligibility to participate in this Plan, and in the Committee’s discretion, the Participant may forfeit any outstanding Awards if the Participant refuses or withdraws the consents described herein. For more information on the consequences of refusal to consent or withdrawal of consent, Participants may contact their local human resources representative.

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13.19Successor and Assigns. This Plan shall be binding on all successors and permitted assigns of a Participant, including, without limitation, the estate of such Participant and the executor, administrator, or trustee of such estate.

13.20Severability of Provisions. If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and this Plan shall be construed and enforced as if such provisions had not been included.

13.21Headings and Captions. The headings and captions herein are provided for reference and convenience only, shall not be considered part of this Plan, and shall not be employed in the construction of this Plan.

ARTICLE XIV
EFFECTIVE DATE OF PLAN

This Plan shall become effective on June 14, 2023, which is the date of its adoption by the stockholders of the Company in accordance with the requirements of the laws of the State of Texas. If this Plan is not approved by the Company’s stockholders, this Plan will not become effective and no Awards will be granted under this Plan and the Prior Plans will continue in full force and effect in accordance with its terms.

ARTICLE XV
TERM OF PLAN

No Award shall be granted pursuant to this Plan on or after the tenth (10th) anniversary of the earlier of the date that this Plan is adopted or the date of stockholder approval, but Awards granted prior to such tenth (10th) anniversary may extend beyond that date.

*     *     *     *     *

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Annex C

Non-GAAP Financial Measures

Certain financial information included in this proxy statement are not measures of financial performance recognized by accounting principles generally accepted in the United States (“GAAP”), including “Adjusted EBITDA,” “Free Cash Flow” and “Net Debt.” Such measures may not be viewed as a substitute for results determined in accordance with GAAP and are not necessarily comparable to non-GAAP performance measures which may be reported by other companies.

We define “Adjusted EBITDA” as net income (loss) plus income tax expense (benefit), net interest expense, and depreciation, depletion, amortization and accretion, excluding the unrealized commodity derivative gain or loss, and the effects of derivative premium payments, allowance for credit losses, write-off of debt issuance costs, non-cash incentive compensation, non-recurring IT transition costs, release of restricted funds, non-ARO plugging and abandonment costs, and other miscellaneous costs that are appropriate adjustments to reflect normalized results. Company management believes this presentation is relevant and useful because it helps investors understand our operating performance and makes it easier to compare its results with those of other companies that have different financing, capital and tax structures. Adjusted EBITDA should not be considered in isolation from or as a substitute for net income, as an indication of operating performance or cash flows from operating activities or as a measure of liquidity. Adjusted EBITDA, as we calculate it, may not be comparable to Adjusted EBITDA measures reported by other companies. In addition, Adjusted EBITDA does not represent funds available for discretionary use.

We define Free Cash Flow as Adjusted EBITDA (defined above), less capital expenditures, asset retirement obligations and net interest expense (all on an accrual basis). For this purpose, our definition of capital expenditures includes costs incurred related to oil and natural gas properties (such as drilling and infrastructure costs and the lease maintenance costs) and equipment, furniture and fixtures, but excludes acquisition costs of oil and gas properties from third parties that are not included in the our capital expenditures guidance provided to investors. Company management believes that Free Cash Flow is an important financial performance measure for use in evaluating the performance and efficiency of its current operating activities after the impact of accrued capital expenditures, asset retirement obligations and net interest expense and without being impacted by items such as changes associated with working capital, which can vary substantially from one period to another. There is no commonly accepted definition of Free Cash Flow within the industry. Accordingly, Free Cash Flow, as defined and calculated by the Company, may not be comparable to Free Cash Flow or other similarly named non-GAAP measures reported by other companies. While we include net interest expense in the calculation of Free Cash Flow, other mandatory debt service requirements of future payments of principal at maturity (if such debt is not

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refinanced) are excluded from the calculation of Free Cash Flow. These and other non-discretionary expenditures that are not deducted from Free Cash Flow would reduce cash available for other uses.

We define Net Debt as total debt (current and long-term portions), less cash and cash equivalents. Management uses Net Debt to evaluate the Company’s financial position, including its ability to service its debt obligations.

The following tables present (i) a reconciliation of the our net (loss) income, a GAAP measure, to Adjusted EBITDA and (ii) a reconciliation of net cash provided by operating activities, a GAAP measure, to Free Cash Flow.

Net Income	$231,149
Interest expense, net	69,441
Income tax expense	53,660
Depreciation, depletion, amortization and accretion	133,630
Unrealized commodity derivative (gain) loss and effect of derivative premiums, net	45,475
Allowance for credit losses	(76)
Write-off debt issue costs	—
Non-cash incentive compensation	7,922
Non-recurring costs related to IT services transition	8,237
Release of restricted funds	—
Non-ARO P&A costs	18,402
Other	(4,104)
Adjusted EBITDA	$563,736

Net cash provided by operating activities	$339,530
Allowance for credit losses	(76)
Litigation and other contingent loss	(4,104)
Amortization of debt issue costs and other items	(7,551)
Non-recurring costs related to IT services transition	8,237
Current tax benefit	8,476
Changes in derivatives receivable (payable)	47,933
Non-ARO P&A costs	18,402
Changes in operating assets and liabilities, excluding asset retirement obligation settlements	7,223
Investment in oil and natural gas properties and equipment	(41,632)
Free Cash Flow	$376,438

144	2023 Proxy Statement

Annex D

Form of Proxy Card

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. V14350-P94162 For Against Abstain W&T OFFSHORE, INC. ATTN: CORPORATE SECRETARY 5718 WESTHEIMER ROAD, SUITE 700 HOUSTON, TX 77057 1c. Mr. Tracy W. Krohn 1a. Ms. Virginia Boulet 1b. Mr. Daniel O. Conwill, IV 1d. Mr. B. Frank Stanley 3. To approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Proxy Statement pursuant to Item 402 of Regulation S-K. 4. To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accountants for the year ending December 31, 2023. 5. To amend the Company’s Articles of Incorporation to increase the Company’s authorized share capital. 6. To amend the Company’s Articles of Incorporation to eliminate supermajority voting requirements. 7. To amend the Company’s Articles of Incorporation to provide shareholders the ability to amend the Company’s Bylaws. 8. To amend the Company’s Articles of Incorporation to lower the ownership threshold required for shareholders to call a special shareholder meeting. 9. To amend the Company’s Articles of Incorporation to provide shareholders the ability to act via written consent. 10. To approve the W&T Offshore, Inc. 2023 Incentive Compensation Plan. 2. To approve, on an advisory basis, the frequency of future votes on compensation of the Company’s named executive officers, pursuant to Item 402 of Regulation S-K. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. 1. Election of Directors Nominees: W&T OFFSHORE, INC. The Board of Directors recommends you vote FOR the following: The Board of Directors recommends you vote FOR the following proposals: The Board of Directors recommends you vote for every 1 YEAR on the following proposal: For Withhold ! ! ! ! 1 Year 2 Years 3 Years Abstain ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! For Against Abstain VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on . Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/WTI2023 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on . Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. SCAN TO VIEW MATERIALS & VOTEw

W&T Offshore, Inc. | NYSE: WTI	145

V14351-P94162 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com. W&T OFFSHORE, INC. Annual Meeting of Shareholders 8:00 AM CDT This proxy is solicited by the Board of Directors The undersigned hereby appoints Tracy W. Krohn and Jonathan Curth, or either of them, as proxies, with full power of substitution, and hereby authorizes each of them to vote, as designated on the reverse side, all shares of Common Stock of W&T Offshore, Inc. held of record by the undersigned on at the Annual Meeting of Shareholders of W&T Offshore, Inc. on , and any adjournments or postponements thereof, with all the powers that the undersigned would possess if personally present. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED FOR ALL OF THE DIRECTOR NOMINEES NAMED ON THE REVERSE SIDE OF THIS PROXY, FOR EVERY 1 YEAR ON PROPOSAL 2, AND FOR PROPOSALS 3, 4, 5, 6, 7, 8, 9, AND 10. THE PROXIES NAMED ABOVE ARE HEREBY AUTHORIZED TO VOTE IN THEIR DISCRETION UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF. Continued and to be signe

146	2023 Proxy Statement